UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Under Rule 14a-12

CYRUSONE INC.
(Name of Registrant as Specified In Its Charter)
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To our Stockholders:
You are cordially invited to attend a special meeting of stockholders of CyrusOne Inc., a Maryland corporation (the “Company” or “CyrusOne”), on February 1, 2022 at 9:30 a.m., Central Time (10:30 a.m., Eastern Time), in a virtual-only meeting format.
On November 14, 2021, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Cavalry Parent L.P., a Delaware limited partnership (“Parent”), and Cavalry Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or (to the extent permitted by law) waiver of specified conditions, the acquisition of the Company by Parent at a price of $90.50 in cash, without interest, per share of common stock, par value $0.01 per share (“common stock”), of CyrusOne Inc. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). If the merger is consummated, you will be entitled to receive $90.50 in cash, without interest and less any applicable withholding taxes, in exchange for each share of common stock you own at the effective time of the merger.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.
The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement, (ii) declared that the merger is advisable and in the best interests of the Company and of stockholders of the Company on substantially the terms and conditions set forth in the merger agreement, (iii) directed that the merger be submitted for consideration at the special meeting and (iv) recommended that the stockholders of the Company approve the merger.
At the special meeting, you will be asked to consider and vote on (i) a proposal to approve the merger in accordance with the terms of the merger agreement, the merger agreement and the other transactions contemplated by the merger agreement (the “merger proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of CyrusOne in connection with the consummation of the merger (the “advisory compensation proposal”) and (iii) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”). The Board recommends you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Your vote is important. Whether or not you plan to attend the virtual special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by submitting your proxy in advance of the virtual special meeting by internet, telephone or mail.
After reading the accompanying proxy statement, please authorize a proxy to vote your shares of common stock by internet or telephonically as described in the accompanying proxy statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card or vote your shares by attending and voting at the virtual special meeting. Instructions regarding the methods of authorizing your proxy are provided on the proxy card. If you hold common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your common stock. If you have any questions or need assistance voting, please contact our proxy solicitor, Okapi Partners, toll-free at 855-305-0857.

On behalf of the Board, thank you for your continued support.
By Order of the Board of Directors
Sincerely,
Lynn A. Wentworth
Chair of the Board
December 30, 2021
The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated December 30, 2021 and is first being mailed to CyrusOne stockholders on or about December 31, 2021.

2850 N. Harwood St., Suite 2200
Dallas, TX 75201
To our stockholders:
You are cordially invited to attend a special meeting of stockholders of CyrusOne Inc., a Maryland corporation, to be held on February 1, 2022 at 9:30 a.m., Central Time (10:30 a.m., Eastern Time), in a virtual-only meeting format. To access the virtual meeting, stockholders should visit https://meetnow.global/MTUZUCT. The special meeting is being held for the purpose of acting on the following matters:
Items of Business:
1.
To consider and vote on a proposal to approve the merger (the “merger”) of Cavalry Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), with and into CyrusOne Inc., a Maryland corporation (the “Company” or “CyrusOne”), with the Company surviving the merger, in accordance with the terms of the Agreement and Plan of Merger, dated as of November 14, 2021 (the “merger agreement”), by and among Cavalry Parent L.P., a Delaware limited partnership (“Parent”), Merger Sub and the Company, the merger agreement and the other transactions contemplated by the merger agreement, which proposal we refer to as the “merger proposal”.

2.
To consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, which proposal we refer to as the “advisory compensation proposal”.

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal, which proposal we refer to as the “adjournment proposal”.

Record Date:	Only CyrusOne stockholders of record at the close of business on December 23, 2021 — the record date for the special meeting — will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.
General:	The merger proposal must be approved by the affirmative vote of the holders of common stock entitled to cast a majority of all the votes entitled to be cast on the matter. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock or vote at the virtual special meeting, fail to instruct your broker on how to vote, or abstain from the merger proposal, it will have the same effect as a vote against the merger proposal. Accordingly, your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the virtual special meeting, we request that you vote your shares of common stock by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or following the voting instructions on the enclosed proxy card to vote by telephone or through the internet. If you attend the virtual special meeting and you are a CyrusOne stockholder of record at the close of business on the record date, you may continue to have your shares of common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of common stock at the virtual special meeting. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the virtual special meeting and will have the same effect as a vote “AGAINST” the merger proposal.
The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock or vote at the virtual special meeting, or fail to instruct your broker on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.
Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.
For more information concerning the virtual special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.
As permitted by Maryland law, our charter provides that holders of common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of their shares in connection with a merger unless the board of directors of the Company (the “Board”), upon the affirmative vote of a majority of the Board, determines that such rights apply. The Board has made no such determination. In addition, because shares of our common stock are listed on the NASDAQ Global Select Market as of the record date for determining stockholders entitled to vote at the special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the Maryland General Corporation Law in connection with the merger.
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement, (ii) declared that the merger is advisable and in the best interests of the Company and of stockholders of the Company on substantially the terms and conditions set forth in the merger agreement, (iii) directed that the merger be submitted for consideration at the special meeting and (iv) recommended that the stockholders of the Company approve the merger.
Accordingly, the Board recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Whether or not you plan to attend the virtual special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the virtual special meeting by internet, telephone or mail.
By Order of the Board of Directors
Sincerely,
Robert M. Jackson
Executive Vice President, General Counsel and Secretary

i

ii

Annex A Agreement and Plan of Merger, dated as of November 14, 2021, by and among Cavalry Parent L.P., Cavalry Merger Sub LLC and CyrusOne Inc.	A-1
Annex B Opinion of Morgan Stanley & Co. LLC, dated November 14, 2021	B-1

iii

CYRUSONE INC.
2850 N. Harwood Street, Suite 2200
Dallas, Texas 75201

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 1, 2022

PROXY STATEMENT
This proxy statement contains information relating to a special meeting of stockholders of CyrusOne Inc., a Maryland corporation (“CyrusOne”, the “Company”, “we”, “us” or “our”). All references to “Parent” refer to Cavalry Parent L.P., a Delaware limited partnership; all references to “Merger Sub” refer to Cavalry Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent; all references to “KKR” refer to Kohlberg Kravis Roberts & Co. L.P.; all references to the “KKR Funds” refer collectively to certain controlled investment vehicles through which KKR carries out its investment activities; all references to “GIP” refer to Global Infrastructure Management, LLC; and all references to the “GIP Funds” refer collectively to certain controlled investment vehicles through which GIP carries out its investment activities.
The special meeting will be held on February 1, 2022 at 9:30 a.m., Central Time (10:30 a.m., Eastern Time), in a virtual-only meeting format. We are furnishing this proxy statement to holders (“CyrusOne stockholders”) of common stock, par value $0.01 per share, of the Company (“common stock”) as part of the solicitation of proxies by the Company’s board of directors (the “Board”), for exercise at the special meeting and at any postponements or adjournments thereof. This proxy statement is dated December 30, 2021 and is first being mailed to CyrusOne stockholders on or about December 31, 2021.

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement attached as Annex A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 97.
The Parties
(page 22)
CyrusOne Inc.
The Company is a fully integrated, self-managed data center real estate investment trust (“REIT”) that owns, operates and develops enterprise-class, carrier-neutral, multi-tenant and single-tenant data center properties. The Company’s data centers are generally purpose-built facilities with redundant power and cooling. They are not network specific and enable customer connectivity to a range of telecommunication carriers. The Company provides mission-critical data center real estate assets that protect and ensure the continued operation of information technology infrastructure for approximately 1,000 customers in more than 50 high-performance data centers in 16 markets world-wide (11 cities in the U.S.; London, U.K.; Frankfurt, Germany; Amsterdam, The Netherlands; Dublin, The Republic of Ireland and Paris, France). The Company’s principal executive offices are located at 2850 N. Harwood, Suite 2200, Dallas, Texas 75201 and our telephone number is (972) 350-0060. Shares of the Company’s common stock are listed on the NASDAQ Global Select Market under the trading symbol “CONE”.
Parent
Parent is a Delaware limited partnership that will be controlled by funds affiliated with KKR and GIP that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon the consummation of the transactions contemplated by the merger agreement and related agreements, the Company will be a wholly owned subsidiary of Parent.
The principal executive offices of Parent are c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001 with a telephone number of (877) 610-4910 and c/o Global Infrastructure Management, LLC, 1345 Avenue of the Americas, 30th Floor, New York, NY 10105 with a telephone number of (212) 315-8100.
Merger Sub
Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon the consummation of the merger, Merger Sub will merge with and into the Company, and Merger Sub will cease to exist.
The principal executive offices of Merger Sub are c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001 with a telephone number of (877) 610-4910 and c/o Global Infrastructure Management, LLC, 1345 Avenue of the Americas, 30th Floor, New York, NY 10105 with a telephone number of (212) 315-8100.

The Merger
(page 31)
On November 14, 2021, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Parent and Merger Sub, providing for, subject to the satisfaction or (to the extent permitted by law) waiver of specified conditions, the acquisition of the Company by Parent at a price of $90.50 in cash, without interest, per share of common stock (the “merger consideration”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). A copy of the merger agreement is included as Annex A to this proxy statement.
If the merger is consummated, each share of common stock issued and outstanding immediately prior to the time the merger is consummated (the “effective time”) will be converted into the right to receive $90.50 in cash, without interest and less any applicable withholding taxes, other than shares of common stock held by (i) Parent or Merger Sub immediately prior to the effective time, which will be automatically canceled, and no payment will be made with respect therefor and (ii) any subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the effective time, which will be, at the election of Parent, either (a) converted into shares of common stock of the surviving corporation or (b) canceled, and no payment will be made with respect therefor (collectively, “excluded shares”).
If the merger is consummated, Parent shall use its reasonable best efforts to cause the common stock to be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable following the effective time, and, accordingly, the common stock will no longer be publicly traded.
The Special Meeting
(page 24)
The special meeting of stockholders of the Company will be held on February 1, 2022 at 9:30 a.m., Central Time (10:30 a.m., Eastern Time), in a virtual-only meeting format. To access the virtual special meeting, you should visit https://meetnow.global/MTUZUCT. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a CyrusOne stockholder as of the record date. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of common stock.
Stockholders Entitled to Vote; Vote Required to Approve the Merger Proposal
(page 24 and page 25)
Only CyrusOne stockholders of record at the close of business on December 23, 2021 — the record date for the special meeting — will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were 129,555,316 shares of common stock outstanding and entitled to vote. Each CyrusOne stockholder is entitled to one vote per share of common stock held by such CyrusOne stockholder on the record date on each of the proposals presented in this proxy statement.
The approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter (the “Company stockholder approval”). Under Maryland law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Approval of the advisory compensation proposal and the adjournment proposal is not a condition to the consummation of the merger. Note that you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Background of the Merger
(page 31)
A description of the process we undertook that led to the proposed merger, including our discussions with KKR and GIP, is included in this proxy statement under “The Merger — Background of the Merger”.

Recommendation of the Board
(page 41)
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement, (ii) declared that the merger is advisable and in the best interests of the Company and of stockholders of the Company on substantially the terms and conditions set forth in the merger agreement, (iii) directed that the merger be submitted for consideration at the special meeting and (iv) recommended that the stockholders of the Company approve the merger. Accordingly, the Board recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger proposal, please see the section of this proxy statement entitled “The Merger — Reasons for the Merger” beginning on page 41.
Opinion of the Company’s Financial Advisor
(page 48)
Morgan Stanley was retained by the Company to act as its financial advisor in connection with a review of the Company’s strategic alternatives, including a potential sale of the Company. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. As part of this engagement, the Board requested that Morgan Stanley evaluate the fairness from a financial point of view of the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement. On November 14, 2021, Morgan Stanley rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 14, 2021, and that is attached to this proxy statement as Annex B, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of common stock.
The full text of the written opinion of Morgan Stanley, dated November 14, 2021, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. CyrusOne stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view to the holders of shares of common stock of the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute an opinion or recommendation as to how any CyrusOne stockholder should vote at the special meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.
For a description of the opinion that the Board received from Morgan Stanley, and for additional information, see the section entitled “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 48.
Certain Effects of the Merger
(page 56)
If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a direct, wholly owned subsidiary of Parent.

If the merger is consummated, Parent shall use its reasonable best efforts to cause the common stock to be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, the common stock will no longer be publicly traded.
Effects on the Company if the Merger Is Not Consummated
(page 56)
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, CyrusOne stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the common stock will continue to be listed and traded on the NASDAQ Global Select Market, the common stock will continue to be registered under the Exchange Act and CyrusOne stockholders will continue to own their shares of common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.
Treatment of Company Equity Awards
(page 72)
As of the effective time:
•
each option to purchase shares of common stock (each, a “Company stock option”) outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, less the exercise price, multiplied by the number of shares subject to such Company stock option, but any Company stock option with an exercise price that is equal to or greater than the merger consideration will be canceled for no consideration;

•
each award of shares of common stock subject to forfeiture conditions (each, a “Company restricted share award”) outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of shares subject to such Company restricted share award, with the number of such shares subject to such Company restricted share award determined assuming the maximum level of achievement of any applicable performance criteria;

•
each restricted stock unit with respect to shares of common stock (each, a “Company RSU”) outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of shares subject to such Company RSU, plus the amount of any accrued but unpaid dividend equivalents, with the number of shares subject to such Company RSU determined assuming the maximum level of achievement of any applicable performance criteria; and

•
each class of partnership units of the Company Operating Partnership designated as “LTIP units” (each, an “LTIP unit award” and, collectively with the Company stock options, Company restricted share awards, and Company RSUs, the “Company equity awards”) outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of LTIP units subject to such LTIP unit award, plus the amount of any declared but unpaid distributions, with the number of LTIP units subject to such LTIP unit award determined assuming the maximum level of achievement of any applicable performance criteria.

With respect to Company equity awards granted prior to the date of the merger agreement or granted at any time to non-employee directors, the consideration described above will become vested and payable at the effective time, subject to any applicable withholding tax. With respect to Company equity awards granted following the date of the merger agreement (other than those granted to non-employee directors), the consideration described above will remain subject to any time-vesting criteria that applied to the applicable Company equity award, including with respect to any accelerated vesting terms upon a qualifying termination of employment. For company equity awards subject to performance criteria, the maximum level of performance is 200% or 300% of target performance, as applicable.
See “The Merger Agreement — Treatment of Company Equity Awards” beginning on page 72.

Treatment of Interests in the Company Operating Partnership
(page 72)
Prior to the closing of the merger, CyrusOne LP, a Maryland limited partnership (the “Company Operating Partnership”), will redeem all issued and outstanding equity interests in the Company Operating Partnership other than partnership units held by the Company, CyrusOne GP, a Maryland statutory trust (“the Company General Partner”), or CyrusOne Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Company Holdings LLC”), and any LTIP units outstanding, which will be converted at the effective time as described above in “Treatment of Company Equity Awards”, in accordance with the limited partnership agreement of the Company Operating Partnership such that, immediately prior to the effective time, the Company Operating Partnership is a direct or indirect wholly owned subsidiary of the Company (but for any LTIP units outstanding).
Treatment of Employee Stock Purchase Plan
(page 72)
Following the date of the merger agreement: (i) with respect to any outstanding “Purchase Period(s)” (as defined in the CyrusOne 2014 Employee Stock Purchase Plan (the “Company ESPP”)) under the Company ESPP as of such date, no participant can increase the percentage amount of his or her payroll deduction election in effect for such Purchase Period(s) and no new participants can participate in such Purchase Period(s); (ii) no new Purchase Period will commence under the Company ESPP on or after such date; (iii) any Purchase Period under the Company ESPP that does not end prior to the effective time will terminate and a “Purchase Date” (as such term is defined in the Company ESPP) will occur immediately prior to the effective time with respect to such Purchase Period, in which case any shares of common stock purchased pursuant to such Purchase Period will be treated the same as all other shares of common stock in the merger; and (iv) immediately prior to, and subject to the occurrence of the effective time, the Company ESPP will terminate.
Interests of the Company’s Directors and Executive Officers in the Merger
(page 59)
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of and considered these interests in reaching the determination to approve the execution, delivery and performance by the Company of the merger agreement and recommend that CyrusOne stockholders approve the merger proposal. These interests may include:
•
the treatment of Company equity awards provided for under the merger agreement (as described below in “The Merger — Treatment of Company Equity Awards”);

•
severance and other benefits in the case of certain qualifying terminations under the terms of an individual employment or severance agreement;

•
cash-based deal retention bonuses under a program established for the benefit of certain Company employees, including executive officers;

•
each participant (including each executive officer) in the Company’s annual bonus plan will be eligible for a pro-rated annual bonus for the year in which the effective time occurs if such participant is terminated prior to the date such bonuses are earned and he or she otherwise qualifies for severance; and

•
continued indemnification and insurance coverage under the merger agreement, the Company’s organizational documents and indemnification agreements the Company has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement.

Security Ownership of Directors and Executive Officers
(page 92)
As of December 23, 2021, the directors and executive officers of the Company beneficially owned in the aggregate 461,973 shares of common stock, or approximately 0.4% of the outstanding shares of common stock as of December 23, 2021. We currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.
Financing of the Merger
(page 57)
The merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the merger consideration with committed equity financing and debt financing, as described below.
The KKR Funds and the GIP Funds have committed to contribute, or cause to be contributed, to Parent an aggregate amount in cash equal to $7,047,217,376 (the “equity commitment”), subject to the terms and conditions set forth in the equity commitment letters provided by such funds to Parent, dated as of November 14, 2021 (the “equity commitment letters”), which will be used by Parent, together with the debt financing described below, solely to fund each such fund’s pro rata share of (i) the cash payments required under the merger agreement to be made by Parent in connection with the closing of the merger (the “closing obligations”) and (ii) the payment of Parent’s then-due fees and expenses related to the consummation of the transactions contemplated by the merger agreement (the “expense obligations” and, together with the closing obligations, the “obligations”). The equity commitment shall be reduced on a pro rata basis solely in the event Parent does not require all of the funds contemplated by the equity commitment to satisfy the obligations in full at the closing of the merger.
Additionally, Barclays Bank PLC (acting through such of its affiliates or branches as it deems appropriate, “Barclays”), Goldman Sachs Bank USA (acting through such of its affiliates or branches as it deems appropriate, “GS”), Wells Fargo Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate, “Wells”) and Citigroup Global Markets Inc. (acting through such of its affiliates or branches as it deems appropriate, “Citi” and, together with Barclays, GS, Wells and any additional commitment party joining the committed debt financing, the “debt financing sources”) have committed to provide Parent, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter (as defined below), debt financing in an aggregate amount of $12.0 billion, consisting of a U.S. short tenor loan facility in an aggregate principal amount of up to $4.0 billion, a U.S. balance sheet loan facility in an aggregate principal amount of up to $5.0 billion, an EU balance sheet loan facility in an aggregate principal amount of up to $1.5 billion in euros and a U.S. revolving loan facility in an aggregate principal amount of up to $1.5 billion (collectively, the “credit facilities”), which credit facilities may be used to consummate the merger, refinance existing debt, establish any required reserves under the applicable credit facilities and pay related fees, costs and expenses, to the extent that Parent does not obtain alternative financing, in lieu of such credit facilities, at or prior to the closing of the merger.
Guarantees
(see page 58)
Subject to the terms and conditions set forth in the limited guarantees made by the KKR Funds and the GIP Funds in favor of the Company, dated as of November 14, 2021 (the “guarantees”), the KKR Funds and the GIP Funds have guaranteed certain payment obligations of Parent under the merger agreement, subject to an aggregate cap of $409,250,000 for the KKR Funds and an aggregate cap of $409,250,000 for the GIP Funds, for payment of (i) the parent termination fee, (ii) reasonable and documented costs and expenses of the Company in connection with the successful enforcement of Parent’s payment obligations under clause (i) above and (iii) certain reasonable expense reimbursement and indemnification obligations of Parent to the Company pursuant to the merger agreement (collectively, the “guaranteed obligations”).
Conditions of the Merger
(page 87)
Each party’s obligation to consummate the merger is subject to the satisfaction or (to the extent permitted by law) waiver, on or prior to the closing date of the merger (the “closing date”), of the following conditions:

•
no order, judgment, injunction, ruling, award, writ or decree of any governmental authority enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law in the United States or certain applicable jurisdictions shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger;

•
the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) as well as any timing agreement entered into in accordance with the terms of the merger agreement with any governmental authorities having jurisdiction with respect to the transactions contemplated by the merger agreement pursuant to applicable antitrust laws shall have expired or otherwise terminated and certain other consents, approvals or other clearances shall have been obtained;

•
the receipt of the Company stockholder approval;

•
subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party; and

•
performance in all material respects by the other party of its obligations under the merger agreement.

In addition, Parent’s and Merger Sub’s obligation to consummate the merger is also subject to receipt by the Company of an opinion from Cravath, Swaine & Moore LLP or other nationally recognized REIT counsel to the Company which concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its subsidiaries in a tax representation letter provided by the Company) that, commencing with the Company’s taxable year ended December 31, 2013 and until the effective time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT.
The consummation of the merger and the other transactions contemplated by the merger agreement is not conditioned upon Parent’s receipt of financing.
Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Regulatory Approvals in Connection with the Merger
(page 68)
The consummation of the merger is subject to review under the HSR Act. As described above in the section entitled “Conditions of the Merger”, the obligations of the parties to effect the merger are subject to, among other things, the waiting period (and any extension thereof) applicable to the merger under the HSR Act having been terminated or expired and the receipt of certain other regulatory approvals (as defined under the section entitled “The Merger — Regulatory Approvals in Connection with the Merger”). Both the Company and Parent filed their respective Notification and Report Forms with the FTC and the Antitrust Division of the DOJ on November 29, 2021. The waiting period applicable to the consummation of the merger under the HSR Act expired on December 29, 2021.
The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the closing conditions to be satisfied as promptly as reasonably practicable and to take certain actions to resolve objections under any applicable laws. In addition, to the extent necessary and advisable to obtain the required regulatory approvals, Parent has agreed to (i) execute settlements, undertakings, consent decrees, stipulations, public law contracts or other agreements with any governmental authority or any other person, group or entity, (ii) sell, divest or otherwise convey or hold separate particular assets or categories of assets or businesses of Parent and its subsidiaries, (iii) agree to sell, divest or otherwise convey or hold separate particular assets or categories of assets or businesses of the Company and its subsidiaries contemporaneously with or subsequent to the effective time, (iv) permit the Company to sell, divest or otherwise convey or hold separate particular assets or categories of assets or businesses of the Company or any of its subsidiaries prior to the effective time, (v) terminate existing contractual rights or relationships of the Company or Parent or their respective subsidiaries, (vi) terminate any joint venture or other arrangement, (vii) create any relationship, contractual right or obligation of the Company or Parent or their respective subsidiaries or (viii) effectuate any other change or restructuring of the Company or Parent or their respective subsidiaries. Parent is not, however, required to take such actions if they would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined under the section entitled “The Merger — Material Adverse Effect”).
No Solicitation
(page 79)
The merger agreement generally restricts the Company’s ability to directly or indirectly solicit takeover proposals (as defined below under “The Merger Agreement — No Solicitation”) from third parties (including by furnishing non-public information), to participate in discussions or negotiations with third parties regarding any takeover proposal, to enter into agreements providing for or relating to any takeover proposal or to approve or recommend any takeover proposals. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal upon the Board’s (or an authorized Board committee’s) determination in good faith, after consultation with financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below under “The Merger Agreement — No Solicitation”).
Termination
(page 88)
The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the parties to the merger agreement.
Termination by either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions contemplated thereby at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the merger is not consummated by May 14, 2022 (the “outside date”), except (i) that if the marketing period has commenced but the effective time has not yet occurred, then the outside date shall automatically be extended to the date that is five business days following the then-scheduled end date of the marketing period (as described under “The Merger Agreement — Financing”) and (ii) that, if on the outside date any of the conditions set forth under the first (to the extent relating to a restraint in respect of any antitrust law or foreign investment law) and second bullet periods under “Conditions of the Merger” above are not satisfied but all other closing conditions have been satisfied or waived, then the outside date shall be automatically extended to November 14, 2022; provided, that this right to terminate the merger agreement shall not be available to any party if the failure of such party to perform or comply in any material respect with any of its obligations under the merger agreement has been the principal cause of the failure of the merger to be consummated on or before such date;

•
the condition set forth in the first bullet point under “Conditions of the Merger” above is not satisfied and the legal restraint giving rise to such non-satisfaction has become final and non-appealable, provided that the party seeking to terminate the merger agreement has complied with its obligations in all material respects to prevent the entry of and to remove such restraint; or

•
the Company stockholder approval is not obtained at the special meeting (including adjournments or postponements thereof).

Termination by Parent
Parent may also terminate the merger agreement and abandon the transactions contemplated thereby by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:

•
the Company shall have breached any of its representations or warranties or failed to perform or comply with any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform or comply (A) would give rise to the failure of the conditions set forth in the first and second bullet points under “Conditions of the Merger” above and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) 30 calendar days following receipt by the Company of written notice from Parent of such breach or failure to perform or comply and (y) the outside date, provided that Parent or Merger Sub is not then in material breach of any of their representations, warranties, obligations or agreements under the merger agreement; or

•
(A) the Board or a committee thereof shall have made an adverse recommendation change (as defined under the section entitled “The Merger Agreement — Change in Board Recommendation”), (B) the Board shall have failed to publicly recommend against any tender offer or exchange offer that constitutes a takeover proposal within ten business days or (C) the Board shall have failed to publicly reaffirm its recommendation to approve the merger within ten business days after receipt of a written request by Parent to provide such reaffirmation in response to a takeover proposal that has been publicly announced (or if the special meeting is scheduled to be held within ten business days of such request, promptly and in any event prior to the date of the special meeting).

Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions contemplated thereby by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:
•
Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform or comply with any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform or comply (A) would give rise to the failure of the conditions set forth in the first and second bullet points under “Conditions of the Merger” above and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) 30 calendar days following receipt by Parent of written notice from the Company of such breach or failure to perform or comply and (y) the outside date, provided that the Company is then not in material breach of any of its representations, warranties, obligations or agreements under the merger agreement;

•
prior to the receipt of the Company stockholder approval, in order to accept a superior proposal, which did not result, directly or indirectly, from a breach of the terms of the merger agreement with respect to no solicitation and the simultaneous execution of a company acquisition agreement (as defined below), and the Company pays or causes to be paid the applicable termination fee discussed in the section of this proxy statement entitled “The Merger Agreement — Termination Fees” beginning on page 89; or

•
(A) all of the closing conditions of Parent and Merger Sub have been satisfied or waived and the marketing period has ended, (B) the Company has confirmed by written notice that (1) all of the closing conditions of the Company have been satisfied or waived, (2) the merger is required to be consummated and (3) that the Company is ready, willing and able to consummate the merger and (C) Parent and Merger Sub fail to consummate the merger within three business days after the later of (x) receipt by Parent of the notice referred to in clause (B) and (y) the date the merger was required to be consummated.

Termination Fees
(page 89)
Termination Fee Payable by the Company
The Company has agreed to pay Parent a termination fee of $319.5 million, which we refer to as the “company termination fee”, if:
•
Parent terminates the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”;

•
the Company terminates the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company”; or

•
all of the following requirements are satisfied:

•
the Company or Parent terminates the merger agreement pursuant to the provisions described in the first or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”; and

•
(1) at the time of termination the Company shall not have been entitled to terminate the merger agreement pursuant to the provision described in the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company”, (2) a bona fide takeover proposal shall have been received by the Company or any person shall have publicly announced, publicly disclosed or otherwise publicly communicated an intention to make a takeover proposal (and, in the case of a termination pursuant to the provision described in the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either the Company or Parent” such takeover proposal intention shall have been made prior to the special meeting and not publicly withdrawn at least three business days prior to the special meeting) and (3) within 12 months after a termination referred to in the immediately preceding sub-bullet point the Company enters into a definitive agreement providing for the consummation of any takeover proposal or consummates any takeover proposal (with, for purposes of this clause (3), the references to “20%” in the definition of “takeover proposal” being deemed to be references to “50%”).

Termination Fee Payable by Parent
Parent has agreed to pay the Company a termination fee of $813.5 million, which we refer to as the “parent termination fee”, if the Company terminates the merger agreement pursuant to the provisions described in the first or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company” or in the event that Parent terminates the merger agreement pursuant to the provision described in the first bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either the Company or Parent” and the Company was then entitled to terminate the merger agreement pursuant to the provisions described in the first or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company”.
No Dissenters’ Rights of Appraisal
(page 59)
As permitted under Maryland law, our charter provides that holders of common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of their shares in connection with a merger unless the Board, upon the affirmative vote of a majority of the Board, determines that such rights apply. The Board has made no such determination. In addition, because shares of our common stock are listed on the NASDAQ Global Select Market as of the record date for determining stockholders entitled to vote at the special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the Maryland General Corporation Law in connection with the merger.
Material U.S. Federal Income Tax Consequences of the Merger
(page 65)
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a holder of common stock who is a U.S. holder (as defined below in the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of common stock converted into cash in the merger. If you are a holder of common stock who is a non-U.S. holder (as defined below in the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be taxable to you under U.S. federal income tax laws unless you have certain connections to the United States or we are a USRPHC (as defined below in the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) and certain other conditions are met.
You should read the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for a more complete discussion of the material U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Current Price of Common Stock
(page 94)
On December 27, 2021, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of common stock on the NASDAQ Global Select Market was $89.99. You are encouraged to obtain current market quotations for shares of common stock in connection with voting your common stock.
Additional Information
(page 97)
You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:
Why am I receiving this proxy statement?

A:
On November 14, 2021, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned, direct subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger proposal and the other matters to be voted on at the special meeting described below under “— What proposals will be considered at the special meeting?”
Q:
As a holder of common stock, what will I receive in the merger?

A:
If the merger is consummated, you will be entitled to receive $90.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own immediately prior to the effective time.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Q:
Will I receive any regular quarterly dividends with respect to the shares of common stock that I own?

A:
On October 27, 2021, the Company declared a regular quarterly dividend of $0.52 per share of common stock for the quarter ended December 31, 2021, which will be paid on January 7, 2022 to CyrusOne stockholders of record at the close of business on January 3, 2022. Pursuant to the terms of the merger agreement, during the pendency of the merger, the Company is permitted to pay regular quarterly dividends, at a quarterly rate not to exceed $0.52 per share of common stock, to CyrusOne stockholders. Dividends are declared and paid at the discretion of the Board. The Board may change the Company’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

The Company is also permitted to authorize, declare and pay any special dividends to CyrusOne stockholders during the term of the merger agreement that, in the reasonable discretion of the Board, on the advice of legal counsel, are necessary or advisable to maintain our status as a REIT or to avoid the payment of income or excise tax or to preserve the tax status of any subsidiary (with any such special dividend resulting in a corresponding decrease to the merger consideration).
For more information, please see the section of this proxy statement entitled “The Merger — Dividends” beginning on page 67.
Q:
What will happen to outstanding Company equity awards in the merger?

A:
As of the effective time:

•
each Company stock option outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, less the exercise price, multiplied by the number of shares subject to such Company stock option, but any Company stock option with an exercise price that is equal to or greater than the merger consideration will be canceled for no consideration;

•
each Company restricted share award outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of shares subject to such

Company restricted share award, with the number of such shares subject to such Company restricted share award determined assuming the maximum level of achievement of any applicable performance criteria;
•
each Company RSU outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of shares subject to such Company RSU, plus the amount of any accrued but unpaid dividend equivalents, with the number of shares subject to such Company RSU determined assuming the maximum level of achievement of any applicable performance criteria; and

•
each LTIP unit award outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of LTIP units subject to the LTIP unit award, plus the amount of any declared but unpaid distributions, in each case, with the number of LTIP units subject to such LTIP unit award determined assuming the maximum level of achievement of any applicable performance criteria.

With respect to Company equity awards granted prior to the date of the merger agreement or granted at any time to non-employee directors, the consideration described above will become vested and payable at the effective time, subject to any applicable withholding taxes. With respect to Company equity awards granted following the date of the merger agreement (other than those granted to non-employee directors), the consideration described above will remain subject to any time-vesting criteria that applied to the applicable Company equity award, including with respect to any accelerated vesting terms upon a qualifying termination of employment. For company equity awards subject to performance criteria, the maximum level of performance is 200% or 300% of target performance, as applicable.
See “The Merger Agreement — Treatment of Company Equity Awards” beginning on page 72.
Q:
What will happen to the Company ESPP?

A:
Following the date of the merger agreement: (i) with respect to any outstanding Purchase Period(s) under the Company ESPP as of such date, no participant can increase the percentage amount of his or her payroll deduction election in effect as of such date for such Purchase Period(s) and no new participants can participate in such Purchase Period(s); (ii) no new Purchase Period will commence under the Company ESPP on or after such date; (iii) any Purchase Period under the Company ESPP that does not end prior to the effective time will terminate and a Purchase Date will occur immediately prior to the effective time with respect to such Purchase Period, in which case any shares of common stock purchased pursuant to such Purchase Period will be treated the same as all other shares of common stock in the merger; and (iv) immediately prior to, and subject to the occurrence of the effective time, the Company ESPP will terminate.

Q:
When and where is the special meeting of our stockholders?

A:
The special meeting of stockholders of the Company will be held on February 1, 2022 at 9:30 a.m., Central Time (10:30 a.m., Eastern Time), in a virtual-only meeting format. To access the virtual special meeting, you should visit https://meetnow.global/MTUZUCT. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a CyrusOne stockholder as of the record date.

Q:
Who is entitled to vote at the special meeting?

A:
Only CyrusOne stockholders of record at the close of business on December 23, 2021, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were 129,555,316 shares of common stock outstanding and entitled to vote. Each CyrusOne stockholder is entitled to one vote per share of common stock held by such CyrusOne stockholder on the record date on each of the proposals presented in this proxy statement.

If on December 23, 2021, you were a “record” holder of common stock (that is, if you held common stock in your own name in the stock register maintained by our transfer agent, Computershare Trust

Company, N.A.), you are entitled to vote at the virtual special meeting or by proxy. Whether or not you intend to attend the virtual special meeting, we encourage you to authorize a proxy to vote now, online, by phone or by proxy card to ensure that your vote is counted.
If on December 23, 2021, you were the beneficial owner of common stock held in “street name” (that is, if you held common stock through your broker), then these materials are being forwarded to you by your broker. You may direct your broker how to vote your common stock by following the voting instructions on the form provided by your broker. If you hold any common stock through your broker and wish to attend the virtual special meeting, you may attend the virtual special meeting but may not be able to vote unless you first obtain a legal proxy issued in your name from your broker or other nominee. The cut-off time for submitting a legal proxy is January 27, 2022, three business days prior to the date of the special meeting, at 4:00 p.m., Central Time (5:00 p.m., Eastern Time).
Q:
What proposals will be considered at the special meeting?

A:
At the special meeting, CyrusOne stockholders will be asked to consider and vote on the following proposals:

•
a proposal to approve the merger in accordance with the terms of the merger agreement, the merger agreement and the other transactions contemplated by the merger agreement (the “merger proposal”);

•
a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and

•
a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”).

Q:
What constitutes a quorum for purposes of the special meeting?

A:
The presence in person or by proxy of our stockholders entitled to cast a majority of all of the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum.

If a quorum is not present at the special meeting, the CyrusOne stockholders entitled to vote at the special meeting, present virtually or by proxy, may adjourn the special meeting. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled). In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger proposal at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Q:
What vote of our stockholders is required to approve each of the proposals?

A:
The approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter. Under Maryland law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions or failures to vote

(including a failure to authorize a proxy to vote on a CyrusOne stockholder’s behalf) will have the same effect as a vote “AGAINST” the merger proposal.
The approval of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions or failures to vote (including a failure to authorize a proxy to vote on a CyrusOne stockholder’s behalf) will have no effect on the outcome of the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions or failures to vote (including a failure to authorize a proxy to vote on a CyrusOne stockholder’s behalf) will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.
Q:
How does the Board recommend that I vote?

A:
The Board recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger proposal, please see the section of this proxy statement entitled “The Merger — Reasons for the Merger” beginning on page 41.
Q:
How do the Company’s directors and executive officers intend to vote?

A:
As of December 23, 2021, the directors and executive officers of the Company beneficially owned in the aggregate 461,973 shares of common stock, or approximately 0.4% of the outstanding shares of common stock as of December 23, 2021. Although none of the directors or executive officers is obligated to vote to approve the merger proposal, we currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.

Q:
Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a CyrusOne stockholder?

A:
In considering the proposals to be voted on at the special meeting, you should be aware that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, your interests as a CyrusOne stockholder. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger proposal and recommend that CyrusOne stockholders approve the merger proposal. These interests may include:

•
the treatment of Company equity awards provided for under the merger agreement (as described below in “The Merger — Treatment of Company Equity Awards”);

•
severance and other benefits in the case of certain qualifying terminations under the terms of an individual employment or severance agreement;

•
cash-based deal retention bonuses under a program established for the benefit of certain Company employees, including executive officers;

•
each participant (including each executive officer) in the Company’s annual bonus plan will be eligible for a pro-rated annual bonus for the year in which the effective time occurs if such participant is terminated prior to the date such bonuses are earned and he or she otherwise qualifies for severance; and

•
continued indemnification and insurance coverage under the merger agreement, the Company’s organizational documents and indemnification agreements the Company has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 59.

Q:
What happens if I transfer my common stock before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting. If you own common stock on the record date but transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of common stock.

Q:
How do I vote if I am a CyrusOne stockholder of record?

A:
If you are a CyrusOne stockholder of record, you may vote in advance by authorizing a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. In order to submit a vote by proxy via the internet or telephone, follow the applicable instructions shown on the proxy card mailed to you. You may also vote by attending the virtual special meeting and voting during the live webcast.

For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting — Voting Procedures” beginning on page 26.
Whether or not you plan to attend the virtual special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the virtual special meeting and vote during the live webcast if you have already voted by proxy.
Q:
What will happen if I abstain from voting or fail to vote on any of the proposals?

A:
The approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter. If you fail to authorize a proxy to vote your shares or to vote at the virtual special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the virtual special meeting, or fail to instruct your broker on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.
Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. For CyrusOne stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•
You may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail.

•
You may submit a written notice of revocation to the Company’s Corporate Secretary at 2850 N. Harwood St., Suite 2200, Dallas, TX 75201.

•
You may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the virtual special meeting and vote during the webcast, you will need to obtain a proxy from your broker, the CyrusOne stockholder of record.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common stock. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares of common stock are voted.

Q:
If I hold my common stock in certificated form, should I send in my stock certificates now?

A:
No. Promptly after the effective time, and in any event not later than the fifth business day after the effective time, Parent will cause the paying agent to mail to each holder of common stock entitled to the merger consideration a letter of transmittal and instructions advising such CyrusOne stockholder how to surrender its common stock in exchange for the merger consideration. Each holder of common stock will be entitled to receive the merger consideration upon the surrender of such certificate for cancelation to the paying agent together with the associated letter of transmittal, duly completely and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the paying agent. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. If you hold common stock in non-certificated book-entry form, you will not be required to deliver a stock certificate, and you will instead receive your cash payment after the paying agent receives the documents requested in the applicable instruction.

Q:
Am I entitled to exercise appraisal rights, dissenters’ rights or the rights of an objecting stockholder?

A:
No. As permitted by Maryland law, our charter provides that holders of common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of their shares in connection with a merger unless the Board, upon the affirmative vote of a majority of the Board, determines that such rights apply. The Board has made no such determination. In addition, because shares of our common stock are listed on the NASDAQ Global Select Market as of the record date for determining stockholders entitled to vote at the virtual special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the Maryland General Corporation Law in connection with the merger.

Q:
When is the merger expected to be consummated?

A:
We currently expect to consummate the merger during the second quarter of 2022, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

Q:
What effect will the merger have on the Company?

A:
If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned, direct subsidiary of Parent. If the merger is consummated, Parent shall use its reasonable best efforts to cause the common stock to be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, the common stock will no longer be publicly traded.

Q:
What happens if the merger is not consummated?

A:
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, CyrusOne stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the common stock will continue to be listed and traded on the NASDAQ Global Select Market, the common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.

Q:
What is householding and how does it affect me?

A:
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more CyrusOne stockholders sharing the same address by delivering a single proxy statement addressed to those CyrusOne stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for CyrusOne stockholders and cost savings for companies.

Brokers with account holders who are CyrusOne stockholders of the Company may be “householding” proxy materials. A single proxy statement will be delivered to multiple CyrusOne stockholders sharing an address unless contrary instructions have been received from the affected CyrusOne stockholders. If you have received notice from your broker that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to CyrusOne Inc., Attention: Investor Relations Department, 2850 N. Harwood St., Suite 2200, Dallas, TX 75201 or call 972-350-0060. CyrusOne stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Q:
Who can help answer my questions?

A:
If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Okapi Partners, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at 855-305-0857. Brokers may call at 212-297-0720.

1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: 212-297-0720
Shareholders and All Others Call Toll-Free: 855-305-0857
Email: info@okapipartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The information included in this proxy statement, together with other statements and information publicly disseminated by CyrusOne, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CyrusOne intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.
In particular, statements pertaining to CyrusOne’s capital resources, portfolio performance, financial condition and results of operations contain certain forward-looking statements. Likewise, all of CyrusOne’s statements regarding anticipated growth in CyrusOne’s funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) CyrusOne’s proposed merger with Parent may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect CyrusOne or the expected benefits of the proposed merger or that the approval of CyrusOne’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the ability of Parent to obtain debt financing in connection with the proposed merger; (iv) the possibility that competing offers or acquisition proposals for CyrusOne will be made; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require CyrusOne to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the merger on CyrusOne’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from CyrusOne’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; (x) the potential widespread and highly uncertain impact of public health outbreaks, epidemics and pandemics, such as the COVID-19 pandemic; (xi) loss of key customers; (xii) indemnification and liability provisions as well as service level commitments in CyrusOne’s contracts with customers imposing significant costs on CyrusOne in the event of losses; (xiii) economic downturn, natural disaster or oversupply of data centers in the limited geographic areas that CyrusOne serves; (xiv) risks related to the development of CyrusOne’s properties, including, without limitation, obtaining applicable permits, power and connectivity and CyrusOne’s ability to successfully lease those properties; (xv) weakening in the fundamentals for data center real estate, including but not limited to, increased competition, falling market rents, decreases in or slowed growth of global data, e-commerce and demand for outsourcing of data storage and cloud-based applications; (xvi) loss of access to key third-party service providers and suppliers; (xvii) risks of loss of power or cooling which may interrupt CyrusOne’s services to its customers; (xviii) inability to identify and complete acquisitions and operate acquired properties; (xix) CyrusOne’s failure to obtain necessary outside financing on favorable terms, or at all; (xx) restrictions in the instruments governing CyrusOne’s indebtedness; (xxi) risks related to environmental, social and governance matters; (xxii) unknown or contingent liabilities related to CyrusOne’s acquisitions; (xxiii) significant competition in CyrusOne’s industry; (xxiv) recent turnover, or the further loss of, any of CyrusOne’s key personnel; (xxv) risks associated with real estate assets and the industry; (xxvi) failure to maintain CyrusOne’s status as a REIT or to comply with the highly technical and complex REIT provisions of the Code; (xxvii) REIT distribution requirements could adversely affect CyrusOne’s ability to execute its business plan; (xviii) insufficient cash available for distribution to stockholders; (xxix) future offerings of debt may adversely affect the market price of CyrusOne’s common stock; (xxx) increases in market interest rates will increase CyrusOne’s borrowing costs and may drive potential investors to seek higher dividend yields and reduce demand for CyrusOne’s common stock; (xxxi) market price and volume of stock could be volatile; (xxxii) risks related to regulatory changes impacting CyrusOne’s customers and demand for colocation space in particular geographies; (xxxiii) CyrusOne’s international activities, including those conducted as a result of land acquisitions and with respect to leased land and buildings, are subject to special risks different from those faced by CyrusOne in the United States; (xxxiv) the continuing uncertainty about the future relationship between the United Kingdom and the European Union following the United Kingdom’s withdrawal from the European Union; (xxxv) expanded and widened price increases in certain selective materials for data center development capital expenditures due to international trade negotiations; (xxxvi) a failure to comply with anti-corruption laws and regulations; (xxxvii) legislative or other actions relating to taxes; (xxxviii) any significant security breach or cyber-attack on CyrusOne or its key partners or customers; (xxxix) the ongoing trade conflict between the United States and the People’s Republic of China; (xl) increased operating costs and capital expenditures at CyrusOne’s facilities, including those resulting from higher utilization by CyrusOne’s customers, general market conditions and inflation, exceeding revenue growth; and (xli) other factors affecting the real estate and technology industries generally.
While forward-looking statements reflect CyrusOne’s good faith beliefs, they are not guarantees of future performance. For a further discussion of these and other factors that could impact CyrusOne’s future results, performance or transactions, see Part I, Item 1A. “Risk Factors” of CyrusOne’s Annual Report on Form 10-K for the year ended December 31, 2020, and CyrusOne’s other filings with the SEC. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We disclaim any obligation other than as required by law to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors or for new information, data or methods, future events or other changes.

THE PARTIES
CyrusOne Inc.
The Company is a fully integrated, self-managed data center REIT that owns, operates and develops enterprise-class, carrier-neutral, multi-tenant and single-tenant data center properties. The Company’s data centers are generally purpose-built facilities with redundant power and cooling. They are not network specific and enable customer connectivity to a range of telecommunication carriers. The Company provides mission-critical data center real estate assets that protect and ensure the continued operation of information technology infrastructure for approximately 1,000 customers in more than 50 high-performance data centers in 16 markets world-wide (11 cities in the U.S.; London, U.K.; Frankfurt, Germany; Amsterdam, The Netherlands; Dublin, The Republic of Ireland and Paris, France).
The Company provides mission-critical data center real estate assets that protect and ensure the continued operation of information technology infrastructure for the Company’s customers. The Company provides twenty-four hours-a-day, seven-days-a-week security guard monitoring with customizable security features. The Company’s goal is to be the preferred global data center provider to hyperscale cloud companies and to the global Fortune 1000 enterprises. Currently, the Company’s customers include approximately 200 of the Fortune 1000 companies and nearly half of the Fortune 20 or private or foreign enterprises of equivalent size, together representing approximately 79% of the Company’s annualized rent as of December 31, 2020. The Company’s growth over the past 16 years has made the Company the third-largest data center provider in the U.S. based on the National Association of Real Estate Investment Trusts REITWatch report as of November 30, 2020.
The Company cultivates long-term strategic relationships with the Company’s customers and provide them with solutions for their data center facilities and IT infrastructure challenges. The Company provides high-quality colocation with robust connectivity and the flexibility for customers to scale for future growth. The Company’s offerings provide flexibility, reliability and security delivered through a tailored, customer service focused platform that is designed to foster long-term relationships. The Company focuses on technology and large cloud computing customers that are expanding their data needs rapidly in the public and private cloud environments to provide them with solutions that address their current and future needs. The Company’s facilities and construction design allow the Company to offer flexibility in density and power resiliency, and the opportunity for expansion as the Company customers’ needs grow. The Company’s network of 55 owned or leased data centers and investments with other colocation providers enable the Company to provide the Company’s customers with solutions in the United States and Europe. The platform enables high-performance, low-cost data transfer and accessibility for customers.
The Company’s principal executive offices are located at 2850 N. Harwood, Suite 2200, Dallas, Texas 75201 and the Company’s telephone number is (972) 350-0060. Shares of common stock are listed on the NASDAQ Global Select Market under the trading symbol “CONE”.
Parent
Parent is a Delaware limited partnership that will be controlled by funds affiliated with KKR and GIP that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon the consummation of the transactions contemplated by the merger agreement and related agreements, the Company will be a wholly owned subsidiary of Parent.
The principal executive offices of Parent are c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001 with a telephone number of (877) 610-4910 and c/o Global Infrastructure Management, LLC, 1345 Avenue of the Americas, 30th Floor, New York, NY 10105 with a telephone number of (212) 315-8100.
Merger Sub
Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon the consummation of the merger, Merger Sub will merge with and into the Company, and Merger Sub will cease to exist.
The principal executive offices of Merger Sub are c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001 with a telephone number of (877) 610-4910 and c/o Global Infrastructure Management, LLC, 1345 Avenue of the Americas, 30th Floor, New York, NY 10105 with a telephone number of (212) 315-8100.

THE SPECIAL MEETING
We are furnishing this proxy statement to the holders of common stock as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.
Date, Time and Place
The special meeting of stockholders of the Company will be held on February 1, 2022 at 9:30 a.m., Central Time (10:30 a.m., Eastern Time), in a virtual-only meeting format. To access the virtual special meeting, you should visit https://meetnow.global/MTUZUCT. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a CyrusOne stockholder as of the record date.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•
to consider and vote on a proposal to approve the merger of Merger Sub with and into the Company in accordance with the terms of the Agreement and Plan of Merger, dated as of November 14, 2021, by and among the Company, Parent and Merger Sub, the merger agreement and the other transactions contemplated by the merger agreement;

•
to consider and vote on a proposal to approve, on a non-binding (advisory) basis, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger; and

•
to consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal.

A copy of the merger agreement is attached as Annex A to this proxy statement.
Recommendation of the Board
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement, (ii) declared that the merger is advisable and in the best interests of the Company and of stockholders of the Company on substantially the terms and conditions set forth in the merger agreement, (iii) directed that the merger be submitted for consideration at the special meeting and (iv) recommended that the stockholders of the Company approve the merger. Accordingly, the Board recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger proposal, please see the section of this proxy statement entitled “The Merger — Reasons for the Merger” beginning on page 41.
Record Date and Stockholders Entitled to Vote
Only CyrusOne stockholders of record at the close of business on December 23, 2021, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were 129,555,316 shares of common stock outstanding and entitled to vote. Each CyrusOne stockholder is entitled to one vote per share of common stock held by such CyrusOne stockholder on the record date on each of the proposals presented in this proxy statement.
Quorum
The presence in person or by proxy of our stockholders entitled to cast a majority of all of the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum.
If a quorum is not present at the special meeting, the CyrusOne stockholders entitled to vote at the special meeting, present virtually or by proxy, may adjourn the special meeting. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled). In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger proposal at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Vote Required
Approval of the Merger Proposal
The approval of the merger proposal requires the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter. Under Maryland law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Abstentions or failures to vote (including a failure to authorize a proxy to vote on a CyrusOne stockholder’s behalf) will have the same effect as a vote “AGAINST” the merger proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions or failures to vote (including a failure to authorize a proxy to vote on a CyrusOne stockholder’s behalf) will have no effect on the outcome of the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions or failures to vote (including a failure to authorize a proxy to vote on a CyrusOne stockholder’s behalf) will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.

Approval of the advisory compensation proposal and the adjournment proposal is not a condition to the consummation of the merger.
Voting Procedures
Whether or not you plan to attend the virtual special meeting and regardless of the number of shares of common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the virtual special meeting, using one of the following three methods:
•
Vote via the Internet.   Go to www.envisionreports.com/CONE-SM. Login details are located in the shaded bar on the proxy card mailed to you.

•
Vote by Telephone.   Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada.

•
Vote by Proxy Card.   If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided.

You may also vote by attending the virtual special meeting and voting during the live webcast.
If you hold your shares in “street name”, in other words your common stock is held in the name of your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. To vote at the virtual special meeting, you must obtain a legal proxy from your broker. The cut-off time for submitting a legal proxy is January 27, 2022, three business days prior to the date of the special meeting, at 4:00 p.m., Central Time (5:00 p.m., Eastern Time). Follow the instructions from your broker included with these proxy materials or contact your broker to request a proxy form. The timing described in the instructions from your broker may differ from the timing described above. Without following those instructions, your common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger proposal.
For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Okapi Partners, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at 855-305-0857.
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote in favor of the merger proposal, the advisory compensation proposal and the adjournment proposal.
Revocation of Proxies
For CyrusOne stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
•
You may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail.

•
You may submit a written notice of revocation to the Company’s Corporate Secretary at 2850 N. Harwood St., Suite 2200, Dallas, TX 75201.

•
You may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares in “street name”, you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the virtual special meeting and vote during the webcast, you will need to obtain a proxy from your broker, the CyrusOne stockholder of record.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Okapi Partners to solicit proxies at a total cost to the Company of approximately $25,000, plus reimbursement of customary expenses.
Postponements and Adjournments
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. If a quorum is not present at the special meeting, the CyrusOne stockholders entitled to vote at the special meeting, present virtually or by proxy, may adjourn the special meeting. In addition, our bylaws permit the chair of the special meeting, acting in his or her own discretion and without any action by our stockholders, to adjourn the special meeting to a later date and time and at a place announced at the special meeting.
At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.
Any reconvened meeting will be held on a date not more than 120 days after the date on which the special meeting was originally scheduled without notice other than announcement at the special meeting (subject to certain restrictions in the merger agreement, including that the reconvened meeting generally may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled). The date, time and place of the reconvened meeting shall be either (i) announced at the special meeting or (ii) provided at a future time through means announced at the special meeting.
Voting by Company Directors, Executive Officers and Principal Securityholders
As of December 23, 2021, the directors and executive officers of the Company beneficially owned in the aggregate 461,973 shares of common stock, or approximately 0.4% of the outstanding shares of common stock as of December 23, 2021. Although none of the directors or executive officers is obligated to vote to approve the merger proposal, we currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.
The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. For more information, please see the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 59.
Assistance
If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Okapi Partners, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at 855-305-0857. Brokers may call at 212-297-0720.

PROPOSAL 1: MERGER PROPOSAL
We are asking holders of common stock to vote on a proposal to approve the merger of Merger Sub with and into the Company in accordance with the terms of the merger agreement, the merger agreement and the other transactions contemplated by the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The Board recommends a vote “FOR” the approval of the merger proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking holders of common stock to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger. As required by those rules, the Company is asking holders of common stock to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The Board recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger proposal.
The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger proposal at the time of the special meeting.
The Board recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER
Overview
The Company is seeking the approval by the holders of common stock of the merger, in accordance with the terms and subject to the conditions of the merger agreement the Company entered into on November 14, 2021 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct, wholly owned subsidiary of Parent. The Board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that holders of common stock vote to approve the merger proposal.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among members of the Board, the Company’s management, the Company’s financial advisors or legal advisors, KKR, GIP or any other person.
The Board and Company management have, from time to time and in concert with financial and legal advisors, evaluated a range of financial and strategic opportunities, including potential acquisitions, divestitures, joint ventures, business combinations and other similar transactions, as well as the possibility of obtaining capital investments from third parties to fund the Company’s significant capital needs. These evaluations have focused on, among other things, the business environment facing data center operators, as well as conditions and trends in the industry, including consolidation, and included discussions as to whether the Company should continue to execute on its strategy as a stand-alone public company, pursue various transformative acquisitions or pursue a sale of all or a portion of the Company. As a result, since the Company’s initial public offering in 2013, representatives of the Company and its financial and legal advisors have from time to time engaged in discussions with representatives of other companies, and their financial and legal advisors, in, or interested in, the data center industry, as well as financial sponsors, including KKR and GIP, regarding such opportunities.
In mid-March and early-April 2019, the Company received two unsolicited letters from one of its competitors that we refer to as “Party A”, which included a non-binding proposal to acquire the Company in an all-stock transaction at an exchange ratio that implied a value of approximately $64.62 per share of common stock at the time of the second letter, subject to the completion of due diligence, the negotiation of definitive transaction agreements and several other conditions. The Board, together with Morgan Stanley & Co. LLC (“Morgan Stanley”), the Company’s financial advisor, and Cravath, Swaine & Moore LLP (“Cravath”), the Company’s legal advisor, carefully evaluated Party A’s proposal and began a formal process to further explore Party A’s proposal, to solicit proposals from other potential acquirors and to compare each of the Company’s strategic alternatives with its stand-alone plan.
Between April and mid-August 2019, the Company, with assistance from its financial and legal advisors, prepared a substantial electronic data room and a management presentation to facilitate potential acquirors’ due diligence, and contacted over 15 potential acquirors. As a result of these discussions, the Company executed non-disclosure agreements with 11 potential acquirors, including KKR, Party A, a financial sponsor with a significant infrastructure portfolio that we refer to as “Party B”, a financial sponsor with significant infrastructure and real estate portfolios that we refer to as “Party C”, a financial sponsor with significant infrastructure and real estate portfolios that we refer to as “Party D”, a financial sponsor with significant infrastructure and real estate portfolios that we refer to as “Party E”, a competitor that we refer to as “Party F” and four others, and the Company facilitated due diligence and engaged in discussions regarding a potential transaction with each of those 11 parties.
In July and August 2019, the Company received initial non-binding indications of interest to acquire the Company from (1) KKR, which was at that time joint-bidding with a financial sponsor that we refer to as “Party G”, (2) Party E and (3) Party A.

In August and September 2019, the Company consented to a request from KKR and Party G to add Party B and a pension fund that we refer to as “Party H” to its joint-bidding consortium, and the Company consented to a request from Party E to joint-bid with a digital infrastructure fund that we refer to as “Party I”.
Also in August and September 2019, Bloomberg and several other media sources published a series of articles speculating about a potential sale of the Company.
On August 28, 2019, at the direction of the Company, Morgan Stanley sent a process letter to each of the potential acquirors in the process at that time, requesting a final bid by September 30, 2019. On September 10, 2019, Cravath provided to those potential acquirors a draft form of a merger agreement.
Between September 13, 2019 and September 24, 2019, Party C, Party A and the joint-bidding consortium consisting of Party E and Party I each affirmatively withdrew from the process, in each case, expressing a view that they were unlikely to be able to submit a bid at a valuation that would be attractive to the Company and its stockholders. On September 26, 2019, the joint-bidding consortium consisting of KKR, Party G, Party B and Party H indicated that it did not expect to be able to submit a bid by the deadline and that its bid, if any, would likely be lower than the then-current trading price of the common stock.
As of the final bid deadline on September 30, 2019, none of the potential bidders submitted a bid letter or any comments on the draft merger agreement. The Board determined that, while it would remain open to any potential strategic alternatives that enhance stockholder value, in the absence of any actionable bids following an extensive process, at that time, it was in the best interests of the Company and its stockholders to end the formal process of exploring a potential sale transaction and instead focus on executing its strategic plan as a stand-alone public company.
The Company regularly engages with its stockholders on a range of topics that are important to the Company and its stockholders. During the course of 2021, members of Company management and certain members of the Board had discussions with certain stockholders in which those stockholders encouraged the Company to explore whether a change-of-control transaction would be in the best interests of the Company and its stockholders.
In April 2021, the Company engaged DH Capital, LLC (“DH Capital”) to serve as financial advisor in connection with the potential divestiture of certain Company assets, including a potential sale of certain data centers in certain metropolitan areas.
In May 2021, Bruce W. Duncan, the Company’s then President and Chief Executive Officer, met with a senior executive of Party I at the request of the Party I senior executive. They primarily discussed industry trends and their respective businesses. At the end of the meeting, the Party I senior executive asked Mr. Duncan whether the Company had any unfulfilled capital needs or whether there were any other ways in which Party I may be able to work with the Company. Mr. Duncan indicated that the Company was focused on executing its strategic plan and that additional capital was not needed at that time.
On July 29, 2021, the Company separated with Mr. Duncan as the President and Chief Executive Officer of the Company, and he resigned from the Board, and David Ferdman, a director on the Board, was appointed Interim President and Chief Executive Officer.
On August 11, 2021, Party I submitted an unsolicited, preliminary, non-binding indication of interest letter to the Board proposing to acquire all of the outstanding shares of common stock at a price of $80.00 in cash per share, subject to the completion of due diligence, negotiation of definitive transaction documents, investment committee approval and other conditions. In its letter, Party I requested that the Company enter into a 30-day exclusivity agreement.
Also on August 11, 2021, Mr. Ferdman met with representatives of Party C to engage in preliminary discussions with respect to a potential joint venture relating to certain of the parties’ respective digital infrastructure assets located in Europe and Asia. Mr. Ferdman indicated to representatives of Party C that the Company was likely not interested in pursuing such a joint venture transaction with Party C at that time, and Mr. Ferdman inquired if Party C had interest in a more significant strategic transaction.

On August 11 and 12, 2021, certain directors, together with members of Company management and representatives of Morgan Stanley and Cravath, met to discuss the proposal from Party I and the discussions with Party C.
On August 17, 2021, the Board, together with members of Company management and representatives of Morgan Stanley and Cravath, met to consider the proposal from Party I and the possibility of initiating a process to explore strategic alternatives with other parties. The Board considered the risks to the Company and its business inherent in a potential sale process, including: distraction in operating the business; potential market leaks and rumors; potential stock price volatility; potential disruption of existing customer relationships; potential loss of prospective customer deals in the pipeline; and potential challenges relating to employee retention. The Board further considered all of the information gathered during, and effects resulting from, the 2019 process described above. The Board also considered the relatively limited universe of potential acquirors that would have strategic interest in acquiring the Company and the financial ability to do so. Following these discussions, the Board determined that a review of the Company’s strategic alternatives, including a potential sale of the Company, was in the best interests of the Company and its stockholders, but that it would be necessary to manage discussions with any potential transaction counterparties in a manner that would minimize the potential negative impacts on the Company if a transaction did not occur, while also maximizing stockholder value in the event that a transaction did occur. The Board also concluded that, while Party I’s proposal was not sufficiently compelling to grant Party I exclusivity at that time, the Company would offer to sign a non-disclosure agreement with Party I to facilitate a limited period of due diligence to allow Party I an opportunity to further clarify and improve its proposal. The Board determined to defer any outreach to other new potential bidders until after receiving Party I’s updated proposal, recognizing that recent discussions with Party C were also ongoing. The Board also formed a working group of the Board (the “Committee”), composed of Lynn A. Wentworth, Chair of the Board, Alex Shumate, Lead Independent Director, Mr. Ferdman, Denise Olsen and William E. Sullivan, to meet regularly with the Company’s management and financial and legal advisors and further facilitate the Board’s day-to-day oversight of the process.
On August 18, 2021, the Board met, together with members of Company management, to consider various potential financial advisors, and the Board authorized the Company to engage Morgan Stanley and DH Capital.
On August 19, 2021, the Company formally engaged Morgan Stanley as financial advisor in connection with the exploration of strategic alternatives and the potential execution of one or more transactions in connection with such review, based on Morgan Stanley’s experience in similar transactions, including those in the data center industry, and familiarity with the Company.
Also on August 19, 2021, representatives of Party B initiated discussions with representatives of Morgan Stanley and indicated their interest in an acquisition of certain of the Company’s data center assets located in Europe. During the course of the discussions between representatives of Morgan Stanley and Party B, Party B did not indicate an interest in pursuing an acquisition of the entire Company.
Also on August 19, 2021, at the direction of the Company, representatives of Morgan Stanley shared a draft non-disclosure agreement with Party I, and notified Party I that, while the Company was not willing to grant exclusivity based on Party I’s current proposal, the Company would be willing to facilitate Party I’s due diligence for a period of 15 days with the expectation that Party I would need to submit an updated proposal in order to continue discussions beyond that time. Party I indicated that the Company’s proposed process and timeline were acceptable.
On August 20, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to review the recent discussions with Party I, Party B and Party C and to review the Company’s strategic plan, including its current five-year financial forecasts (the “Financial Forecasts”, as described further in the section entitled “— Financial Forecasts” beginning on page 45).
On August 24, 2021, the Company formally amended its engagement letter with DH Capital to include serving as a financial advisor in connection with the exploration of strategic alternatives and the potential execution of one or more transactions in connection with such review, based on DH Capital’s knowledge of the Company’s assets and the potential interaction between such review and any potential divestiture of certain data centers in certain metropolitan areas.
On August 26, 2021, the Company and Party I executed a non-disclosure agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Following the execution of the non-disclosure agreement, Party I was provided access to an electronic data room (the “data room”) containing certain information and materials regarding the Company’s business, operations, financial condition, material contracts, real estate leases and other pertinent due diligence information.
Over the next several weeks, Party I and its advisors conducted a due diligence review of the Company, including reviewing documents provided by the Company in the data room. As part of this due diligence review, the Company, Party I and their respective representatives engaged in various discussions regarding the Company, its business, operations, activities and financial information.
Also on August 26, 2021, the Chief Executive Officer of Party C contacted Mr. Ferdman to plan a dinner for September 21, 2021 between Mr. Ferdman, the Chief Executive Officer of Party C and representatives of Morgan Stanley.
Also on August 26, 2021, Mr. Ferdman and Katherine Motlagh, the Executive Vice President and Chief Financial Officer of the Company, spoke to representatives of a financial sponsor that we refer to as “Party J”, which had requested a meeting and expressed interest in one or more potential transactions involving certain assets of the Company, including a site-level joint venture, or potentially a more significant strategic transaction. Mr. Ferdman and Ms. Motlagh indicated that Party J should reach out to Morgan Stanley if it had interest in pursuing a significant strategic transaction.
On August 27, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
On August 28, 2021, the Board met in two separate sessions to review the Company’s strategic plan, including the Financial Forecasts.
On September 1, 2021, at the Company’s direction, representatives of Morgan Stanley spoke with representatives of Party C and encouraged Party C to submit a preliminary non-binding indication of interest based on publicly available information at some point during the week of September 6, 2021; Party C indicated that it would plan to do so in advance of the dinner between the respective Chief Executive Officers of the Company and Party C scheduled for September 21, 2021.
On September 3, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
On September 10, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
On September 15, 2021, Party C indicated to representatives of Morgan Stanley that they were continuing to work on a preliminary proposal and that they expected to provide an offer to the Company on or prior to September 21, 2021.
On September 17, 2021, KKR and Party B notified representatives of Morgan Stanley that they intended to jointly submit an unsolicited, non-binding proposal to acquire the Company.
On September 18, 2021, KKR and Party B submitted a joint non-binding indication of interest to the Board proposing to acquire all of the outstanding shares of common stock at a price of $82.50 in cash per share of common stock.
On September 19, 2021, Party I indicated to representatives of Morgan Stanley that it was continuing to work on an updated proposal and it was having difficulty in increasing the amount of the $80.00 in cash per share initial offer in its August 11 letter.
Also on September 19, 2021, the Board met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to review various potential strategic alternatives, including,

among others, obtaining additional debt financing, pursuing asset dispositions or acquisitions, pursuing certain joint venture transactions and selling the entire Company. The Board reviewed the terms of the letter from KKR and Party B, and representatives of Morgan Stanley provided updates on discussions with Party I and Party C. Representatives of Morgan Stanley also discussed its preliminary financial analyses on a potential valuation of the common stock based on the Financial Forecasts. DH Capital also presented on the effect certain potential substantial customer contracts may have on the future financial performance of the Company. The Board directed Company management and the Company’s financial and legal advisors to facilitate further due diligence with KKR and Party B pursuant to a non-disclosure agreement.
On September 20, 2021 and September 21, 2021, KKR and Party B, respectively, executed separate non-disclosure agreements with customary standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Thereafter, KKR and Party B and their respective representatives were granted access to the data room.
During the week of September 20, 2021, representatives of Morgan Stanley periodically engaged with representatives of KKR and Party B, Party I and Party C to receive updates on the status of their respective due diligence processes. Party I confirmed that it was continuing to review the materials that were posted in the data room, and that it anticipated it would provide a revised acquisition proposal upon conclusion of its preliminary due diligence review, but an increase (if any) in the $80.00 in cash per share initial offer in its August 11 letter was likely to be minimal. Party C indicated that it was continuing to evaluate the merits of a proposed transaction on the basis of publicly available information. Mr. Ferdman and representatives of Morgan Stanley canceled the dinner with the Chief Executive Officer of Party C that had been previously scheduled for September 21, 2021 as Party C continued its evaluation of the Company.
On September 20, 2021, Party J indicated to a representative of Morgan Stanley that it was interested in certain Company assets for a site-level joint venture or outright purchase, and stated that it was also open to considering an acquisition of the Company.
On September 24, 2021, Party J and a representative of Morgan Stanley discussed the potential for an acquisition of the Company, but Party J stated that it needed to evaluate its financial capacity to effect any significant transaction. Party J did not subsequently reengage with Morgan Stanley or the Company.
Also on September 24, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
On September 25, 2021, representatives of Party I contacted Morgan Stanley to inform them that it had completed its preliminary due diligence and that, while Party I remained interested in acquiring the Company, it was reducing its proposed purchase price from $80.00 in cash per share of common stock to $77.00 in cash per share. In response, the Company revoked Party I’s access to the data room.
On September 28, 2021, market speculation regarding the Company’s ongoing review of strategic alternatives, including a potential sale of the Company, and the engagement of Morgan Stanley as financial advisor in connection with such review, was published in the financial press. As a result, a number of financial sponsors and potential strategic buyers reached out to Morgan Stanley and the Company over the course of the week, indicating their potential interest in conducting due diligence or exploring an acquisition of the Company or certain of its assets.
During the period beginning on September 28, 2021 and ending on October 1, 2021, representatives of 14 potential counterparties with varying levels of financial capabilities, consisting of infrastructure funds, strategic buyers, REITs and private equity firms, including Party A, reached out to Morgan Stanley to discuss a potential acquisition of the Company or certain of its assets. The Company and representatives of Morgan Stanley considered the inbound messages and evaluated the potential counterparties’ respective financial ability, the type of transaction proposed and other relevant factors. Based on those discussions and considerations and at the direction of the Company, representatives of Morgan Stanley had numerous discussions with potential counterparties and encouraged them to submit written proposals indicating their interest in a transaction, including a proposed purchase price and transaction structure. None of these potential counterparties ultimately submitted any written proposal to acquire the Company or any of its assets. Representatives of Party A verbally confirmed to representatives of Morgan Stanley that they were not interested in pursuing a potential acquisition of the Company.
On September 28, 2021, the Committee met with representatives of Morgan Stanley, DH Capital and Cravath and discussed whether to have Morgan Stanley contact other potential counterparties to gauge their interest in exploring a potential transaction with the Company. As part of this discussion, representatives of Morgan Stanley provided the Committee with its views as to the potential counterparties that would likely have both the interest and financial capability to acquire the Company. As part of the foregoing, representatives of Morgan Stanley identified certain infrastructure funds and private equity firms, as well as other third-party capital providers and potential transaction counterparties that had expressed interest in acquiring the Company during the 2019 process described above. At the conclusion of the meeting, the Committee authorized the Company’s management and Morgan Stanley to initiate contact with GIP, Party D, Party F and Party E regarding a potential transaction.
In the days following the Committee meeting on September 28, 2021, representatives of Morgan Stanley reached out to those four additional potential counterparties to solicit their interest in submitting a bid to acquire the Company. Representatives of Party D and Party F expressed preliminary interest in re-exploring a potential transaction, but were reluctant to submit an indication of interest letter based only on publicly available information; accordingly, on October 3, 2021, at the direction of the Company, representatives of Morgan Stanley provided separate draft non-disclosure agreements to Party D and Party F. Over the course of the following days, the Company and Party D and their respective representatives negotiated a form of non-disclosure agreement, but Party D ultimately declined to execute the non-disclosure agreement and did not submit a written acquisition proposal. Party F ultimately declined to provide comments on, or execute, the non-disclosure agreement, and did not submit a written acquisition proposal. On September 30, 2021, representatives of Party E and GIP each separately suggested that they may have interest in exploring a potential transaction.
On September 30, 2021, members of Company management and representatives of KKR and Party B participated in an in-person management presentation, during which the parties and their representatives engaged in various discussions regarding the Company, its business, operations, activities and financial information.
On October 1, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
On October 5, 2021, Party C submitted a preliminary non-binding indication of interest to the Board, proposing to acquire all of the outstanding shares of common stock at a price of $82.00 in cash per share. In its letter, Party C requested that the Company negotiate with it on an exclusive basis.
Also on October 5, 2021, KKR and Party B jointly submitted a second non-binding indication of interest to the Board, reaffirming the terms and conditions of their proposal dated September 18, 2021, including reaffirming their proposed acquisition price of $82.50 in cash per share of common stock.
Later that day on October 5, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath. Representatives from Morgan Stanley summarized the proposal received from Party C and the joint proposal received from KKR and Party B. After a discussion regarding the process and potential alternatives, the Board instructed Company management and the Company’s advisors to continue discussions with KKR and Party B and Party C, including facilitating further due diligence and providing a draft merger agreement (subject, in the case of Party C, to the execution of a non-disclosure agreement).
On October 6, 2021, representatives of Morgan Stanley provided to Party C a draft non-disclosure agreement. Party C noted that in order for Party C to continue its due diligence review of the Company and undertake negotiations with respect to definitive transaction documentation, it would require full expense reimbursement by the Company in the event that the Company and Party C did not execute definitive transaction documentation.
On October 7, 2021, the Company’s draft merger agreement was made available by Cravath to KKR and Party B.

On October 8, 2021, Party C executed a non-disclosure agreement, which contained a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions, but did not include any expense reimbursement requested by Party C. Later that day on October 8, 2021, Party C was granted access to the data room, and also received the Company’s draft merger agreement.
Throughout the remainder of October 2021, the Company’s management team uploaded to the data room additional confirmatory due diligence information regarding the Company and responded, including through its advisors and via telephonic diligence sessions, to due diligence requests by each of KKR and Party B and Party C and their respective advisors. Throughout this time, the Committee received frequent updates from, and had frequent discussions with, the Company’s management team, and representatives of Morgan Stanley, DH Capital and Cravath, and kept the other directors not on the Committee apprised of material developments in the process.
On October 14, 2021, members of Company management team and representatives of Party C participated in an in-person management presentation, during which the parties and their representatives engaged in various discussions regarding the Company, its business, operations, activities and financial information.
On October 15, 2021, Kirkland & Ellis LLP (“Kirkland”), legal counsel to KKR and Party B, sent a revised draft of the merger agreement to Cravath. This version of the merger agreement included a “no-shop” provision restricting the Company from soliciting alternative transactions between execution of the merger agreement and closing of the merger; it proposed a “Company termination fee” equal to 3.5% of the equity value of the Company, payable by the Company in the event the merger agreement were terminated under certain circumstances relating to a change in the Board’s recommendation or a superior proposal; it also proposed a “reverse termination fee” equal to 3.5% of the equity value of the Company, payable by the acquiror under certain circumstances relating to a failure by the acquiror to close the transaction.
On October 16, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
On October 21, 2021, Party E submitted to the Board a non-binding indication of interest proposing to acquire all of the outstanding shares of common stock for a price between $82.00 and $85.00 in cash per share of common stock. Party E indicated that it would need an additional four to six weeks to conduct due diligence and negotiate definitive transaction documentation. Representatives of Morgan Stanley and Cravath discussed Party E’s letter with the Committee and members of Company management. The Committee instructed the Company’s management and advisors to provide Party E with a draft non-disclosure agreement and facilitate further due diligence and discussions with Party E.
Later that day on October 21, 2021, representatives of Morgan Stanley provided to Party E a draft non-disclosure agreement, which contained a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions.
Also on October 21, 2021, Cravath sent a revised draft of the merger agreement on behalf of the Company to Kirkland. This version of the merger agreement contained a “no-shop” provision, a Company termination fee equal to 2.5% of the equity value of the Company and a reverse termination fee equal to 7.5% of the equity value of the Company.
On October 23, 2021, representatives of Party B indicated to Morgan Stanley that Party B would no longer be able to support the previously proposed purchase price of $82.50 in cash per share of common stock, that Party B was withdrawing from the bidding process and that the joint proposals from KKR and Party B dated September 18, 2021 and October 5, 2021 were retracted.
Also on October 23, 2021, representatives of Party C submitted to the Board a revised non-binding indication of interest affirming Party C’s interest in consummating an acquisition of the Company, and indicating that Party C would be in a position to complete due diligence and negotiation of a definitive acquisition agreement by early November. The letter indicated an increase in Party C’s proposed acquisition price to $85.00 in cash per share of common stock, and was accompanied by a revised draft merger agreement and letters from financing sources indicating that they were highly confident they would be able to provide customary financing commitments in connection with the execution of a definitive merger agreement. The revised merger agreement proposed a “go-shop” provision that would permit the Company to solicit alternative proposals for a period of 30 days after execution of the merger agreement; it contained a bifurcated Company termination fee of 1.0% of the equity value of the Company in the event of a termination to enter into a superior proposal received during the go-shop period and 3.5% of the equity value of the Company in all other circumstances; and it contained a reverse termination fee equal to 7.0% of the Company’s equity value. Representatives of Party C also reiterated its requests for exclusivity and for expense reimbursement by the Company in the event that the Company and Party C were unable to execute definitive transaction documentation.
On October 24, 2021, representatives of Party C provided Morgan Stanley a proposed framework for its expense reimbursement, and indicated that such framework, in lieu of a commitment by the Company to negotiate exclusively with Party C, would be necessary for Party C to continue pursuing a potential acquisition of the Company.
Later on October 24, 2021, the Board met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath and discussed Party C’s October 23, 2021 bid package, including its requests for exclusivity and/or expense reimbursement. The Board also discussed the parameters of an expense reimbursement agreement for Party C that would be acceptable, and directed the Company’s management and financial and legal advisors to begin negotiations on such an expense reimbursement agreement.
On October 25, 2021, representatives of KKR held a call with representatives of Morgan Stanley, during which KKR requested the Company’s consent to partner with GIP as a co-bidder.
Also on October 25, 2021, representatives of Cravath provided GIP with a draft non-disclosure agreement, containing a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions, which was executed on October 26, 2021, after which time GIP was granted access to the data room.
On October 27, 2021, KKR submitted a non-binding indication of interest letter confirming its continued interest in consummating an acquisition of the Company on the terms and subject to the conditions set forth in the indication of interest letter dated October 5, 2021 from KKR and Party B, including a purchase price of at least $82.50 in cash per share of common stock.
Also on October 27, 2021, Cravath sent a revised draft of the merger agreement on behalf of the Company to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), outside legal counsel to Party C. This version of the merger agreement contained a “go-shop” provision, a Company termination fee equal to 1.0% of the equity value of the Company during the go-shop period and 2.5% of the equity value of the Company thereafter and a reverse termination fee equal to 8.5% of the equity value of the Company.
On October 29, 2021, Party C shared a proposed draft expense reimbursement agreement with representatives of Morgan Stanley. Representatives of Morgan Stanley indicated that the Company and its advisors would review the draft expense reimbursement agreement.
Also on October 29, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath and discussed KKR’s request to partner with GIP, in light of Party B’s withdrawal from the process. Following these discussions, the Board directed representatives of Morgan Stanley to permit KKR and GIP to partner with each other as joint-bidders (the “KKR/GIP Consortium”), subject to GIP’s entry into a non-disclosure agreement.
On October 30, 2021, the Company and Party E executed a non-disclosure agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Following the execution of the non-disclosure agreement, Party E was provided access to the data room.
Throughout the first week of November 2021, the Company, with the assistance of its financial and legal advisors, continued discussions with and made significant progress in discussing the proposed terms of the merger agreement and other transaction documents and addressing due diligence requests from each of the KKR/GIP Consortium and Party C in parallel. Throughout this time, members of the Committee received frequent updates from, and had frequent discussions with, the Company’s management and representatives of Morgan Stanley, DH Capital and Cravath, and separately kept the other directors not on the Committee apprised of material developments in the process.
On November 2, 2021, members of Company management held two separate in-person management presentations: one meeting with representatives of GIP and one meeting with representatives of Party E. During their respective meetings, the Company and each of GIP and Party E and their respective representatives engaged in various discussions regarding the Company, its business, operations, activities and financial information.
On November 5, 2021, representatives of the Company distributed a revised draft expense reimbursement agreement to Party C.
Also on November 5, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath. During the meeting, representatives of Morgan Stanley provided an overview of recent interactions with the KKR/GIP Consortium, Party C and Party E, noting that the KKR/GIP Consortium and Party C each appeared to be expending significantly more time and resources in pursuit of a potential acquisition of the Company than Party E. Following discussion with members of Company management and financial and legal advisors, the Committee directed the Company’s advisors to notify each of the KKR/GIP Consortium and Party C that the Company expected final proposals and near-final transaction documentation by November 12, 2021, with a potential announcement of a transaction by the morning of November 15, 2021. The Committee also directed the Company’s advisors to request a revised bid from Party E by November 12, 2021. Following the meeting, representatives of Morgan Stanley notified representatives of each of the KKR/GIP Consortium and Party C of the Company’s proposed transaction timeline and representatives of Morgan Stanley also requested that Party E submit a revised bid on the same timeline.
On November 9, 2021, Skadden sent a revised draft of a transaction agreement on behalf of Party C to Cravath, which included certain substantial changes to the initially contemplated transaction structure, including introducing certain required pre-closing restructurings and asset sales with a special dividend that would reduce the back-end merger consideration. This transaction agreement contained a “no-shop” provision in lieu of a “go-shop” provision, a Company termination fee equal to 3.5% of the equity value of the Company and a reverse termination fee equal to 7.0% of the equity value of the Company. During the course of the next several days, Cravath and Morgan Stanley discussed with Skadden and representatives of Party C, respectively, various aspects of the proposed transaction structure and other provisions of the draft agreement.
On November 10, 2021, Kirkland sent a revised draft of the merger agreement on behalf of the KKR/GIP Consortium to Cravath. This version of the merger agreement contained a “no-shop” provision, a Company termination fee equal to 3.5% of the equity value of the Company and a reverse termination fee equal to 3.5% of the equity value of the Company.
On November 11, 2021, the Board met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
Also on November 11, 2021, Skadden sent a revised draft of the merger agreement on behalf of Party C to Cravath. This version substantially reversed the transaction structure changes that Party C introduced on November 9, 2021, and it contained a “no-shop” provision, a Company termination fee equal to 3.25% of the equity value of the Company and a reverse termination fee equal to 7.0% of the equity value of the Company. Over the course of the following days, the Company, with the assistance of Cravath, and Party C, with the assistance of Skadden, negotiated the terms of the merger agreement and related documentation.
Also on November 11, 2021, Party C sent a revised draft of the expense reimbursement agreement to representatives of Morgan Stanley, and indicated to representatives of Morgan Stanley that Party C’s proposed purchase price was currently still $85.00 in cash per share of common stock.

In the morning of November 12, 2021, the Board met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process. Following discussion, the Board affirmed the proposed transaction timeline and directed Company management and the Company’s advisors to continue negotiations with a view towards receiving and evaluating final proposals no later than November 14, 2021.
Later that day on November 12, 2021, the KKR/GIP Consortium submitted a non-binding proposal to the Board proposing to acquire all of the outstanding shares of common stock of the Company at a price of $84.00 in cash per share of common stock. Over the course of the following days, the Company, with the assistance of Cravath, and the KKR/GIP Consortium, with the assistance of Kirkland, negotiated the terms of the merger agreement and related documentation.
Also on November 12, 2021, representatives of Party E submitted to Morgan Stanley a revised non-binding indication of interest stating Party E’s interest in pursuing an acquisition of the Company, and indicating that Party E would be in a position to complete due diligence and negotiation of a definitive acquisition agreement over the course of the following four weeks. The revised indication of interest included a proposed acquisition price of $85.00 in cash per share of common stock, and was accompanied by letters from financing sources indicating that they were highly confident they would be able to provide customary financing commitments in connection with the execution of a definitive merger agreement.
Also on November 12, 2021, various media sources reported market speculation regarding an imminent agreement to sell the Company within days, including reported speculation regarding the status of negotiations between the Company and certain specific potential transaction counterparties.
On November 13, 2021, the Committee met with members of Company management and representatives of Morgan Stanley, DH Capital and Cravath to discuss the process.
Also on November 13, 2021, the Company and Party C executed an expense reimbursement agreement that provided that the Company would reimburse Party C for a portion of its out-of-pocket expenses, capped at a maximum of $7.5 million payable by the Company, incurred in pursuing an acquisition of the Company in the event that, on or prior to November 14, 2021, Party C delivered to the Company a proposed definitive version of a merger agreement containing a purchase price of at least $85.00 in cash per share of common stock and other specified terms, along with debt and equity commitment letters in an aggregate amount sufficient to consummate the acquisition and a customary limited guarantee, and within a specified time period the Company entered into a definitive agreement providing for the acquisition of the Company with an alternative bidder instead of Party C.
During the course of November 13 and 14, 2021, financial and legal advisors of the Company continued discussions in order to finalize the merger agreement and other transaction documents with financial and legal advisors of each of the KKR/GIP Consortium and Party C, in parallel.
Early in the morning of November 14, 2021, representatives of Morgan Stanley separately notified each of the KKR/GIP Consortium and Party C that the Company expected to receive best and final purchase price proposals that day.
In the afternoon of November 14, 2021, each of the KKR/GIP Consortium and Party C submitted written best and final proposals to acquire the Company. The KKR/GIP Consortium proposal contained a purchase price of $90.50 in cash per share of common stock. Party C’s proposal contained a purchase price of $86.00 in cash per share of common stock.
In the evening of November 14, 2021, the Board met with members of Company management and representatives of each of Morgan Stanley, DH Capital, Cravath and Venable LLP, the Company’s legal advisor on matters of Maryland law (“Venable”). Members of Company management and DH Capital presented to the Board updates on the status of certain commercial transactions. Representatives of Cravath and Venable delivered remarks regarding the Board’s statutory duties and other relevant legal considerations for a Maryland corporation in the context of a review of a potential sale transaction. Representatives of Morgan Stanley reviewed for the Board the terms of the most recent proposals from the KKR/GIP Consortium, Party C and Party E. Representatives of Morgan Stanley also reviewed with the Board its financial analyses of the proposed merger consideration and rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 14, 2021, and that is attached to this proxy statement as Annex B, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement with the KKR/GIP Consortium was fair from a financial point of view to the holders of shares of common stock. Representatives of Cravath delivered a legal presentation outlining the terms of the near-final draft of the merger agreement with the KKR/GIP Consortium and the near-final draft of the merger agreement with Party C, and the near-final committed debt and equity financing documentation with each of the KKR/GIP Consortium and Party C, and discussed the draft resolutions under consideration by the Board.
After discussion and consideration of a variety of factors, including those described in “— Reasons for the Merger” beginning on page 41, the Board determined to proceed with the proposal from the KKR/GIP Consortium and unanimously (i) authorized and approved the execution, delivery and performance by the Company of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) declared that the merger is advisable and in the best interests of the Company and stockholders of the Company on substantially the terms and conditions set forth in the merger agreement, (iii) directed that the merger be submitted for consideration at the special meeting and (iv) recommended that the stockholders of the Company approve the merger.
Following the meeting of the Board, representatives of Morgan Stanley notified representatives of the KKR/GIP Consortium that the Board had adopted resolutions approving the form of merger agreement, and notified representatives of Party C and Party E that the Company would not be proceeding with a transaction with either of them.
Shortly thereafter, the Company and the KKR/GIP Consortium finalized and executed the merger agreement and the other ancillary documentation related to the merger.
The following morning, on November 15, 2021, the Company, KKR and GIP issued a joint press release announcing the execution of the merger agreement and the proposed terms of the merger.
Recommendation of the Board
At the special meeting of the Board on November 14, 2021, after consideration, including of the material factors described in the section below entitled “— Reasons for the Merger”, and detailed discussions with the Company’s management and its legal and financial advisors, at such meeting and prior meetings of the Board, the Board unanimously:
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authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement;

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declared that the merger is advisable and in the best interests of the Company and of stockholders of the Company on substantially the terms and conditions set forth in the merger agreement;

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directed that the merger be submitted for consideration at the special meeting; and

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recommended that the stockholders of the Company approve the merger.

Reasons for the Merger
As described above in the section entitled “— Background of the Merger”, prior to and in reaching its unanimous determination to authorize and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, declare the merger advisable and in the best interests of the Company and stockholders of the Company and recommend that the Company’s stockholders approve the merger, the Board consulted with and received the advice of its financial advisors and outside legal counsel, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement and the transactions contemplated thereby, including the following material factors:

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the $90.50 per share price of common stock to be paid in cash, which was in excess of the all-time highest closing price for shares of common stock on any day since the date of the Company’s initial public offering in January 2013, and which represented a premium of approximately:

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25% over the unaffected closing stock price on September 27, 2021, the last full trading day prior to published market speculation regarding a potential sale of the Company; and

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6% over the closing stock price on November 12, 2021, the last trading day prior to the date when the merger agreement was executed;

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the Board’s understanding of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which the Company competes;

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the Board’s understanding of the risks and uncertainties in the industry in which the Company competes, and the risks that the Company would face if it continued to operate on a stand-alone public company basis, including:

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risks relating to the fundamentals for data center real estate and the real estate industry, including, but not limited to, increased competition, falling market rents and decreases in or slowed growth of global data, e-commerce and demand for outsourcing of data storage and cloud-based applications;

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risks relating to the operation of the Company, including, but not limited to, economic downturn, natural disaster or oversupply of data centers in the geographic areas that the Company serves, significant competition in the data center industry, a loss of key customers, a loss of access to key third-party service providers and suppliers, a loss of power or cooling which may interrupt the Company’s services to its customers, increased operating costs and capital expenditures at the Company’s facilities, including those resulting from higher utilization by customers, unknown or contingent liabilities related to the Company’s historical acquisitions of property or other assets and the inability to identify or complete acquisitions of additional properties or other assets;

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risks relating to financing of the Company, particularly in light of its capital expenditure requirements, including, but not limited to, the failure to obtain necessary outside financing on favorable terms, or at all, restrictions in the instruments governing the Company’s indebtedness, increases in market interest rates, volatility in the market price and volume of common stock and potential negative impacts resulting from incurring excessive leverage;

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risks relating to the Company’s development of properties, obtaining applicable permits, power and connectivity and the Company’s ability to successfully lease those properties;

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risks relating to compliance with existing and future applicable laws and regulations;

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risks relating to the Company’s qualification as a REIT (including distributional requirements and compliance with technical requirements of the Code); and

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other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and on Form 10-Q for the fiscal quarters ended March 31, 2021, June 20, 2021 and September 30, 2021;

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the Company’s recent turnover of executives and other key personnel;

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the Board’s determination that other alternatives to a sale of the entire Company, including entering into financing transactions, divesting certain assets and pursuing joint ventures or acquisitions, which alternatives the Board evaluated with the assistance of the Company’s advisors, did not represent an attractive alternative to a sale of the entire Company in light of, among other factors, the potential risks, rewards and uncertainties associated with those alternatives;

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the fact that the consideration to be paid by KKR and GIP is all cash, which provides certainty, immediate value and liquidity to holders of common stock, especially when viewed against any internal or external risks and uncertainties associated with the Company’s stand-alone strategy, immediately upon the closing of the merger;

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the ability of the Board to continue to declare and pay regular quarterly cash dividends to the Company’s stockholders for the entire period between signing and closing of the merger at a quarterly rate of $0.52 per share of common stock in accordance with the merger agreement without a reduction in the merger consideration to be paid by KKR and GIP to the Company’s stockholders, as more fully described below in the section entitled “— Dividends”;
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the possibility that an infrastructure fund or other private financial sponsor might be able to realize more value from the business than a public company buyer and thereby pay a higher price to acquire the Company, including the ability to absorb near-term dilution from capital expenditures in favor of longer-term growth and to fund developments without having to rely on the volatility of equity capital markets;

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the Company management’s presentation to the Board of its views and analyses, conducted with the assistance of the Company’s financial advisors, regarding the financial and strategic effects of signing certain substantial customer contracts in the fourth quarter of 2021, including its views regarding the Company’s opportunities and constraints affecting future capacity and that such contracts generally represented a pull-forward of capacity that was previously expected to be realized in 2022 or 2023, rather than an increase of aggregate expected capacity reflected in the Financial Forecasts;

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the fact that certain stockholders of the Company had encouraged the Company to consider whether a change-of-control transaction would be in the best interests of the Company and the stockholders of the Company, as described above in the section entitled “— Background of the Merger”;

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the financial analyses reviewed and discussed with the Board by representatives of Morgan Stanley and DH Capital as well as the oral opinion of Morgan Stanley rendered to the Board, which was subsequently confirmed by delivery of a written opinion, dated November 14, 2021, and that is attached to this proxy statement as Annex B, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of common stock, which is more fully described below in the section entitled “— Opinion of the Company’s Financial Advisor”;

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the Board’s assessment, taking into account the foregoing factors, of the Company’s value on a stand-alone basis relative to the $90.50 per share of common stock to be paid in cash in connection with the merger, and the possibility that the trading price of shares of common stock would not reach and sustain such price, or that doing so could take a considerable period of time;

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the Board’s process for soliciting and responding to offers from the third parties that were believed to be the most willing and able to pay the highest price for the Company, which included providing such parties with an opportunity to conduct due diligence and conduct management sessions with members of the Company’s management, as described above in the section entitled “— Background of the Merger”;

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the course and history of competitive arm’s-length negotiations with numerous third parties which, among other things, resulted in an increase in the merger consideration to $90.50 per share of common stock from an initial bid of $80.00 per share from Party I on August 11, 2021 and an initial bid of $82.50 per share from the initial KKR consortium on September 18, 2021, as described above in the section entitled “— Background of the Merger”;

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the Board’s belief that, based on discussions with the KKR/GIP Consortium and other potential counterparties, the final proposal submitted by the KKR/GIP Consortium represented the best and final offer and the highest price per share of common stock that the KKR/GIP Consortium or any other potential counterparty would be willing to pay, and any request for a further price increase or solicitation of additional bids from other third parties would have created a meaningful risk that the KKR/GIP Consortium might determine not to enter into the transaction and to terminate negotiations, in which event stockholders of the Company would lose the opportunity to obtain the proposed $90.50 per share of common stock in cash being offered;

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the successful track record that KKR and GIP have developed in acquiring other companies and the consolidated financial strength and industry expertise of the KKR/GIP Consortium;

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the fact that the merger is not subject to a financing condition, that the KKR/GIP Consortium obtained committed debt financing for the merger from reputable financing sources, and that each of the KKR Funds and the GIP Funds have committed to make available and provide to Parent, pursuant to the equity commitment letters, the full amount in cash necessary, along with the committed debt financing, to fund the aggregate merger consideration;

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the fact that the KKR Funds and GIP Funds have provided certain guarantees in favor of the Company as described below in the section entitled “— Financing of the Merger”;

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the provisions of the merger agreement that permit the Company, in response to certain unsolicited takeover proposals, to furnish information to and conduct negotiations with third parties under certain circumstances and, under certain conditions, to accept a superior proposal, and the Company’s corresponding right to terminate the merger agreement (subject to the payment to Parent of the Company termination fee of $319.5 million) in order to enter into a definitive agreement providing for the consummation of such superior proposal;

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the provisions of the merger agreement that permit the Board to withhold, withdraw, modify or qualify its recommendation that our stockholders vote to approve the merger and the other transactions contemplated by the merger agreement under certain circumstances, subject to payment to Parent of the Company termination fee of $319.5 million if Parent elects to terminate the merger agreement in such circumstances;

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the high probability that the merger would be consummated based on, among other things, KKR’s and GIP’s independent respective abilities to complete large acquisition transactions, their extensive respective experience in the real estate industry, the absence of a financing contingency and the $813.5 million Parent termination fee, payable to the Company if the merger agreement is terminated in certain circumstances, which payment is guaranteed by the KKR Funds and the GIP Funds, pursuant to the guarantees delivered by them;

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the terms and conditions of the merger agreement, which were reviewed by the Board with the Company’s outside legal counsel and financial advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

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the fact that resolutions approving the merger were unanimously approved by the Board, which is comprised of a majority of independent directors who are not affiliated with the Company and are not employees of the Company or any of its subsidiaries; and

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the fact that the merger would be subject to the approval of our stockholders, and our stockholders would be free to reject the merger by voting against the merger.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:
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the potential upside in the Company’s stand-alone strategic plan;

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the financial and strategic effect of certain substantial customer contract bookings executed in the fourth quarter of 2021, including related analyses presented to the Board by the Company’s management and financial advisors;

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the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by the required regulatory authorities;

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the risks and costs to the Company if the merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and the Company’s relationships with customers, suppliers and other third parties;

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the fact that holders of common stock will have no ongoing equity interest in the surviving corporation following the merger, meaning that the holders of common stock will not (by virtue of their holding common stock) participate in the Company’s potential future earnings or growth;

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the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company;

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the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger;

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the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Company to negotiate with Parent (if Parent desires to negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

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the possibility that the Company’s obligation to pay the Company termination fee of $319.5 million to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company;

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the significant costs involved in connection with negotiating the merger agreement and consummating the merger, and the fact that if the merger is not consummated, the Company may be required to bear such costs;

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the risk of litigation in connection with the execution of the merger agreement and the consummation of the merger and the other transactions contemplated therein;

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the fact that, under Maryland law, the Company’s stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights in connection with the merger; and

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the fact that an all-cash transaction would be taxable to the holders of common stock that are U.S. holders for U.S. federal income tax purposes.

In addition, the Board was aware of and considered the fact that the Company’s executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as described more fully below in the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger”.
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board unanimously reached the conclusion to authorize and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, declare the merger advisable and in the best interests of the Company and stockholders of the Company and recommend that the Company’s stockholders approve the merger in light of the factors described above and other factors that the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20.
Financial Forecasts
Other than annual guidance — including the guidance included in the Company’s press release dated February 17, 2021 and the updates of such guidance in the Company’s press releases dated April 28, 2021,

July 28, 2021 and October 28, 2021 (the “2021 earnings guidance”), with respect to total revenues, capital expenditures and certain other performance measures, which guidance the Company presents as a range — the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, the Company has included in this proxy statement certain financial forecasts of the Company that, to the extent described herein, were furnished to the Board, the Company’s financial advisors, KKR, GIP and certain other parties potentially interested in a transaction with the Company, in connection with the discussions concerning the proposed merger.
These Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”). A summary of this information is presented below.
While the Financial Forecasts were prepared in good faith, no assurances can be made regarding future events and the estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, and the risk and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of KKR or GIP and the surviving corporation. The Company’s stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Company, KKR and GIP, their respective boards of directors or their respective financial advisors considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied upon as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information. The Financial Forecasts assume that the Company would continue to operate as a standalone company and do not reflect any impact of the merger.
The Financial Forecasts include certain non-GAAP financial measures, including Net Operating Income, Adjusted EBITDA and Normalized FFO (in each case, as defined below). The Company’s management included forecasts of Net Operating Income in the Financial Forecasts because it is a financial measure commonly used in the REIT industry, as a supplemental performance measure; when compared period over period, it captures trends in occupancy rates, rental rates and operating expenses. The Company’s management also believes that, as a widely recognized measure of the performance of REITs, Net Operating Income is used by investors as a basis to evaluate REITs. The Company’s management included forecasts of Adjusted EBITDA in the Financial Forecasts because the Company’s management believes that Adjusted EBITDA can be used by investors as a basis to compare the Company’s operating performance with that of other companies. The Company’s management included forecasts of Normalized FFO in the Financial Forecasts because the Company’s management believes that it is a financial measure commonly used in the REIT industry, as a supplemental performance measure; when compared period over period, this measure captures trends in occupancy rates, rental rates and operating expenses. The Company’s management also believes that, as a widely recognized measure of the performance of REITs, Normalized FFO is used by investors as a basis to evaluate REITs.
Investors should also note that these non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors.

Because of the non-standardized definitions, the non-GAAP financial measures may be calculated differently from, and will not be directly comparable to, similarly titled measures used by the Company’s competitors and other REITs, or any similarly titled measures used by KKR or GIP.
Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by the Company’s management. Neither Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm nor any other person has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Deloitte nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The Deloitte reports incorporated by reference in this proxy statement relate to the historical financial information of the Company. Those reports do not extend to the Financial Forecasts and should not be read to do so.
The non-GAAP financial measures included in the Financial Forecasts were relied upon by Morgan Stanley for its financial analysis in connection with the preparation of its opinion and by the Board for its consideration of the merger. Financial measures provided to a financial advisor in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures, and reconciliations of non-GAAP financial measures were not provided to, nor relied upon by, Morgan Stanley or by the Board. In addition, none of KKR, GIP or the other potentially interested parties that received the Financial Forecasts were provided with any such reconciliation. Accordingly, we have not provided a reconciliation of the financial measures in this proxy statement.
By including in this proxy statement the Financial Forecasts below, none of the Company, KKR, GIP or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied upon as such, and the Financial Forecasts may differ in important respects from the 2021 earnings guidance, which are presented as a range and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts summarized in this section reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any changes since such Financial Forecasts were prepared. None of the Company, KKR, GIP or, after consummation of the merger, the surviving corporation, undertakes any obligation, except as required by law, to update or otherwise revise the Financial Forecasts to reflect circumstances existing since their preparation, changes in general economic or industry conditions or the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.
The following table sets forth a summary of the financial projections made available to the Board, the Company’s financial advisors and certain parties potentially interested in a transaction with the Company, including KKR and GIP (the “Financial Forecasts”); the summary of the Financial Forecasts is not included in this proxy statement to induce any CyrusOne stockholder to vote in favor of the approval of the merger proposal or any other proposals to be voted on at the special meeting:
($ millions)	Fiscal Year ending December 31,
	2021E	2022E	2023E	2024E	2025E
Revenue	$1,124	$1,285	$1,455	$1,615	$1,799
Net Operating Income(1)	$667	$754	$855	$947	$1,052
Adjusted EBITDA(2)	$582	$667	$765	$855	$958
Normalized FFO(3)	$491	$564	$646	$717	$801

($ millions)	Fiscal Year ending December 31,
	2021E	2022E	2023E	2024E	2025E
Capital Expenditures	$(1,070)	$(1,623)	$(1,478)	$(1,235)	$(1,294)

(1)
“Net Operating Income” is defined as net income (loss), adjusted for sales and marketing expenses, general and administrative expenses, depreciation and amortization expenses, transaction, acquisition, integration and other related expenses, interest expense, net, (gain) loss on marketable equity investment, loss on early extinguishment of debt, impairment loss on real estate, foreign currency and derivative gains, net, other expense, income tax (benefit) expense and other items as appropriate.

(2)
“Adjusted EBITDA” is defined as net income (loss) as defined by GAAP adjusted for interest expense, net, income tax (benefit) expense, depreciation and amortization, transaction, acquisition, integration and other related expenses, legal claim costs, stock-based compensation expense, severance and management transition costs, loss on early extinguishment of debt, new accounting standards and regulatory compliance and the related system implementation costs, (gain) loss on marketable equity investment, impairment loss on real estate, foreign currency and derivative gains, net, other expense and other items as appropriate.

(3)
“Normalized FFO” is defined as net income (loss) computed in accordance with GAAP before real estate depreciation and amortization and impairment loss on real estate plus loss on early extinguishment of debt; (gain) loss on marketable equity investment; foreign currency and derivative gains, net; new accounting standards and regulatory compliance and the related system implementation costs; amortization of trade names; transaction, acquisition, integration and other related expenses; severance and management transition costs; legal claim costs and other items as appropriate.

Opinion of the Company’s Financial Advisor
Morgan Stanley was retained by the Company to act as its financial advisor in connection with a review of the Company’s strategic alternatives, including a potential sale of the Company. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. As part of this engagement, the Board requested that Morgan Stanley evaluate the fairness from a financial point of view of the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement. On November 14, 2021, Morgan Stanley rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 14, 2021, and that is attached to this proxy statement as Annex B, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of common stock.
The full text of the written opinion of Morgan Stanley, dated November 14, 2021, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. CyrusOne stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view to the holders of shares of common stock of the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute an opinion or recommendation as to how any CyrusOne stockholder should vote at the special meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.
For purposes of rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of the Company;

•
reviewed certain internal financial statements and other business, financial and operating data concerning the Company prepared by the management of the Company;

•
reviewed certain financial projections prepared by the management of the Company as further described in the section of this proxy statement entitled “— Financial Forecasts” beginning on page 45;

•
discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•
reviewed the reported prices and trading activity for shares of common stock;

•
compared the financial performance of the Company and the prices and trading activity of shares of common stock with that of certain other publicly traded companies comparable with the Company and their securities;

•
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•
participated in certain discussions among representatives of the Company and Parent and certain parties and their financial and legal advisors;

•
reviewed (i) the merger agreement and (ii) the draft commitment letters from Barclays Bank PLC, Goldman Sachs Bank USA, Wells Fargo Bank, N.A. and Citigroup Global Markets Inc. substantially in the form of the drafts dated November 14, 2021 and the draft commitment letters from the KKR Funds and the GIP Funds, substantially in the form of the drafts dated November 14, 2021 and certain related documents; and

•
performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the Company and Parent, and formed a substantial basis for its opinion.
With respect to the Financial Forecasts, Morgan Stanley assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent would obtain financing in accordance with the terms set forth in the commitment letters, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby (other than the merger consideration to the extent expressly specified in the opinion) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith, including, without limitation, any terms, aspects or implications of any related transactions. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any other alternative business transaction or other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to enter into the merger agreement or proceed with the transactions contemplated by the merger agreement. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of common stock in the merger. Morgan Stanley was advised by the Company that the Company has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and Morgan Stanley assumed that the merger would not adversely affect such status or operations of the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, and was not furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of November 14, 2021. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Board dated November 14, 2021. The following summary is not a complete description of the opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with Morgan Stanley’s opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses.
Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon the Financial Forecasts, as described in greater detail in the section of this proxy statement entitled “— Financial Forecasts” beginning on page 45, and certain financial forecasts based on Wall Street research.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis on the Company, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and the terminal value of the company. Morgan Stanley calculated a range of per share equity values as of September 30, 2021 for the shares of common stock. Morgan Stanley used estimates from the Financial Forecasts for purposes of its discounted cash flow analysis, as more fully described below.
Morgan Stanley first calculated the estimated unlevered free cash flows for the stub period of the fiscal year 2021 and fiscal years 2022 through 2024 (the “Unlevered Free Cash Flow”), which it calculated by deducting from Adjusted EBITDA for each such fiscal year (as set forth in greater detail in the section of this proxy statement entitled “— Financial Forecasts”) stock-based compensation expense, net working capital and net capital expenditures and making certain further investment adjustments (including for certain categories of cash and bonus compensation, income tax benefit, professional fees, other income and special items). The estimates of Unlevered Free Cash Flow were based on the Financial Forecasts (prorated in the case of the stub fiscal year 2021), and were as follows:
($ millions)	Fiscal Year ending December 31,
	2021E	2022E	2023E	2024E
Unlevered Free Cash Flow	$(43)(1)	$(1,026)	$(800)	$(471)

(1)
For the period from September 30, 2021 through December 31, 2021.

Morgan Stanley also calculated a range of implied terminal enterprise values of the Company as of December 31, 2024 by applying a range of implied exit multiples of 19.0x to 21.0x to the forecasted Adjusted EBITDA of the Company for the twelve months ending December 31, 2025 with a midpoint of 20.0x at exit. The range of multiples was selected, based on Morgan Stanley’s professional judgment and experience with respect to valuations of these types of businesses, using the historical trading performance of the Company relative to select public peers.
Morgan Stanley then discounted the estimated Unlevered Free Cash Flow and range of estimated terminal values derived to present value as of September 30, 2021, using rates based on Morgan Stanley’s judgment of the estimated range of the Company’s weighted average cost of capital of 5.6% to 6.4%, to derive ranges of implied enterprise values for the Company. From the ranges of implied enterprise values, Morgan Stanley then deducted the Company’s net debt of approximately $2.96 billion as of September 30, 2021, and added the value of certain equity investments of the Company of approximately $30 million as of September 30, 2021, to arrive at a range of enterprise values for the Company, and subsequently derive a range of implied equity value in respect of the fully diluted share count as of September 30, 2021.
This analysis indicated an implied per share equity value reference range for shares of common stock of $74.99-$89.71 (as compared to the proposed merger consideration of $90.50 per share of common stock).
Trading Performance
Morgan Stanley reviewed the historical trading range of shares of common stock for the 12-month period ending September 27, 2021 (the last full trading day prior to published market speculation regarding a potential sale of the Company). Morgan Stanley noted that the low and high closing prices for shares of common stock during such period were $61.64, on March 4, 2021, and $82.69, on June 10, 2021, respectively, per share.
Analysts’ Price Target Analysis
Morgan Stanley reviewed publicly available price targets for shares of common stock prepared and published by over 20 equity research analysts. The range of undiscounted analyst price targets for shares of common stock was $70.00 to $90.00, with a median price target of $80.50 per share of common stock, as of September 27, 2021, to which Morgan Stanley applied a discount using cost of equity of 7.4% based on the average of (a) the capital asset pricing based cost of equity using a risk premium assumption of 6.0% and applicable predicted beta according to MSCI’s Barra’s Risk Models and (b) the median broker reported cost of equity of 7.5%, resulting in a discounted price target range of $65.99 to $84.84, with a median price target of $74.94 per share of common stock and a mean price target of $74.43 per share of common stock, in each case, based on Capital IQ.
The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of common stock. All estimates are subject to uncertainties, including, but not limited to, the future financial performance of the Company and future financial market conditions.
Net Asset Value
Morgan Stanley reviewed publicly available net asset value (“NAV”) estimates for shares of common stock published by those equity research analysts which published publicly available price targets for shares of common stock. As of September 27, 2021, the range of NAV estimates per share of common stock ranged from $59.00 to $92.60, with a median NAV estimate of $68.26 per share of common stock and a mean NAV estimate of $68.69 per share of common stock, in each case based on Capital IQ.
Comparative Public Trading Multiples Analysis
Morgan Stanley performed a public trading multiples analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of the Company with publicly available information for the selected companies.
Morgan Stanley selected these companies based on its professional judgment and because they are data center companies with business characteristics that, for purposes of its analysis, Morgan Stanley considered similar to the business characteristics of the Company.

The selected companies consisted of:
•
Digital Realty Trust, Inc. (DLR);

•
Equinix, Inc. (EQIX);

•
CoreSite Realty Corporation (COR); and

•
Switch Inc. (SWCH).

Market data for the selected companies was based on closing prices as of November 5, 2021. Balance sheet data for the selected companies was as of the quarter ended September 30, 2021.
For purposes of this analysis, for each of the selected companies and the Company, Morgan Stanley calculated:
•
the aggregate value for each such company (obtained by calculating the sum of equity market capitalization of such company plus the net debt of such company and other applicable adjustments such as adjustments for preferred stock and minority interests) as a multiple of its estimated calendar year 2022 EBITDA (based on Capital IQ consensus estimates) (referred to as “AV / 2022E EBITDA”); and

•
the price per share for each such company a multiple of its estimated calendar year 2022 funds from operations per share (based on Capital IQ consensus estimates) (referred to as “P / 2022E FFO”).

Based on the analysis of the relevant metrics for each of the selected companies (excluding Equinix, Inc. from the selected company averages given the difference in its scale and business mix), Morgan Stanley adjusted the peer multiple range based on the Company’s historical discount to peers and applied the relevant adjusted multiples to the relevant 2022 metric based on the estimates prepared by Company management and described in further detail in the section of this proxy statement entitled “— Financial Forecasts” beginning on page 45 to determine the implied price per share of common stock. For the Company, Morgan Stanley calculated the same ratios, using both the estimates prepared by Company management and described in further detail in the section of this proxy statement entitled “— Financial Forecasts” beginning on page 45 and consensus estimates from Capital IQ as of September 27, 2021.
The results of its analysis were as follows:
Valuation Methodology	Selected Company Average	Applied Multiple		Implied Price Per Share of Common Stock
		Low	High	Low	High
AV / 2022E EBITDA	24.4x	19.0x	21.0x	$74.40	$84.58
P / 2022E FFO	24.1x	16.0x	20.0x	$67.89	$84.86
No company in the public trading multiples analysis is identical to the Company. In evaluating the selected companies, Morgan Stanley made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters (many of which are beyond the control of the Company), as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Precedent Transaction Analysis
Morgan Stanley performed a precedent transactions analysis on the Company, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions.
Precedent Premiums Paid Analysis
Using publicly available information, Morgan Stanley reviewed the terms of selected public company precedent transactions announced from October 23, 2013 to June 7, 2021, in which the targets were REITs or digital infrastructure companies and the aggregate value of such transactions exceeded $8 billion. All transactions that Morgan Stanley found that satisfied the foregoing criteria were included in the premiums paid analysis.
Digital Infrastructure Precedents
Transaction Announcement Date	Acquiror	Target
June 7, 2021	Blackstone REIT Operating Partnership; The Blackstone Group Inc.	QTS Realty Trust, Inc.
October 29, 2019	Digital Realty Trust, Inc.	InterXion Holding N.V.
May 8, 2019	Digital Colony Partners / EQT Infrastructure IV Fund	Zayo Group Holdings, Inc.
REIT Precedents
Transaction Announcement Date	Acquiror	Target
April 29, 2021	Realty Income Corporation	VEREIT, Inc.
October 27, 2019	Prologis, L.P.	Liberty Property Trust
July 31, 2018	Brookfield Asset Management Inc.	Forest City Realty Trust, Inc.
April 29, 2018	Prologis, Inc.	DCT Industrial Trust Inc.
November 13, 2017	Brookfield Property Partners L.P.	GGP Inc. (nka: Brookfield Property REIT Inc.)
November 8, 2015	Weyerhaeuser Company	Plum Creek Timber Co. Inc.
October 8, 2015	Blackstone Real Estate Advisors; Blackstone Real Estate Partners VIII, L.P.	BioMed Realty Trust Inc.
October 23, 2013	American Realty Capital Properties, Inc. (nka: VEREIT, Inc.)	Cole Real Estate Investments, Inc.
Morgan Stanley calculated the premiums paid in these transactions over the applicable unaffected stock price of the acquired company (i.e., the percentage by which the price that the acquiring entity paid for the shares of the target exceeded the unaffected market price of such shares), by comparing the publicly announced purchase price to the volume-weighted average price for the ten trading days ending five trading days prior to the announcement of such precedent transactions (or the unaffected date, if applicable). Morgan Stanley noted that the mean of the premiums paid in the digital infrastructure transaction precedents was 17.7%. Morgan Stanley noted that the mean of the premiums paid in the REIT transaction precedents was 20.5%.
Based on the results of this analysis and the premiums paid in precedent transactions as outlined above, Morgan Stanley applied a premium range of 14.0% to 28.5% based on the observed low and high end of the range of premiums paid in such precedent transactions, respectively, to the closing price of shares of common stock on September 27, 2021, the last full trading day prior to published market speculation regarding a potential sale of the Company, of $72.57. This analysis indicated an implied per share equity value reference range for common stock of $82.73 to $93.25.
Precedent Data Center Transactions Analysis
Morgan Stanley compared publicly available statistics for certain precedent transactions involving data center operators, selected based on Morgan Stanley’s professional judgment and experience, between January 1, 2015 and November 14, 2021. Morgan Stanley selected such comparable transactions because it determined, upon the application of its professional judgment and experience, that they shared certain characteristics with the merger. The following is a list of the transactions reviewed:

Selected Transactions (Acquiror / Target)
Blackstone REIT Operating Partnership; The Blackstone Group Inc. / QTS Realty Trust, Inc.
EQT Infrastructure IV Fund / EdgeConneX, Inc.
Macquarie Asia Infrastructure Fund 2 / AirTrunk Operating Pty Ltd
Digital Realty Trust, Inc. / InterXion Holding N.V.
Digital Realty Trust, Inc., Brookfield Infrastructure / Ascenty LLC
Digital Realty Trust, Inc. / DuPont Fabros Technology, Inc.
Equinix, Inc. / 29 Data Centers owned by Verizon Communications Inc.
BC Partners, Longview Asset Management and Medina Capital / Data Centers and Colocation Business of CenturyLink, Inc.
Equinix, Inc. / Telecity Group plc
For each selected precedent transaction, where such information was available, Morgan Stanley reviewed transaction values and calculated the total enterprise value implied for each target company (based on the consideration paid or proposed to be paid in the selected transaction), as a multiple of the target company’s (A) last 12 months (“LTM,” for the prior 12-month period, measured from the transaction announcement date, for which publicly available information was available) Adjusted EBITDA and (B) next 12 months (“NTM,” estimated for the next 12-month period measured from the transaction announcement date) Adjusted EBITDA. Financial data of the selected precedent transactions were based on Capital IQ consensus estimates, public filings and other publicly available information.
From these transactions, Morgan Stanley noted an average NTM EBITDA multiple of 20.7x and an average LTM EBITDA multiple of 19.9x. Morgan Stanley, based on its professional judgment and experience, identified the following three precedent transactions as being most relevant to the transactions contemplated by the merger agreement:
Selected Transactions (Acquiror / Target)
Blackstone REIT Operating Partnership; The Blackstone Group Inc. / QTS Realty Trust, Inc.
Digital Realty Trust, Inc. / InterXion Holding N.V.
Digital Realty Trust, Inc. / DuPont Fabros Technology, Inc.
Applying the LTM EBITDA multiple from those transactions to the Company’s LTM Adjusted EBITDA indicated an implied per share equity value reference range for common stock of $77.29 to $97.04.
No company or transaction utilized in the precedent transaction analysis is identical to the Company or the merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that certain points in the range of implied present value per share of common stock derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive to Morgan Stanley’s analysis of the merger consideration, but one of many factors Morgan Stanley considered.
General
In connection with the review of the merger for the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of shares of common stock. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to the holders of shares of common stock of the consideration to be received by holders of shares of common stock pursuant to the merger agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock might actually trade.
The consideration to be received by holders of shares of common stock pursuant to the merger agreement was determined through arm’s-length negotiations between the Company and Parent (and including other parties as described in greater detail in the section of this proxy statement entitled “—Background of the Merger” beginning on page 31) and was approved by the Board. Morgan Stanley provided advice to the Board during these negotiations but did not, however, recommend any specific consideration to the Board, nor did Morgan Stanley opine that any specific consideration to be received by CyrusOne stockholders constituted the only appropriate consideration for the merger.
Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board when it unanimously (i) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement, (ii) declared that the merger is advisable and in the best interests of the Company and of stockholders of the Company on substantially the terms and conditions set forth in the merger agreement, (iii) directed that the merger be submitted for consideration at the special meeting and (iv) recommended that the stockholders of the Company approve the merger (as described in greater detail in the section of this proxy statement entitled “— Reasons for the Merger” beginning on page 41). Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration or whether the Board would have been willing to agree to a different form or amount of consideration.
Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley expressed no opinion or recommendation as to how any stockholder of the Company should vote at the stockholders meeting to be held in connection with the merger.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, KKR, GIP, any of their respective affiliates or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Company with financial advisory services and the Board with a financial opinion, and the Company has agreed to pay Morgan Stanley an aggregate fee equal to approximately $68 million, $6 million of which was payable upon the earlier of the Company entering into a definitive agreement with respect to the merger and Morgan Stanley’s rendering of its opinion, and approximately $62 million of which is payable upon the closing of the merger. The Company has also agreed to reimburse Morgan Stanley for certain of its expenses, including the fees of outside counsel and other professional advisors, incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.
In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services for the Company and financial advisory and financing services to Parent and its affiliates, including affiliates of KKR and GIP, and have received fees in connection with such services. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to the Company, Parent and their respective affiliates, including affiliates of KKR and GIP, in the future and would expect to receive fees for the rendering of these services.
Certain Effects of the Merger
If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a direct, wholly owned subsidiary of Parent.
At the effective time, each share of common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be canceled and converted into the right to receive $90.50 in cash, without interest and less any applicable withholding taxes. Following the merger, all of the common stock will be beneficially owned by Parent, and none of the current holders of common stock will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent. As a result, the current holders of common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Company. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
Please see the section of this proxy statement entitled “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 71.
For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 59 and the section of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity Awards” beginning on page 72.
Shares of common stock are currently registered under the Exchange Act and listed on the NASDAQ Global Select Market under the trading symbol “CONE”. Following the consummation of the merger, shares of common stock will no longer be traded on the NASDAQ Global Select Market or any other public market. In addition, the registration of common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the common stock.
Effects on the Company if the Merger Is Not Consummated
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, CyrusOne stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the common stock will continue to be listed and traded on the NASDAQ Global Select Market, the common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your common stock, including the risk that the market price of common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 88.
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a $319.5 million termination fee. Please see the section of this proxy statement entitled “The Merger Agreement — Termination Fees” beginning on page 89.
Financing of the Merger
We anticipate that the total funds available to KKR and GIP to consummate the merger (which includes the funds that will be used to pay the aggregate merger consideration, repay or refinance any indebtedness to be repaid or refinanced by the Company and its subsidiaries pursuant to the merger agreement and pay all fees, costs and expenses required to be paid by Parent or Merger Sub at or prior to the closing of the merger in connection with the transactions contemplated by the merger agreement) will be approximately $7.047 billion of equity financing pursuant to the equity commitment letters and an aggregate amount of $12.0 billion of debt financing. KKR and GIP do not anticipate seeking or requiring additional sources of funding in order to consummate the merger. Parent has received the equity commitment for the equity financing from the KKR Funds and the GIP Funds as described below in the section entitled “— Equity Financing” and debt commitments for the debt financing from the debt financing sources as described below in the section entitled “— Debt Financing”.
The consummation of the merger is not conditioned on Parent’s receipt of any financing.
Equity Financing
Pursuant to the equity commitment letters, the KKR Funds and the GIP Funds have committed to contribute or cause to be contributed to Parent an aggregate amount in cash equal to $7,047,217,376 solely to fund the obligations.
Funding of the equity commitment is subject to the terms, conditions and limitations set forth in the equity commitment letters, which include: (i) with respect to the closing obligations, the simultaneous or immediately subsequent consummation of the closing of the merger and the receipt by Parent of the proceeds of the contemplated debt financing in accordance with the terms thereof and (ii) with respect to the expense obligations, such expense obligations becoming due and payable.
The obligation of the KKR Funds and the GIP Funds to fund the equity financing will terminate automatically and immediately upon the earliest to occur of (i) the consummation of the closing of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, (iii) any payment being made under or in connection with the guarantees, (iv) the payment in full of the obligations, (v) 18 months after the date of execution of the equity commitment letters and (vi) the filing or commencement by the Company or any of its affiliates, or any person acting on their behalf, any action asserting (a) any claim for payment or performance under or in respect of the merger agreement, the applicable equity commitment letter, the guarantees or transactions contemplated thereby against the KKR Funds, the GIP Funds, Parent, Merger Sub and/or certain related parties or (b) any other theory or liability or seeks any remedies against such persons (in the case of each of clause (a) and clause (b), other than (1) claims by the Company against a guarantor under the applicable guarantee, (2) claims by the Company against Parent or Merger Sub under the merger agreement, (3) claims by the Company to cause Parent to specifically enforce a guarantor’s obligations under the applicable equity commitment letter to which such guarantor is party and (4) claims by the Company against KKR or GIP under the applicable non-disclosure agreement, other than, with respect to clause (v), any action by the Company or any of its affiliates seeking specific performance of Parent’s obligation to fund the equity commitment in accordance with the terms of the merger agreement.
Pursuant to the terms and conditions of the merger agreement, Parent shall (and shall cause its affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the equity financing on the terms and subject only to the conditions set forth in the equity commitment letters.
The Company is an express beneficiary of the right granted to Parent to specific performance under the equity commitment letters and is entitled to enforce Parent’s rights to specific performance of the KKR Funds and the GIP Funds to fund all or any portion of their respective equity financing obligations under the equity commitment letters, subject to the terms thereof, if the Company is entitled to specific performance of Parent’s obligation to cause the equity commitment to be funded pursuant to the merger agreement.
Debt Financing
In connection with entering into the merger agreement, Parent received a debt commitment letter, dated November 14, 2021 (the “debt commitment letter” and, together with the equity commitment letters, the “commitment letters”), from the debt financing sources. Pursuant to the debt commitment letter, the debt financing sources have committed to provide, severally but not jointly, the credit facilities.
The commitments of the debt financing sources under the debt commitment letter are subject to the satisfaction (or waiver by the applicable debt financing sources) of certain conditions precedent, including, without limitation:
•
the merger shall have been prior to or, substantially concurrently with the initial borrowing under the credit facilities shall be, consummated in all material respects in accordance with the terms of the merger agreement, without giving effect to certain material amendments or waivers absent the consent of the applicable debt financing sources;

•
since September 30, 2021, there has not been any Material Adverse Effect;

•
prior to or substantially simultaneously with the initial borrowing under the credit facilities, the refinancing of certain existing Company indebtedness shall be consummated;

•
the consummation of the equity financing shall have been made, or substantially concurrently with the borrowings under the credit facilities shall be made;

•
all documents and instruments required to create or perfect the security interests contemplated under the credit facilities shall be fully executed and delivered by the applicable parties and, if applicable, in proper form for filing; and

•
other customary conditions precedent set forth in the debt commitment letter.

The commitments under the debt commitment letter terminate automatically on the earliest to occur of: (i) prior to the consummation of the merger, the termination of the merger agreement by Parent (or Parent’s affiliates) in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (ii) 11:59 p.m., New York City time, on the date that is five business days after the Outside Date (as defined in the merger agreement as of November 14, 2021, without giving effect to any extension of the Outside Date pursuant to Section 8.08 of the merger agreement) and (iii) the consummation of the merger without the funding of the credit facilities.
Guarantees
Subject to the terms and conditions set forth in the guarantees, the KKR Funds and the GIP Funds have guaranteed certain payment obligations of Parent under the merger agreement, subject to an aggregate cap of $409,250,000 for the KKR Funds and an aggregate cap of $409,250,000 for the GIP Funds for payment of the guaranteed obligations.
Each guarantee is irrevocable, and will not terminate until the earliest to occur of (i) the consummation of the merger in accordance with the terms of the merger agreement, (ii) 90 days following the valid termination of the merger agreement unless by such date the Company has delivered a notice with respect to the guaranteed obligations, in which case the applicable guarantee will automatically terminate when such claim is resolved or otherwise finally satisfied, (iii) the receipt by the Company of payment in respect of the guaranteed obligations and (iv) 18 months after the date of execution of the respective guarantee unless by such date an unresolved claim has been made in writing seeking to enforce the payment of the applicable guaranteed obligations, in which case the applicable guarantee will automatically terminate when such claim is resolved and any guaranteed obligations determined or agreed to be owed are finally satisfied.
No Dissenters’ Rights of Appraisal
As permitted under Maryland law, our charter provides that holders of common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of their shares in connection with a merger unless the Board, upon the affirmative vote of a majority of the Board, determines that such rights apply. The Board has made no such determination. In addition, because shares of our common stock are listed on the NASDAQ Global Select Market as of the record date for determining CyrusOne stockholders entitled to vote at the virtual special meeting, our stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the Maryland General Corporation Law in connection with the merger.
Interests of the Company’s Directors and Executive Officers in the Merger
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger proposal and recommend that CyrusOne stockholders approve the merger proposal.
The Company’s executive officers for purposes of the discussion below are David Ferdman (Interim President and Chief Executive Officer), Katherine Motlagh (Executive Vice President and Chief Financial Officer), John Hatem (Executive Vice President and Chief Operating Officer) and Robert Jackson (Executive Vice President, General Counsel & Secretary). In accordance with SEC rules, this discussion also covers former executive officers of the Company who served as executive officers at any time since January 1, 2020, which consist of Bruce Duncan (former President and Chief Executive Officer), Gary Wojtaszek (former President and Chief Executive Officer), Venkatesh Durvasula (former Interim President and Chief Executive Officer), Diane Morefield (former Executive Vice President and Chief Financial Officer) and Kevin Timmons (former Executive Vice President and Chief Technology Officer) (collectively, the “Former Executive Officers”). In addition, in accordance with SEC rules, this disclosure is required to cover Michael A. Klayko, who served as a director of the Company in fiscal year 2020, but since he no longer serves as a director of the Company, and to the Company’s knowledge does not have any interests in the merger that are different from those of a stockholder, he has been omitted from the disclosure below.
Treatment of Company Equity Awards
For information regarding beneficial ownership of shares of common stock, which generally excludes the Company equity awards described below, other than Company restricted share awards, by each of the Company’s directors and executive officers and all of such directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 92. Each of the Company’s directors and executive officers and each of the Former Executive Officers will be entitled to receive, for each share of common stock he or she holds, the same per share merger consideration in cash in the same manner as other CyrusOne stockholders.
As described further in the section entitled “The Merger Agreement — Treatment of Company Equity Awards” beginning on page 72, each Company equity award outstanding immediately prior to the effective time will be converted into the merger consideration for each share of common stock subject to such Company equity award, less the exercise price in the case of Company stock options, and assuming the achievement of all applicable performance criteria at the maximum level, plus the amount of any accrued dividend equivalents with respect to any restricted stock unit that remain unpaid as of the effective time. In the case of Company equity awards granted prior to the date of the merger agreement or granted to non-employee directors at any time, such amounts will vest and become payable at the effective time. In the case of Company equity awards granted after the date of the merger agreement (other than awards granted to non-employee directors), such amounts will remain subject to any time-vesting criteria that applied to the applicable Company equity award, including with respect to any accelerated vesting terms upon a qualifying termination of employment. For company equity awards subject to performance criteria, the maximum level of performance is 200% or 300% of target performance, as applicable.
The following table sets forth the value of the Company equity awards held by each of the Company’s directors, executive officers and Former Executive Officers as of December 23, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash amounts payable (on a pre-tax basis) in respect thereof in connection with the merger. The values in the table below have been determined assuming that (i) all Company equity awards are valued based on the merger consideration of $90.50 per share, (ii) all Company equity awards subject to performance criteria have such criteria satisfied at the maximum levels, (iii) the merger closes on June 30, 2022, which is the assumed closing date only for purposes of this compensation-related disclosure and (iv) the individuals included in the table below do not receive any additional grants of Company equity awards or forfeit any Company equity awards prior to June 30, 2022; however, such values do reflect the expected vesting of Company equity awards prior to such date. The values below also do not reflect any awards that were accelerated and vested in accordance with the 280G mitigation actions described below. No director or executive officer holds Company stock options or Company restricted shares.
Name(1)	Company RSUs(2)($)	LTIP Units(2) ($)	Total ($)
Executive Officers
David Ferdman	—	—	—
Katherine Motlagh	—	2,994,374	2,994,374
John Hatem	—	3,293,476	3,293,476
Robert Jackson	1,964,574	2,694,638	4,659,212
Former Executive Officers(3)	7,056,014	2,555,901	9,611,915

(1)
All Company equity awards held by non-employee directors are scheduled to vest no later than June 10, 2022, and therefore no value has been included for these purposes. Based on the Company equity awards outstanding as of December 23, 2021 and the other assumptions described above, Ms. Wentworth and Messrs. Shumate, Gamble and Sullivan each hold Company restricted share awards valued at $184,349, Ms. Olsen holds Company LTIP unit awards valued at $184,349 and Mr. Nielsen holds Company LTIP unit awards valued at $331,864.

(2)
In the case of Company equity awards subject to performance criteria, reflects achievement of such criteria at the maximum level.

(3)
Reflects Company equity awards held by Former Executive Officers as a group.

Treatment of Company ESPP
Following the date of the merger agreement: (i) with respect to any outstanding Purchase Period(s) under the Company ESPP as of such date, no participant can increase the percentage amount of his or her payroll deduction election in effect as of such date for such Purchase Period(s) and no new participants can participate in such Purchase Period(s); (ii) no new Purchase Period will commence under the Company ESPP on or after such date; (iii) any Purchase Period under the Company ESPP that does not end prior to the effective time will terminate and a Purchase Date will occur immediately prior to the effective time with respect to such Purchase Period, in which case any shares of common stock purchased pursuant to such Purchase Period will be treated the same as all other shares of common stock in the merger; and (iv) immediately prior to, and subject to the occurrence of the effective time, the Company ESPP will terminate. To the extent the Company’s executive officers participate in the Company ESPP, they will be treated in the same manner described above.
Severance Entitlements
Employment Agreement with Mr. Ferdman
Mr. Ferdman is currently subject to an employment agreement with a term that ends on January 29, 2022 (the “Ferdman Term Date”) and that provides that, if his employment is terminated without “Cause”

or Mr. Ferdman resigns for “Good Reason” (each, as defined in Mr. Ferdman’s employment agreement) at any time, he will be eligible to receive, subject to Mr. Ferdman’s execution of a release of claims in favor of the Company, (i) full vesting of his Company restricted share award granted to him in his capacity as an employee and (ii) provided that Mr. Ferdman provides transition services to the Company through the Ferdman Term Date, the base salary and annual bonus that Mr. Ferdman would have otherwise earned through the Ferdman Term Date if his employment had not terminated. In addition, if Mr. Ferdman’s employment is terminated for any other reason, other than for Cause, he will be entitled to a pro-rated portion of any annual bonus he would have otherwise earned through the Ferdman Term Date if his employment had not terminated.
Mr. Ferdman’s employment agreement does not provide for any enhanced payments or benefits in connection with a change in control of the Company such as the merger, but his Company restricted share award agreement provides that, in the event that any payment or benefit payable to Mr. Ferdman would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Ferdman will either receive all such payments and benefits in full or such payments and benefits will be reduced to the greatest amount that does not trigger the excise tax pursuant to Section 4999 of the Code, whichever results in the greater after-tax amount for Mr. Ferdman (a “280G best-net cutback”).
Severance Agreements with Ms. Motlagh and Mr. Hatem and Employment Agreement with Mr. Jackson
Ms. Motlagh and Messrs. Jackson and Hatem are each party to an individual agreement with the Company that provides that if the applicable executive’s employment is terminated without “Cause” or he or she resigns for “Good Reason” (in the case of Ms. Motlagh and Mr. Hatem) or as a result of a “Constructive Termination” (in the case of Mr. Jackson) (each, as defined in the applicable agreement), in each case, during the one-year period beginning on a “change in control” of the Company, which will include the consummation of the merger, he or she will be eligible to receive, subject to his or her execution of a release of claims in favor of the Company: (i) a cash lump sum payment equal to two times the sum of the executive’s base salary and annual target bonus, increased by an amount equal to the interest that would be earned on such amounts over a 60-day period, based on an annual interest rate of 3.5%; (ii) accelerated vesting of all time-based equity awards; (iii) continued health benefits for one year (or less, if the executive becomes eligible for another group health plan), with the Company to pay or reimburse any costs in excess of the current active employee rate; and (iv) an additional cash payment sufficient to purchase comparable life insurance coverage for one year. All of the executive agreements provide for a 280G best-net cutback.
The severance payments and benefits described above are generally subject to the applicable executive’s compliance with his or her obligations under any restrictive covenant agreement entered into with the Company, which generally provide for one-year post-termination restrictions on competing with the Company, accepting employment with customers or vendors or soliciting the Company’s employees or customers, and requires the executive to generally not disclose the Company’s confidential information at any time.
Arrangements with KKR or GIP
As of the date of this proxy statement, none of the Company’s directors or executive officers has entered into any agreement, arrangement or understanding with KKR, GIP, Parent or any of their affiliates regarding employment, or providing for any compensation or benefits, following the effective time, and the merger is not conditioned upon any such agreement, arrangement or understanding being entered into.
Retention Bonuses
The Company has established a cash-based deal retention bonus program for the benefit of certain Company employees in accordance with the terms of the merger agreement. Pursuant to the program, Messrs. Ferdman, Hatem and Jackson and Ms. Motlagh received deal retention bonuses in an amount equal to $4,000,000, $1,000,000, $1,000,000 and $500,000, respectively. In the case of Mr. Ferdman, the size of his deal retention bonus is reflective, in part, of the fact that the significant majority of his equity awards were scheduled to vest in December 2021 and January 2022. Fifty percent of each bonus is payable upon the closing of the merger and the remaining fifty percent will become payable 90 days following the closing of the merger, subject to continued employment through the relevant payment date, although payment of the second installment will also be made upon a termination that would otherwise entitle the recipient to severance compensation.
Continuing Employee Benefits
The merger agreement provides for certain customary protections regarding the compensation and benefits of employees of the Company, including the Company’s executive officers, during their employment with the Company and its affiliates following the effective time for a period of up to one year. These provisions are described in more detail in the section entitled “The Merger Agreement — Employee Benefits Matters” beginning on page 86.
Treatment of Annual Bonuses
The merger agreement provides that Parent will pay an annual bonus to each Continuing Employee who is otherwise eligible to receive an annual bonus for the performance year in which the effective time occurs at the same time that such bonuses are paid in the ordinary course of business (the “Closing Year Bonus”). In the event an employee’s, including an executive officer’s, employment is terminated under circumstances that would qualify him or her to receive severance, such employee will receive a pro-rated Closing Year Bonus based on the greater of (i) the amount such employee would be entitled in connection with the applicable severance arrangement and (ii) his or her target annual bonus, except that, if the termination occurs during the second half of the Company’s fiscal year, the amount under clause (ii) will be equal to the projected actual annual cash bonus he or she would have received for such fiscal year based on accruals for bonuses in the Company’s financial statements, if greater.
Section 280G Mitigation Actions
As described above, all executive officers are subject to a 280G best-net cutback. Based on a preliminary analysis conducted after entering into the merger agreement, Messrs. Ferdman, Hatem and Jackson and Ms. Motlagh would each potentially trigger, absent any mitigating actions, the adverse tax consequences imposed by Section 280G of the Code in connection with the merger, which consist of a 20% excise tax on certain payments that may be received by the executives, significantly reducing their retentive value to the Company, and the possibility that the Company may lose the benefit of a tax deduction with respect to such payments. Therefore, to mitigate the expected impact of Section 280G of the Code, and to preserve the retentive value of the executives’ equity and other compensation, as well as the ability of the Company to potentially claim a tax deduction in respect of such payments, the following actions were approved in accordance with the terms of the merger agreement, effective as of December 20, 2021, in order to increase each executive’s threshold for triggering Section 280G of the Code:
•
accelerating the payment of a portion of each executive officer’s annual bonus for the 2021 performance year that otherwise would be paid in early 2022 ($1,200,000 for Mr. Ferdman, $600,000 for Ms. Motlagh, $540,000 for Mr. Hatem and $474,000 for Mr. Jackson);

•
accelerating the payment of certain time-vesting restricted shares and RSUs for all executive officers other than Mr. Hatem (who does not hold any such awards), which were either scheduled to vest in approximately two months or represent a small portion of future equity vestings ($3,177,247 for Mr. Ferdman, $1,049,236 for Ms. Motlagh and $401,632 for Mr. Jackson, in each case, based on the closing price for shares of common stock on December 20, 2021 of $89.51); and

•
for Mr. Jackson only, accelerating the payment of performance-vesting RSUs scheduled to vest in February 2022 ($1,365,207, based on the closing price for shares of common stock on December 20, 2021 of $89.51).

Where compensation subject to performance conditions was accelerated, the acceleration was based on an assumed level of performance that the Company determined was substantially certain to be achieved. If actual performance would have resulted in a greater amount being earned, the executive will be entitled to a true-up once actual performance is determined. All the foregoing actions were made subject to a clawback in favor of the Company, whereby the executive will be required to reimburse the Company if it is subsequently determined that the amounts accelerated would not have been earned (i.e., due to the failure to satisfy any service- or, if applicable, performance-based vesting criteria).
Director and Officer Indemnification
Pursuant to the terms of the merger agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement — Indemnification” beginning on page 86.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger for which payment is not conditioned upon a termination or resignation of such executive officer (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment following the merger (i.e., on a “double-trigger” basis). The holders of shares of common stock are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board or Parent. Accordingly, if the merger proposal is approved by the holders of shares of common stock and the merger is consummated, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “— Interests of the Company’s Directors and Executive Officers in the Merger”.
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the merger is consummated on June 30, 2022, (ii) the per share merger consideration of $90.50, (iii) the named executive officers’ salary and target bonus amounts as in effect as of the date of this proxy statement, (iv) the number of unvested Company equity awards held by the named executive officers as of December 23, 2021 (in particular, the amounts below exclude awards that vested as a result of the 280G mitigation actions described above), the latest practicable date to determine such amounts before the filing of this proxy statement, less any awards expected to vest in the ordinary course prior to June 30, 2022, and assuming no additional grants or forfeitures of Company equity awards prior to June 30, 2022, and (v) an assumption that each named executive officer experiences a termination of employment immediately following the consummation of the merger under circumstances that entitle such named executive officer to receive severance (i.e., a termination without “Cause” or resignation for “Good Reason”). As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
The amounts shown below do not attempt to quantify any reduction that may be required as a result of a 280G best-net cutback, which all named executive officers are subject to; therefore, actual payments to the named executive officers may be less than the amounts indicated below.
Potential Payments to Named Executive Officers
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
David Ferdman	4,000,000	—	—	4,000,000
Katherine Motlagh	2,759,485	2,994,374	26,099	5,779,958
John Hatem	3,033,537	3,293,476	24,464	6,351,477
Robert Jackson	2,784,993	4,659,212	25,689	7,469,894

(1)
In connection with their terminations of employment with the Company, each of Messrs. Duncan and

Wojtaszek and Ms. Morefield retained a portion of their Company equity awards that are subject to performance vesting criteria, with vesting subject to the satisfaction of such performance criteria. Based on the assumptions above, the estimated value of such Company equity awards is $9,611,915 in the aggregate. Such individuals will not receive any other severance or enhanced benefits in connection with the merger as a result of their status as a former executive officer of the Company. Mr. Durvasula does not hold any unvested Company equity awards, and therefore will not receive any severance or enhanced benefits in connection with the merger as a result of his status as a former executive officer of the Company.
(2)
The amounts shown in this column represent the estimated value of (i) cash lump sum severance payments that would be provided to the named executive officer upon a termination of employment by the Company without “Cause” or by the named executive officer for “Good Reason” or as a result of a “Constructive Termination”, in each case, within one year following the closing of the merger (as described in the section entitled “— Severance Entitlements”), (ii) a pro-rated Closing Year Bonus (as described in the section entitled “— Treatment of Annual Bonuses”), which is assumed to be paid based on target performance and (iii) a cash-based deal retention bonus (as described in the section entitled “—Retention Bonuses”). Other than Mr. Ferdman, the value of cash severance for each named executive officer consists of two times the sum of his or her base salary and target bonus amount, increased by the interest, based on a rate of 3.5%, that would be payable over a 60-day period. Half of each named executive officer’s cash-based deal retention bonus is “single-trigger” as such amounts will be payable on the effective time regardless of whether or not the executive’s employment is terminated. Each named executive officer’s cash severance payments, Closing Year Bonus and the second half of the cash-based retention bonus are “double-trigger”, as such payments will not be payable solely as a result of the occurrence of the effective time. In the case of the cash severance and Closing Year Bonus, such amounts will only be payable in the event of a qualifying termination of employment, subject to the terms and conditions described in the section entitled “— Severance Entitlements”. In the case of the second half of the cash-based retention bonuses, such amounts will be payable 90 days following the Closing or upon an earlier termination that would otherwise entitle the recipient to severance compensation, as described in the section entitled “— Retention Bonuses”. Although Mr. Ferdman’s employment agreement provides for certain severance payments as described above in the section entitled “— Employment Agreement with Mr. Ferdman”, under the current terms of his employment agreement, Mr. Ferdman would not be entitled to any severance if his employment is terminated for any reason on or following January 29, 2022. Set forth below are the separate values for the cash severance payments, pro-rated Closing Year Bonuses and deal retention bonuses reflected in the table above.

Name	Severance ($)	Pro-Rata Bonus ($)	Deal Retention Bonus ($)	Total ($)
David Ferdman	—	—	4,000,000	4,000,000
Katherine Motlagh	2,011,540	247,945	500,000	2,759,485
John Hatem	1,810,386	223,151	1,000,000	3,033,537
Robert Jackson	1,589,117	195,877	1,000,000	2,784,993

(3)
The amounts shown in this column represent the estimated aggregate value of the named executive officers’ unvested Company equity awards. As described in the sections entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Company Equity Awards” and “The Merger — Treatment of Company Equity Awards,” at the effective time, each Company equity award will be canceled in exchange for the right to receive the merger consideration with respect to each share of common stock subject to the Company equity award, less the exercise price in the case of Company stock options, and with the number of shares of common stock subject to any awards subject to performance-criteria determined based on achievement of such criteria at the maximum level, with such amounts in respect of Company equity awards granted prior to the date of the merger agreement payable at the effective time. Such amounts in respect of Company equity awards granted after the date of the merger agreement will remain subject to any time-vesting criteria that applied to the applicable Company equity award, including with respect to any accelerated vesting terms upon a qualifying termination of employment. As of the date of this proxy statement, all Company equity awards held by named executive officers were granted prior to the date of the merger agreement and no awards are assumed to have been granted following the date of the merger agreement, and therefore the amounts shown in this column are “single-trigger” as such payments will be payable on the effective time regardless of whether or not the executive’s employment is terminated. No values are shown for Mr. Ferdman because, based on the assumptions above, all of his currently outstanding Company equity awards will vest in full prior to the date on which the effective time is assumed to occur. A breakdown of the amounts shown above by award type is provided in the sections entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of Company Equity Awards”. Set forth below are the separate values for the Company equity awards subject to (i) time based vesting conditions only and (ii) time-and performance-based vesting conditions.
Name	Time-Based Vesting ($)	Performance-Based Vesting ($)	Total ($)
Katherine Motlagh	260,369	2,734,005	2,994,374
John Hatem	286,342	3,007,134	3,293,476
Robert Jackson	234,305	4,424,907	4,659,212

(4)
The amounts shown in this column represent an estimate of the value of the continued health and life insurance benefits that would be provided to an executive following a termination of employment by the Company without “Cause” or by the named executive officer for “Good Reason” or as a result of a “Constructive Termination”, in each case, within one year following the closing of the merger, as described more fully in the section entitled “— Severance Entitlements”. Such benefits are “double-trigger”, as they will only be provided in the event of a qualifying termination of employment, subject to the terms and conditions described in the section entitled “— Severance Entitlements”.

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion summarizes the material U.S. federal income tax consequences to holders with respect to the disposition of common stock pursuant to the merger. It is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and does not address consequences to holders of LTIP units or Company equity awards. This discussion is based upon the provisions of the Code and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The Internal Revenue Service may not agree with the tax consequences described in this discussion.
This discussion assumes that holders of common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or non-U.S. currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their shares of common stock through the exercise of stock options or otherwise as compensation, holders subject to the alternative minimum tax, holders who hold their shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code) and holders who own or have owned (directly, indirectly or constructively) 10% or more of the common stock (by vote or value) outstanding. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax consequences (e.g., the federal estate or gift tax or the application of the Medicare tax on net investment income under Section 1411 of the Code).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of common stock pursuant to the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock, that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes) of common stock that is not a U.S. holder.
U.S. Holders
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of common stock converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. A U.S. holder who has held shares of our common stock for less than six months at the time of the merger, taking into account certain holding period rules and who recognizes a loss on the exchange of such shares of common stock in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Non-U.S. Holders
Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a non-U.S. corporation, such corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);
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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any gain derived from the disposition of the common stock pursuant to the merger (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S. source capital losses; or

•
the Company stock constitutes a “United States real property interest” (“USRPI”) for U.S. federal income tax purposes under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).

If our shares of common stock constitute a USRPI under FIRPTA, a non-U.S. holder would be subject to U.S. federal income tax on any gain or loss recognized on the receipt of cash in exchange for such shares of common stock in the merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder, and such cash consideration may also be subject to the U.S. federal withholding tax under FIRPTA at a rate of 15%. A non-U.S. holder’s shares of common stock generally will not constitute a USRPI, and gain recognized by a non-U.S. holder upon receipt of cash in exchange for our shares of common stock pursuant to the merger generally will not be subject to U.S. federal income or U.S. federal withholding tax under FIRPTA, if: (1) we are a “domestically controlled REIT”, defined generally as a REIT in which, at all times during a specified testing period, less than 50% in value of the shares was held directly or indirectly by non-U.S. persons; or (2) our shares of common stock are “regularly traded” (within the meaning of applicable U.S. Treasury Regulations) on an established securities market at the effective time (and the non-U.S. holder holds 10% or less of the total fair market value of such class of shares at all times during the shorter of (x) the five year period ending with the effective date of the merger and (y) the non-U.S. holder’s holding period for the shares). We believe we are, and we expect to be at the effective time, a “domestically controlled REIT”, but no assurances can be given that we are or will remain a domestically controlled REIT. In addition, we believe that our shares of common stock are, and will be at the effective time, regularly traded on an established securities market (within the meaning of the applicable Treasury Regulation).
Non-U.S. holders who hold, or have held during specified periods, directly, indirectly, or constructively, more than 10% of our outstanding shares of common stock generally are subject to special rules under FIRPTA. Such non-U.S. holders may be subject to tax on any gain recognized on the receipt of cash in exchange for their shares of common stock pursuant to the merger, and withholding agents may withhold on such cash consideration. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the merger.
A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any; provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Dividends
The Company has historically declared and paid a cash dividend each quarter. On October 27, 2021, the Company declared a regular quarterly dividend of $0.52 per share of common stock for the quarter ended December 31, 2021, which will be paid on January 7, 2022 to CyrusOne stockholders of record at the close of business on January 3, 2022. Pursuant to the terms of the merger agreement, the Company and the Company Operating Partnership are prohibited from authorizing, declaring, setting aside for payment or paying any dividends on, or making any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of their capital stock, partnership interests or other equity or voting interests, other than (1) regular quarterly cash dividends payable by the Company at a quarterly rate not to exceed $0.52 per share of common stock, provided that the record date with respect to any such quarterly dividends shall be consistent with historical record dates from fiscal year 2021 (or the next business day if such record date is not a business day), (2) dividends and distributions by a non-wholly owned subsidiary in accordance with the requirements of the organizational documents of such subsidiary and (3) accrual and payment of dividend equivalents with respect to awards under the Company’s existing stock plan or other equity compensation plan.
The Company is also permitted to authorize, declare and pay any special dividends to CyrusOne stockholders during the term of the merger agreement that, in the reasonable discretion of the Board, on the advice of legal counsel, are necessary or advisable to maintain our status as a REIT or to avoid the payment of income or excise tax or to preserve the tax status of any subsidiary (with any such special dividend resulting in a corresponding decrease to the merger consideration).
Dividends are declared and paid at the discretion of the Board. The Board may change the Company’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.
Regulatory Approvals in Connection with the Merger
The parties intend to, and are obligated to use their reasonable best efforts to, take or cause to be taken all actions necessary, proper or advisable to cause the closing conditions to be met, including making all required filings as promptly as practicable. The management of each of the Company and Parent currently believe that the necessary regulatory approvals can be obtained by the end of the second quarter of 2022; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.
HSR Act
Consummation of the merger is subject to the requirements of the HSR Act and the rules promulgated by the Federal Trade Commission (“FTC”), which prevent transactions such as the merger from being consummated until (i) certain information and materials are furnished to the Department of Justice (“DOJ”) and the FTC and (ii) the applicable waiting period is terminated early or expires. The FTC and DOJ have currently suspended the practice of granting early termination under the HSR Act. Both the Company and Parent filed their respective Notification and Report Forms with the FTC and the Antitrust Division of the DOJ on November 29, 2021. The waiting period applicable to the consummation of the merger under the HSR Act expired on December 29, 2021.
Non-U.S. Regulatory Approvals
Consummation of the merger is also subject to receipt of certain additional consents, approvals or other clearances, consisting of receipt of (i) a clearance decision by the Federal Republic of Germany represented by the German Federal Ministry for Economic Affairs and Energy in accordance with Section 58a(1) of the Foreign Trade and Payment Ordinance of the Federal Republic of Germany (the “AWV”) or the expiration of the period set forth in Section 58a(2) of the AWV; (ii) a clearance decision by the European Commission in accordance with Article 6(1)(b) of Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the “Merger Regulation”) or there having been a deemed clearance under Article 10(6) of the Merger Regulation; (iii) a clearance decision by the State Administration of Market Regulation in accordance with Article 25 of the Anti-Monopoly Law of the People’s Republic of China; (iv) a clearance decision by the Korean Fair Trade Commission pursuant to Article 7 (Restriction on Business Combination), Paragraph (1) of the Monopoly Regulation and Fair Trade Law; (v) a clearance decision by the Turkish Competition Authority (Rekabat Kurumu) within the context of the Communiqué No.2010/4 on Mergers and Acquisitions Requiring the Approval Of The Competition Board and article 7 of the Law No.4054 (as amended); (vi) a clearance decision by the Costa Rican Commission to Promote Competition pursuant to Article 97 of the Strengthening of the Competition Authorities of Costa Rica Act, Nº 9736; (vii) following the commencement of section 13 of the National Security and Investment Act 2021 (United Kingdom) (the “NSIA”), approval (or a notification or final notification that no further action will be taken) by the U.K. Secretary of State pursuant to the NSIA; and (viii) an approval by the French Ministry of the Economy under articles L. 151-3 1 et seq. and articles R. 153-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier) as amended from time to time (collectively, the “other regulatory approvals”).
Additional Approvals
In addition, the parties expect to submit a change of control application to the Federal Communications Commission (“FCC”) for certain licenses held by the Company. The consummation of the merger is not conditioned upon the receipt of an approval from the FCC.
The Company and Parent also intend to make all required filings under the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.
Delisting and Deregistration of the Common Stock
If the merger is consummated, Parent shall use its reasonable best efforts to cause the common stock to be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, the common stock will no longer be publicly traded.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We recommend that you read the merger agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•
have been made only for purposes of the merger agreement;

•
have been qualified by certain documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2019 and prior to the date of the merger agreement;

•
have been qualified by confidential disclosures made by the Company or Parent and Merger Sub, as applicable, in connection with the merger agreement;

•
are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and

•
have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide CyrusOne stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See “Where You Can Find Additional Information” beginning on page 97 of this proxy statement.
The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.
Effects of the Merger
The merger agreement provides for the merger of Merger Sub with and into the Company at the effective time. The Company will be the surviving corporation in the merger and will become a wholly owned, direct subsidiary of Parent. Following the consummation of the merger, all of the common stock will be beneficially owned by Parent, and none of the current holders of common stock will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent.

Closing and Effective Time of the Merger
Unless the parties agree otherwise, the closing of the merger will take place at 10:00 a.m. (New York City time) on the third business day after all conditions to the consummation of the merger have been satisfied or (to the extent permitted by law) waived, provided that if the marketing period (as described under “— Financing”) has not ended at the time of such satisfaction or waiver, then the closing shall occur instead at the on the earliest of (a) any business day during the marketing period as may be specified by Parent on no less than three business days’ prior written notice to the Company, (b) the third business Day after the final day of the marketing period or (c) such other date, time or place as agreed to in writing by Parent and the Company.
The merger will be effective upon the later of the time that the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland or a merger certificate is filed with and accepted for record by the Secretary of State of the State of Delaware unless the parties agree to a later time for the effectiveness of the merger prior to the filing of such articles of merger and certificate of merger and so specify that time in the articles of merger and the certificate of merger.
At the effective time, the charter and bylaws of the Company, as in effect immediately prior to the effective time, will be amended and restated to be in the form of the charter and bylaws attached as Exhibit A and Exhibit B to the merger agreement, respectively, and as so amended and restated will be the charter and bylaws of the surviving corporation until as thereafter amended in accordance with their terms or by applicable law (in each case, in compliance with the requirements of the merger agreement).
The Company and Parent currently expect to consummate the merger during the second quarter of 2022, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement. For additional information, please see the section of this proxy statement entitled “The Merger — Regulatory Approvals in Connection with the Merger” beginning on page 68.
Consideration To Be Received in the Merger
The merger agreement provides that, at the effective time, each share of common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive $90.50 in cash, without interest and less any applicable withholding taxes. Following the effective time, each holder of common stock will cease to have any rights with respect to such common stock, except for the right to receive the merger consideration therefor.
If, between November 14, 2021 and the effective time, the number of shares of outstanding common stock changes into a different number of shares or a different class, by reason of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to reflect such event.
Excluded Shares
Each share of common stock outstanding and held by Parent or Merger Sub immediately prior to the effective time will be automatically canceled, and no payment will be made with respect therefor. Each share of common stock outstanding and held by any subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the effective time will be, at the election of Parent, either (i) converted into shares of common stock of the surviving corporation or (ii) canceled, and no payment will be made with respect therefor.

Treatment of Company Equity Awards
As of the effective time:
•
each Company stock option outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, less the exercise price, multiplied by the number of shares subject to such Company stock option, but any Company stock option with an exercise price that is equal to or greater than the merger consideration will be canceled for no consideration;

•
each Company restricted share award outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of shares subject to such Company restricted share award, with the number of such shares subject to such Company restricted share award determined assuming the maximum level of achievement of any applicable performance criteria;

•
each Company RSU outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of shares subject to such Company RSU, plus the amount of any accrued but unpaid dividend equivalents, with the number of shares of common stock subject to such Company RSU determined assuming the maximum level of achievement of any applicable performance criteria; and

•
each LTIP unit award outstanding immediately prior to the effective time will be canceled in exchange for the merger consideration, multiplied by the number of LTIP units subject to the LTIP unit award, plus the amount of any declared but unpaid distributions, in each case, with the number of LTIP units subject to such LTIP unit award determined assuming the maximum level of achievement of any applicable performance criteria.

With respect to Company equity awards granted prior to the date of the merger agreement or granted at any time to non-employee directors, the consideration described above will become vested and payable at the effective time, subject to any applicable withholding taxes. With respect to Company equity awards granted following the date of the merger agreement (other than those granted to non-employee directors), the consideration described above will remain subject to any time-vesting criteria that applied to the applicable Company equity award, including with respect to any accelerated vesting terms upon a qualifying termination of employment. For company equity awards subject to performance criteria, the maximum level of performance is 200% or 300% of target performance, as applicable.
Treatment of Company ESPP
Following the date of the merger agreement: (i) with respect to any outstanding Purchase Period(s) under the Company ESPP as of such date, no participant can increase the percentage amount of his or her payroll deduction election in effect as of such date for such Purchase Period(s) and no new participants can participate in such Purchase Period(s); (ii) no new Purchase Period will commence under the Company ESPP on or after such date; (iii) any Purchase Period under the Company ESPP that does not end prior to the effective time will terminate and a Purchase Date will occur immediately prior to the effective time with respect to such Purchase Period, in which case any shares of common stock purchased pursuant to such Purchase Period will be treated the same as all other shares of common stock in the merger; and (iv) immediately prior to, and subject to the occurrence of the effective time, the Company ESPP will terminate.
Treatment of Interests in the Company Operating Partnership
Prior to the closing of the merger, the Company Operating Partnership will redeem all issued and outstanding equity interests in the Company Operating Partnership other than partnership units held by the Company, the Company General Partner or Company Holdings LLC and any LTIP units outstanding, which will be converted at the effective time as described above, in accordance with the limited partnership agreement of the Company Operating Partnership such that, immediately prior to the effective time, the Company Operating Partnership is a direct or indirect wholly owned subsidiary of the Company (but for any LTIP units outstanding). As of the date of this proxy statement, there were no issued and outstanding partnership units of the Company Operating Partnership, other than partnership units held by the Company, the Company General Partner or Company Holdings LLC.
Payment for Stock
Parent will appoint a paying agent reasonably acceptable to the Company to make payment of the merger consideration as contemplated by the merger agreement. At or prior to the effective time, Parent will cause to be deposited with the paying agent funds sufficient to pay the aggregate merger consideration.
From and after the effective time, there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any stock certificates formerly representing common stock (or common stock held in book-entry form) are presented to the surviving corporation for any reason, they will be canceled and exchanged pursuant to and in accordance with the merger agreement.
Promptly after the effective time, and in any event not later than the fifth business day after the effective time, Parent and the surviving corporation will cause the paying agent to mail to each CyrusOne stockholder of record entitled to the merger consideration a letter of transmittal and instructions advising such CyrusOne stockholder how to surrender its common stock in exchange for the merger consideration. Each holder of common stock will be entitled to receive the merger consideration upon surrender of a certificate or non-certificated shares in book-entry form that formerly represented shares of common stock, in each case together with the associated letter of transmittal, duly completely and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the paying agent. Interest will not be paid or accrue in respect of any of the merger consideration, and the amount of any merger consideration paid to holders of common stock may be reduced by the amount of applicable withholding taxes. HOLDERS OF COMMON STOCK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.
The transmittal instructions will tell holders of common stock what to do if they have lost a certificate or if a certificate has been stolen or destroyed. A holder of common stock will have to provide an affidavit to that fact and, if required by Parent, post a bond in such reasonable amount as Parent directs as indemnity against any claim that may be made against it with respect to such certificate, upon which the paying agent shall issue the merger consideration to be paid in respect of the shares of common stock represented by such lost, stolen or destroyed certificate.
Representations and Warranties
The merger agreement contains representations and warranties that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another, which are qualified (i) by confidential disclosures made by the Company or Parent and Merger Sub, as applicable, (ii) in many cases by materiality or Material Adverse Effect standards and (iii) with respect to the disclosures made by the Company, by certain documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2019 and prior to the date of the merger agreement.
A “Material Adverse Effect” with respect to the Company and its subsidiaries is defined in the merger agreement to mean any effect, change, circumstance, development, event or occurrence that, individually or in the aggregate has had or would be reasonably expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided that, no effect, change, circumstance, development, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its subsidiaries operate or (2) the economy, credit, financial, capital or commodity markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in law or in GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04 of the merger agreement and condition to closing the merger as it relates to such representation or warranty), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, distributors, partners, employees or regulators, or any shareholder litigation arising from the merger agreement or the transactions contemplated thereby, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks, cyber-intrusions or other cybersecurity breaches, provided that the Company is not in breach of any representation or warranty contained in Section 3.13(e) of the merger agreement), or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks, cyber-intrusions or other cybersecurity breaches, provided that the Company is not in breach of any representation or warranty contained in Section 3.13(e) of the merger agreement), (4) public health conditions (including any illness, epidemic, pandemic or disease outbreak, including COVID-19), or any actions taken to comply with laws, directives or guidelines with respect to COVID-19 or other restrictions to the extent relating to, or arising out of, any illness, epidemic, pandemic or disease outbreak or other public health condition or any worsening thereof, earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, or other force majeure events, (5) any action taken by the Company or its subsidiaries that is expressly required by the merger agreement (other than Section 5.01(a) of the merger agreement) or with Parent’s prior written consent or at Parent’s written request, or the failure to take any action by the Company or its subsidiaries if that action is expressly prohibited by the merger agreement; provided that the Company shall have made a written request to Parent to take such action and Parent shall have denied such request, (6) any change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of any securities of the Company or (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, circumstance, development, event or occurrence referred to in clause (A) or clause (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, circumstance, development, event or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably expected to be, a Material Adverse Effect).
A “Material Adverse Effect” with respect to Parent and Merger Sub is defined in the merger agreement to mean any effect, change, circumstance, development, event or occurrence that would prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the transactions contemplated by the merger agreement in accordance with the terms thereof.
The representations and warranties made by the Company relate to, among other topics, the following:
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the organization, valid existence, good standing, qualification to do business and power and authority to carry on the businesses of each of the Company and each subsidiary;

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the capital structure and indebtedness of, and the absence of restrictions or encumbrances with respect to the Company, its subsidiaries and its joint ventures;

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the power and authority to execute and deliver the merger agreement, and, subject to the approval of the CyrusOne stockholders, to consummate the transactions contemplated by the merger agreement, and the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which the Company or its subsidiaries is a party, in each case as a result of executing, delivering and performing under or consummating the transactions contemplated by, the merger agreement;

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approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by the merger agreement;

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the accuracy of SEC documents filed or furnished by the Company since January 1, 2019, financial statements contained in those filings (including undisclosed liabilities) and the information supplied by the Company in this proxy statement, and the existence of internal controls and disclosure controls and procedures;

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the absence of liabilities required to be recorded on a balance sheet under GAAP or of any material adverse effect since September 30, 2021;

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the absence of certain legal proceedings;

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compliance with laws, including certain anti-corruption laws, and possession of all permits necessary for the Company and its subsidiaries to lawfully conduct their business;

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certain tax matters;

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certain employee benefits matters;

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certain labor matters;

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certain environmental matters relating to the Company and its subsidiaries;

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intellectual property used by, owned by or licensed by the Company and its subsidiaries;

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the absence of anti-takeover provisions;

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real property owned and leased by the Company and its subsidiaries; pre-stabilized properties, development properties, eminent domain proceedings, outstanding claims and rent rolls;

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material contracts of the Company and its subsidiaries, performance thereunder and the absence of any breach of or default under the terms of any material contract;

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the sufficiency of existing insurance policies of the Company and its subsidiaries;

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receipt of an opinion from the Company’s financial advisor;

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broker’s, finder’s, financial advisor’s or similar fees payable in connection with the merger; and

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the status of the Company and its subsidiaries under the Investment Company Act of 1940.

The representations and warranties made by Parent and Merger Sub relate to, among other topics, the following:
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the organization, valid existence, good standing, qualification to do business and power and authority to carry on their respective businesses;

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the power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement, and the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which Parent or Merger Subsidiary is a party, in each case as a result of executing, delivering and performing under or consummating the transactions contemplated by, the merger agreement;

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approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by the merger agreement;

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the capital structure of Merger Sub as a direct wholly owned subsidiary of Parent, and the lack of prior business activities of Merger Sub;

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the equity and debt commitment letters made available by Parent to the Company (including the enforceability thereof) and, assuming that the funding is provided in accordance with such commitment letters, Parent will have sufficient cash on hand to consummate the transactions contemplated by the merger agreement and satisfy all of its payment obligations under the merger agreement;

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the guarantees made available by affiliates of Parent to the Company (including the enforceability thereof);

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the solvency of the surviving corporation immediately following the effective time and after giving effect to all of the transactions contemplated by the merger agreement;

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absence of certain arrangements with the Company management, the Board or any beneficial owner of common stock;

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broker’s, finder’s, financial advisor’s or similar fees payable in connection with the merger;

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the accuracy of the information supplied by them in this proxy statement;

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the absence of certain legal proceedings;

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the absence of ownership of common stock; and

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their status as a non-“foreign person” under Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time.
Covenants Regarding Conduct of Business by the Company Pending the Effective Time
The Company has undertaken certain covenants in the merger agreement restricting the conduct of business of the Company and its subsidiaries between the date of the merger agreement and the effective time. The Company has agreed to, and cause each of its subsidiaries to, use commercially reasonable efforts to (a) carry on their respective businesses in all material respects in the ordinary course; (b) preserve its and their business organizations substantially intact; (c) preserve their goodwill and relationships with existing significant customers, suppliers, landlords, power providers and significant business counterparties substantially intact, in each case, consistent with past practice; (d) retain the services of their respective current officers and key employees; and (e) preserve its and their assets and properties in good repair and condition (ordinary wear and tear excepted), in each case subject to (i) actions required by law, legal judgment or a governmental authority or (ii) actions taken to comply with laws, directives or guidelines with respect to COVID-19 (“COVID-19 Measures”) or other commercially reasonable actions that the Company in good faith deems necessary or advisable in response to COVID-19 Measures (subject to prior consultation with Parent if reasonably practicable). In addition, the Company has agreed to various specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time.
The Company has agreed that, unless Parent consents in writing (which consent may not be unreasonably withheld, delayed or conditioned) or as otherwise permitted or contemplated by the merger agreement, it will not, and will not permit its subsidiaries to, do the following, in each case subject to certain exceptions set forth in the merger agreement or qualified by confidential disclosures delivered by the Company in connection with the merger agreement:
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other than transactions among the Company and wholly owned subsidiaries, authorize for issuance, issue, sell or grant any shares of its capital stock, partnership interests or other equity or voting interests (including any convertible securities or other equity or voting interests, or any equity equivalents), other than certain actions provided for under the terms of Company equity awards;

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other than transactions among the Company and wholly owned subsidiaries, redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries’ outstanding shares of capital stock, partnership interests or other equity or voting interests, or any equity equivalents of a subsidiary, other than certain actions provided for under the terms of Company equity awards;

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in the case of the Company or the Company Operating Partnership, authorize, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of (in each case, whether in cash, shares or property or any combination thereof), any shares of its capital stock, partnership interests or other equity or voting interests (other than (1) declaring and paying quarterly cash dividends at a quarterly rate not to exceed $0.52 per share of common stock, (2) with respect to any subsidiary of the Company which is not wholly owned, declaring and paying dividends or distributions in accordance with the requirements of the organizational documents of such subsidiary and (3) continuing to accrue and pay dividend equivalents with respect to awards under the Company stock plan or other equity compensation plan entered into after November 14, 2021 not in violation of the merger agreement);

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split, combine, subdivide or reclassify any shares of its capital stock, partnership interests or other equity or voting interests, except for any such transaction by a wholly owned subsidiary, which remains a wholly owned subsidiary after consummation of such transaction;

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commence any new Purchase Periods under the Company ESPP;

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enter into any contract with respect to the voting or registration of any capital stock, partnership interests or equity or voting interest of the Company or any of its subsidiaries;

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incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company and its wholly owned subsidiaries, guarantee any such aforementioned indebtedness or any debt securities of another person, group or entity, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, group or entity, other than (1) intercompany indebtedness among the Company and its wholly owned subsidiaries, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) indebtedness incurred under the current credit agreement (including any increase of commitments pursuant to the accordion feature and any borrowings thereunder) of the Company or other existing arrangements (including in respect of letters of credit) in the ordinary course of business, (4) indebtedness incurred in connection with the development or construction of any development property or the lease-up of any pre-stabilized property, (5) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of the credit agreement or permitted to be incurred, assumed or otherwise entered into hereunder and (6) other indebtedness in an aggregate principal amount not to exceed the aggregate amount necessary to fund the Company’s capital expenditure budget (taking into account the Company’s cash on hand and indebtedness incurred pursuant to clauses (1) through (5)) and that is not secured by owned real property or any real property lease; provided that the aggregate amount of indebtedness incurred pursuant to clauses (1) through (6) shall not exceed the amount necessary to fund the Company’s capital expenditure budget provided to Parent;

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enter into any swap or hedging transaction or other derivative agreements, other than interest rate swaps in the ordinary course of business;

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make any loans, capital contributions or advances to any person, group or entity other than (1) to the Company or any wholly owned subsidiary or (2) pursuant to permitted capital expenditures;

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amend, waive, consent to or modify any provision under the current credit agreement of the Company or other existing arrangements for indebtedness for borrowed money in a way that would make such provision more restrictive on the Company or subsidiary party thereto;

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sell, transfer, assign, dispose of or lease to any person, group or entity, in a single transaction or series of related transactions, any of its properties or assets, except (A) dispositions of inventory, sales or leases of equipment and dispositions of obsolete, surplus or worn out assets in the ordinary course or assets that are no longer used or useful, (B) transfers among the Company and its wholly owned subsidiaries, (C) sales, dispositions, leases and subleases of real property in the ordinary course of business, including expirations or lease surrenders at the end of their stated term, or (D) entry into, and performance of obligations under, customer contracts and related purchase or service orders thereunder in the ordinary course of business on terms that are consistent with past practice;

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make or authorize capital expenditures for property, plant and equipment, except, subject to the limitations set forth in the Company’s capital funding framework as agreed between the Company and Parent, expenditures (A) that are consistent with the Company’s capital expenditure budget provided to Parent, (B) reasonably required in the event of an emergency, disaster, catastrophe or other similar emergency condition to protect life, employee safety, property or the environment or comply with public health requirements applicable thereto or (C) required by, or needed to satisfy obligations pursuant to, the express terms of any lease;

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make any acquisition of the capital stock or other interests in any other person, group or entity or, except in the ordinary course of business, a material portion of the assets of any other person, group or entity, subject to an aggregate consideration cap of $10 million;

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except as required pursuant to the terms of any compensation or benefit plan, program, agreement or arrangement, (A) except in the ordinary course of business for employees who are not executive officers, grant any increase in compensation or fringe benefits; (B) grant any equity awards or any increase in severance, incentive, change in control, retention or termination pay (other than any increase that results from a permitted increase under clause (A) above), (C) establish, adopt, enter into, terminate or materially modify or amend any compensation or benefit plan, program, agreement or arrangement, or (D) take any action to accelerate any rights, payments or benefits payable or to become payable to any director, officer or employee;

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hire or engage, other than to replace a departed employee, or terminate (other than for cause or due to death or disability) the employment of any employee at the level of Senior Vice President or above;

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modify, extend, terminate or enter into any collective bargaining agreement or recognize or certify any labor union as the bargaining representative for any employee;

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make any material change to any financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations, except as may be required as a result of a change in law or in GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or any governmental entity or quasi-governmental entity;

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amend the organizational documents of the Company, the Company Operating Partnership or any other subsidiary;

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take any action with respect to any recapitalization, reorganization, merger, consolidation, liquidation, dissolution or winding up of the Company or any subsidiary or alter, through merger, liquidation, dissolution, reorganization, restructuring or otherwise, the corporate structure or ownership of any joint venture;

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grant any lien on any of material assets other than (A) to secure permitted indebtedness or (B) to the Company or to a wholly owned subsidiary;

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settle or compromise any pending or threatened action against the Company or any of its subsidiaries (or for which the Company or any of its subsidiaries would be financially responsible), whether or not commenced prior to the date of the merger agreement, other than settlements (A) in which the Company or its subsidiary is named as a nominal defendant, (B) in the ordinary course of business, (C) providing solely for payment of amounts less than $5,000,000 in cash individually, or $10,000,000 in cash in the aggregate (net of any amount covered by insurance) or (D) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of September 30, 2021 for an amount not materially in excess of the amount so reflected or reserved, provided that no settlement may involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its subsidiaries, taken as a whole, without the consent of Parent (not to be unreasonably withheld, conditioned or delayed);

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make certain material tax changes;

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take any action that would reasonably be likely to cause the Company to fail to qualify as a REIT or become liable any material taxes in connection with such failure;

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modify, amend, renew, extend or waive or grant any release of any rights under any material contract, other than in the ordinary course of business on terms that are not adverse in any material respect to the Company and its subsidiaries, taken as a whole, or cancel or terminate, in whole or in part, any material contract;

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modify, amend, renew, extend or waive or grant any release of any rights under any lease pursuant to which the Company or its subsidiaries is a lessee, other than in the ordinary course of business on terms that are not adverse in any material respect to the Company and its subsidiaries, taken as a whole;

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fail to maintain insurance coverage in all material respects substantially comparable to existing insurance coverage, or fail to replace or renew material insurance policies to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market;

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change any posted privacy policy in a materially adverse manner to the rights or obligations of the Company or its subsidiaries or materially diminish the standards of data and system security used for any material IT systems;

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initiate or consent to any material zoning reclassification of any real property or any material change to any approved site plan, special use permit or other land use entitlement in a manner that would materially inhibit the Company’s ability to develop or use such real property for data center operations or amend, modify, terminate or allow to lapse any material permit necessary for the lawful conduct of the Company’s business as conducted on November 14, 2021;

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enter into any primary or base customer contract associated with more than one piece of owned or leased real property, renew or extend any primary or base customer contract associated with more than one piece of owned or leased real property or amend any primary or base customer contract to cause such customer contract to be associated with more than one piece of owned or leased real property; or

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authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

In addition, unless an adverse recommendation change (as defined below) has occurred, the Company shall consult with Parent before issuing any public statement with respect to the merger and obtain prior written consent to issue any public statement other than any public statement which is consistent with the press release regarding the merger jointly issued by Parent and the Company on November 15, 2021, or in connection with any dispute between the parties regarding the merger, the merger agreement or the transactions contemplated thereby.
No Solicitation
The Company has agreed that, from the time of the execution of the merger agreement until the effective time (or, if earlier, when the merger agreement is terminated in accordance with its terms), the Company shall and shall cause each of its subsidiaries and its and their respective officers and directors to, and instruct and use its reasonable best efforts to cause its and each of its subsidiaries other representatives to, not:
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initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to the Company or any of its subsidiaries) the submission of a takeover proposal (as defined below) or any inquiries or discussion regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal, in each case, by any person, group or entity;

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engage in, continue or otherwise participate in any discussions or negotiations with respect to, relating to or in furtherance of a takeover proposal or any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

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furnish to any other person, group or entity (or any of their representatives) any non-public information regarding, or afford any person, group or entity access to, the business, operations, assets, books, records or personnel of the Company or its subsidiaries in connection with, or for the purpose of, facilitating or encouraging the making of a takeover proposal or in response to any takeover proposal or any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

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approve, endorse or recommend any takeover proposal or submit a takeover proposal for the approval of the CyrusOne stockholders;

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enter into any contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (1) providing for or relating to a takeover proposal or (2) requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or

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propose, resolve, authorize or commit to do any of the foregoing

A “takeover proposal” means any inquiry, proposal or offer from any person, group or entity relating to, in a single transaction or series of related transactions, any direct or indirect:

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acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the book-value basis (including indebtedness secured solely by such assets)), including through the acquisition of one or more subsidiaries of the Company owning such assets, or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable;

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acquisition of 20% or more of the voting power of the Company or 20% or more of the equity interests or general partner interests in the Company Operating Partnership (or options, rights or warrants to purchase, or securities convertible into, such interests);

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tender offer or exchange offer that if consummated would result in any person, group or entity (or their equityholders) beneficially owning 20% or more of any class of equity security of the Company or the Company Operating Partnership;

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merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving the Company or the Company Operating Partnership pursuant to which any person, group or entity (or the equityholders of any person, group or entity) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board or any duly authorized committee thereof) or to which 20% or more of the Company’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the Company or the Company Operating Partnership or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the Company Operating Partnership or the resulting direct or indirect parent of the Company or the Company Operating Partnership or such surviving entity; or

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any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Notwithstanding the restrictions set forth above, if at any time on or after the date of execution of the merger agreement and prior to obtaining the Company stockholder approval, the Company or any of its representatives receives a bona fide takeover proposal, which takeover proposal did not result, directly or indirectly, from any breach of the terms of the merger agreement relating to no solicitations, (i) the Company and its representatives may contact such person, group or entity making the takeover proposal or its or their representatives and financing sources solely to (A) clarify the terms and conditions thereof or to request that any takeover proposal made orally be made in writing so as to determine whether such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal or (B) notify such person, group or entity or its or their representatives and financing sources of the relevant provisions of the merger agreement and (ii) if the Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal, then the Company may:
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enter into an acceptable confidentiality agreement with the person or group of persons making the takeover proposal and furnish pursuant to an acceptable confidentiality agreement information (including non-public information) with respect to the Company and its subsidiaries to the person, group or entity that has made such takeover proposal and its or their respective representatives and financing sources; and

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subject to compliance with the applicable terms of the merger agreement, engage in or otherwise participate in discussions or negotiations with the person, group or entity making such bona fide takeover proposal and its or their representatives and financing sources and otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

An “acceptable confidentiality agreement” means (i) any confidentiality agreement entered into by the Company after the date of the merger agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the more restrictive of the confidentiality agreements entered into with KKR and GIP, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to takeover proposals (subject to certain limitations), or (ii) any confidentiality agreement entered into prior to the date of the merger agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any person or group of persons to the extent necessary to allow for a confidential takeover proposal to be made to the Board so long as the Company promptly (and in any event within one business day thereafter) notifies Parent thereof (including the identity of such counterparty) after granting any such waiver or release and the Board determines prior to the grant of such waiver or release in good faith, after consultation with outside legal counsel to the Company, that the failure of the Board to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable law.
A “superior proposal” means any bona fide written takeover proposal made by a third party on terms that the Board or any duly authorized committee thereof has determined in its good faith judgment and after consultation with the Company’s outside legal counsel and financial advisors (i) would, if consummated, be more favorable to the CyrusOne stockholders from a financial point of view than the transactions contemplated by the merger agreement (including after giving effect to any adjustment to the terms thereof proposed in writing by Parent) and (ii) is reasonably capable of being consummated in accordance with its terms, taking into account (A) all legal, regulatory, financial, financing, and other aspects of such takeover proposal (including, the sources of and terms of financing, market conditions, the form of consideration, and the timing of and conditions to closing) and (B) the likelihood and timing of consummation; provided that for purposes of the definition of “superior proposal”, the references to “20%” in the definition of takeover proposal shall be deemed to be references to “50%”.
The merger agreement requires that the Company promptly, and in any event, within 48 hours of receipt, notify Parent of (i) any takeover proposal or inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a takeover proposal and disclose the material terms and conditions of any such takeover proposal or inquiry, proposal or offer, as applicable, and the identity of the person, entity or group making such takeover proposal or inquiry, proposal or offer, as applicable, and provide a copy of any such written takeover proposal or inquiry, proposal or offer, as applicable, made in writing or (ii) a request to furnish non-public information regarding the Company or any of its subsidiaries by any third party that informs the Company that it is considering making, or has made, a takeover proposal or any inquiry, proposal or offer from a person, entity or group seeking to have discussions or negotiations with the Company regarding a takeover proposal.
With respect to any takeover proposal, or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a takeover proposal described in the immediately preceding paragraph, the Company shall keep Parent reasonably informed of any material developments with respect to any such takeover proposal (including any material changes thereto) or inquiry, proposal or offer, as applicable, on a reasonably current basis (and in any event within 48 hours), including by providing a copy of all written proposals or offers thereto.
Change in Board Recommendation
The Board has agreed that neither it, nor any committee thereof, will, directly or indirectly:
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(A) withdraw, withhold (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw, withhold (or modify or qualify in a manner adverse to Parent), its recommendation to CyrusOne stockholders that they approve the merger, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal, (C) fail to include its recommendation to CyrusOne stockholders that they to approve the merger in this proxy statement, (D) publicly declare advisable or publicly propose to enter into a takeover proposal or (E) agree or resolve to take any actions set forth in the foregoing clauses (A) through (D) (any such action, an “adverse recommendation change”); or

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execute or enter into (or cause or permit the Company or any of its subsidiaries to execute or enter into) any contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to a takeover proposal (other than any acceptable confidentiality agreement) (each, a “company acquisition agreement”).

Notwithstanding the foregoing, at any time prior to obtaining the Company stockholder approval, the Board, or any duly authorized committee thereof, may:
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make an adverse recommendation change if an intervening event has occurred, and the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ duties under applicable law (taking into account all adjustments to the terms of the merger agreement that have been offered by Parent pursuant to Section 5.02 of the merger agreement); or

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in response to a bona fide takeover proposal after November 14, 2021, which did not result, directly or indirectly, from a breach of the merger agreement that the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a superior proposal (taking into account all adjustments to the terms of the merger agreement that have been offered by Parent pursuant to Section 5.02 of the merger agreement), effect an adverse recommendation change or, subject to compliance with the merger agreement, terminate the merger agreement if the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel that the failure to do so would be inconsistent with the directors’ duties under applicable law.

Prior to taking any of the actions set forth in the immediately preceding paragraph,
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the Company must give Parent at least three business days’ prior written notice of its intention to make an adverse recommendation change or terminate the merger agreement, as applicable (which notice shall, if applicable, (x) specify the basis for such adverse recommendation change, (y) specify the intervening event or the identity of the party making such superior proposal and the material terms and conditions thereof and (z) a copy of the most current version of the proposed agreement under which such superior proposal is to be consummated and any other material documents and material correspondence in respect of such superior proposal);

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after providing such notice and prior to effecting such adverse recommendation change or taking such action, the Company must have negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement, the commitment letters and the guarantees in response to such intervening event or superior proposal, as applicable; and

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following the end of such notice period, the Board or any duly authorized committee thereof must have considered in good faith any changes to the merger agreement, the commitment letters and the guarantees in a manner that would form the basis for such binding offer if accepted by the Company, and must have determined, after consultation with outside legal counsel and financial advisors, that the failure to make an adverse recommendation change or to terminate the merger agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ duties under applicable law even if such changes were to be given effect and, in the case of a superior proposal, that such superior proposal would continue to constitute a superior proposal if such changes were to be given effect;

provided, that in the event of any material modifications to such intervening event with respect to the bullets above under the sentence pertaining to actions the Board, or any committee thereof, may take at any time prior to obtaining the Company stockholder approval, in the event of any change in price or material revision or material amendment to the terms of any such superior proposal, the Company shall be required to deliver a new written notice to Parent, and the notice period will recommence for two business days.
An “intervening event” means any material event, change, effect, condition, development, fact or circumstance with respect to the Company and its subsidiaries, taken as a whole, that occurred or arose after the date of the merger agreement, which (i) was neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences) by the Board as of the date of the merger agreement and (ii) first becomes known to or by the Board prior to the receipt of the Company stockholder approval; provided that none of the following shall constitute an intervening event: (A) the Company or any of its subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences may be considered an intervening event to the extent otherwise satisfying the terms of this definition), (B) any change in and of itself in the market price, credit rating or trading volume of shares of common stock on the NASDAQ Global Select Market or any change affecting the ratings or the ratings outlook for the Company or any of its subsidiaries (it being understood that the underlying facts or occurrences may be considered an intervening event to the extent otherwise satisfying the terms of this definition) or (C) the receipt, existence of or terms of a takeover proposal or any inquiry, proposal or offer that constitutes, or could reasonably be excepted to lead to, a takeover proposal, or any matter relating thereto or consequence thereof.
Efforts to Obtain the Company Stockholder Approval
Notwithstanding any adverse recommendation change, the Company has agreed to hold its special meeting as soon as reasonably practicable and to use its reasonable best efforts reasonable efforts to obtain the Company stockholder approval and to take certain actions in connection therewith (including hiring a proxy solicitor). The Board declared that the merger is advisable and in the best interests of the Company and of stockholders of the Company on substantially the terms and conditions set forth in the merger agreement and adopted resolutions directing that the merger be submitted to the CyrusOne stockholders for consideration at the special meeting.
Reasonable Best Efforts
The parties have agreed to each use, and to cause their respective subsidiaries to use, reasonable best efforts (other than in respect of antitrust approvals and certain other regulatory approvals, which are discussed further below) to:
•
take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to cause the closing conditions to be satisfied as promptly as reasonably practicable, and to consummate in the most expeditious manner reasonably practicable the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•
obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•
execute and deliver any additional instruments any party to the merger agreement reasonably determines is necessary or proper to consummate the transactions contemplated thereby; and

•
defend or contest in good faith any action brought by a third party (excluding any governmental authority) challenging or otherwise impeding or delaying the consummation of the transactions contemplated by the merger agreement;

Additionally, the parties have each agreed to use their reasonable best efforts to:
•
take all action necessary to ensure that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover laws become applicable to the transactions contemplated by the merger agreement; and

•
take all action necessary to ensure that the transactions contemplated by the merger agreement are consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of any such anti-takeover law that may become applicable to the transactions contemplated by the merger agreement.

Each of the parties to the merger agreement has agreed to:
•
make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable following the date of the merger agreement, and in any event within 10 business days following the date of the merger agreement (which filings were submitted on November 29, 2021);
•
make, or cause to be made, all appropriate filings required with respect to the other regulatory approvals as promptly as reasonably practicable following the date of the merger agreement;

•
supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FTC or the DOJ or any other governmental authority pursuant to antitrust laws or in connection with the other regulatory approvals and to promptly take any and all steps so as to enable the parties to the merger agreement to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable;

•
promptly take all actions necessary and advisable to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law, obtain the other regulatory approvals and resolve any objections asserted with respect to the transactions contemplated by the merger agreement under the Federal Trade Commission Act or any other applicable law raised by any governmental authority (in each case, entering into agreements or stipulating to the entry of any judgment by, the appropriate governmental authority, provided that any such action shall be conditioned upon the closing of the merger agreement), including:

•
executing settlements, undertakings, consent decrees, stipulations, public law contracts or other agreements with any governmental authority or with any other person, group or entity;

•
selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent and its subsidiaries;

•
agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its subsidiaries contemporaneously with or subsequent to the effective time;

•
permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company and its subsidiaries prior to the effective time;

•
terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective subsidiaries;

•
terminating any joint venture or other arrangement;

•
creating any relationship, contractual right or obligation of the Company or Parent or their respective subsidiaries; or

•
effectuating any other change or restructuring of the Company or Parent or their respective subsidiaries;

provided, that no party to the merger agreement is required to take any such actions described above to the extent that such actions would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
•
defend through litigation any claim asserted in court by any person, group or entity (including any governmental authority) to prevent or have vacated or terminated, any restraint that would prevent the closing of the merger; and

•
in the case of Parent, respond to and seek to resolve as promptly as reasonably practicable any objection asserted by any governmental authority with respect to the transactions contemplated by the merger agreement.

Financing
Marketing Period
Under the merger agreement, the Company has agreed to allow Parent a period of 15 consecutive business days to market the debt financing. The marketing period commences upon the date Parent has received certain required financial information (provided, that such period will not be deemed to have commenced until all of the conditions to closing other than those which, by the terms are to be satisfied at the closing, have been satisfied). The marketing period shall end on any earlier date on which the debt financing has been obtained.
Efforts
The merger agreement provides that each of Parent and Merger Sub will use, and will cause their affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the equity financing and debt financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the equity commitment letter and debt commitment letters, including using reasonable best efforts to:
•
maintain in effect and comply with the commitment letters;

•
negotiate and enter into definitive agreements with respect to committed financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the debt commitment letters (or on terms not materially less favorable to Parent or Merger Sub than the terms and conditions (including market flex provisions) set forth in the debt commitment letter;

•
satisfy or obtain a waiver of on a timely basis all conditions applicable to Parent in the financing letters and the definitive agreements related thereto (including in respect of any affiliates of Parent);

•
consummate the financing at or prior to the closing of the merger, including using its (and causing its affiliates to use) reasonable best efforts to cause the lenders and the other entities committing to fund the financing to fund such financing at the closing of the merger;

•
enforce its rights under the commitment letters and any definitive agreements relating to the financing of the merger; and

•
comply with its covenants and other obligations under the commitment letters and the definitive agreements relating to the financing of the merger.

Parent and Merger Sub may not, without the prior written consent of the Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the financing documents or the definitive agreements relating to the financing of the merger if such termination, amendment, modification or waiver would (A) (1) reduce (or could have the effect of reducing) the aggregate amount of the financing (including by increasing the amount of fees to be paid or original issue discount) or (2) reduce the amount of debt financing unless, in each case, (I) the equity financing is increased by a corresponding amount no later than the date of such termination, amendment, modification or waiver and, after giving effect thereto, certain representations and warranties in the merger agreement shall be true and correct, or (II) such reduction is undertaken in connection with a purchase price reduction under the merger agreement in accordance with the debt commitment letter and the remaining commitments under the debt commitment letter (when combined with the equity financing) are sufficient to satisfy Parent’s obligations contemplated by the merger agreement, (B) impose new or additional conditions precedent to the availability of the financing or otherwise expand, amend or modify any of the conditions to the financing, or otherwise expand, amend or modify any other provision of the financing documents in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the financing (or satisfaction of the conditions to the financing) on the closing date or (C) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the financing documents.
Prior to the closing date, the Company has agreed to use its reasonable best efforts to provide to Parent and Merger Sub such reasonable cooperation as is customary and reasonably requested by Parent, in each case at Parent’s sole expense, as more fully set forth in the merger agreement, in connection with the arrangement of any debt financing, including providing reasonably requested cooperation in connection with the repayment or defeasance of any existing indebtedness of the Company or any of its subsidiaries.
Parent and Merger Sub obtaining financing, including any alternative financing, is not a condition to the consummation of the merger.
Indemnification
Parent has agreed to cause the surviving corporation to assume all obligations of the Company and its subsidiaries to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors or officers of the Company and its subsidiaries upon the effective time. Prior to the effective time, the Company will purchase a “tail” directors’ and officers’ liability insurance policy for a period of six years for the Company and its subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company or its subsidiaries.
Employee Benefits Matters
The merger agreement provides that for a period of one year following the effective time, (or, if earlier, the termination date of the applicable employee), Parent will provide each employee of the Company as of immediately prior to the effective time (each, a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, and target short- and long-term incentive opportunities that are no less favorable, in each case, than those in effect immediately prior to the effective time, (ii) severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance plans and arrangements as in effect immediately prior to the effective time and (iii) other employee benefit plans and arrangements (other than base salary, wage rate, short- and long-term incentive opportunities, severance benefits, defined benefit pension or post- termination or retiree health or welfare benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the effective time; provided that, in lieu of providing equity or equity- related incentives, Parent may instead satisfy such obligations by providing the cash equivalent thereof. Notwithstanding anything in the merger agreement to the contrary, the terms and conditions of employment for any Continuing Employee covered by a collective bargaining, works council or other similar agreement will continue to be governed by such agreement in accordance with its terms.
Parent will honor in accordance with their terms all of the Company’s compensation and benefit plans, programs, agreements and arrangements in effect at the effective time (subject to any rights to terminate, amend or modify such plans, programs, agreements or arrangements in accordance with their terms, but after giving effect to any provisions relating to a “change in control” or “change of control” (or term of similar import)). Parent has acknowledged in the merger agreement that the merger will constitute a “change in control” or “change of control” (or other term of similar import) for purposes of the Company’s compensation and benefit plans, programs, agreements and arrangements.
The merger agreement provides that Parent will pay the Closing Year Bonus to each Continuing Employee who is otherwise eligible to receive such Closing Year Bonus, with the Closing Year Bonuses (i) based on the bonus plan and targets in effect immediately prior to the effective time, (ii) determined reasonably and in good faith in the ordinary course of business and (iii) paid at the same time that annual bonuses are typically paid. In the event a Continuing Employee’s employment is terminated under circumstances that would qualify him or her to receive severance, such Continuing Employee will receive a pro-rated Closing Year Bonus equal to the greater of (A) the amount such employee would be entitled in connection with the applicable severance arrangement and (B) his or her target annual bonus, except that, if the termination occurs during the second half of the Company’s fiscal year, the amount under clause (B) will be equal to the projected actual annual cash bonus he or she would have received for such fiscal year based on accruals for bonuses in the Company’s financial statements, if greater.
In addition, the Company has agreed that, prior to making any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are affected by the transactions contemplated by merger agreement, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and the Company will consider such comments in good faith.
Additional Agreements
The merger agreement contains certain other additional agreements between the Company, Parent and Merger Sub relating to, among other things:
•
access to certain information and notifications during the period prior to the effective time;

•
notifying the other party of the receipt of certain communications from any governmental entity in connection with the transactions contemplated by the merger agreement or from any person, group or entity alleging that consent of such person, group or entity with respect to the transactions contemplated by the merger agreement is or may be required in connection with the transactions contemplated by the merger agreement, or the occurrence of certain events;

•
cooperation between the Company and Parent in connection with the defense or settlement of any stockholder litigation relating to the merger;

•
Parent and Merger Sub not expending funds other than in connection with the merger and the payment of related expenses;

•
Parent not declaring, setting aside, making or paying any dividend or other distribution;

•
Parent voting any common stock in favor of the approval of the merger;

•
the delisting of the Company’s common stock; and

•
cooperation between the Company and Parent in the preparation of this proxy statement.

Conditions of the Merger
The respective obligations of the parties to consummate the merger are subject to the satisfaction or waiver of the following conditions:
•
the absence of any order, judgment, injunction, ruling, award, writ or decree of any governmental authority enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law in the United States or certain applicable jurisdictions shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger;

•
the waiting period applicable to the consummation of the merger under the HSR Act as well as any timing agreement entered into in accordance with the terms of the merger agreement with any governmental authorities having jurisdiction with respect to the transactions contemplated by the merger agreement pursuant to applicable antitrust laws shall have expired or otherwise terminated and certain other consents, approvals or other clearances shall have been obtained; and

•
the receipt of the Company stockholder approval.

The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of the Company being true and correct to the extent specified in the merger agreement (subject to certain materiality qualifications);

•
the Company having complied with or performed, in all material respects, all obligations required to be complied with or performed by it under the merger agreement; and

•
the receipt by the Company of an opinion from Cravath, Swaine & Moore LLP or other nationally recognized REIT counsel to the Company substantially in the form attached as Exhibit C to the merger agreement, which concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its subsidiaries in a tax representation letter provided by the Company) that, commencing with the Company’s taxable year ended December 31, 2013 and until the effective time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT.
The obligation of the Company to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub being true and correct to the extent specified in the merger agreement (subject to certain materiality qualifications); and

•
Parent and Merger Sub having complied with or performed, in all material respects, all obligations required to be complied with or performed by them under the merger agreement.

Termination of the Merger Agreement
The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the parties to the merger agreement.
Termination by either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions contemplated thereby at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the merger is not consummated by May 14, 2022, except (i) that if the marketing period has commenced but the effective time has not yet occurred, then the outside date shall automatically be extended to the date that is five business days following the then-scheduled end date of the marketing period and (ii) that, if on the outside date any of the conditions set forth under the first (to the extent relating to a restraint in respect of any antitrust law or foreign investment law) and second bullet periods under “Conditions of the Merger” above are not satisfied but all other closing conditions have been satisfied or waived, then the outside date shall be automatically extended to November 14, 2022; provided, that this right to terminate the merger agreement shall not be available to any party if the failure of such party to perform or comply in any material respect with any of its obligations under the merger agreement has been the principal cause of the failure of the merger to be consummated on or before such date;

•
the condition set forth in the first bullet point under “Conditions of the Merger” above is not satisfied and the legal restraint giving rise to such non-satisfaction has become final and non-appealable, provided that the party seeking to terminate the merger agreement has complied with its obligations in all material respects to prevent the entry of and to remove such restraint; or

•
the Company stockholder approval is not obtained at the special meeting (including adjournments or postponements thereof).

Termination by Parent
Parent may also terminate the merger agreement and abandon the transactions contemplated thereby by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the Company shall have breached any of its representations or warranties or failed to perform or comply with any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform or comply (A) would give rise to the failure of the conditions set forth in the first and second bullet points under “Conditions of the Merger” above and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) 30 calendar days following receipt by the Company of written notice from Parent of such breach or failure to perform or comply and (y) the outside date, provided that Parent or Merger Sub are not then in material breach of any of their representations, warranties, obligations or agreements under the merger agreement; or

•
(A) the Board or a committee thereof shall have made an adverse recommendation change, (B) the Board shall have failed to publicly recommend against any tender offer or exchange offer that constitutes a takeover proposal within ten business days, after the commencement of such tender offer or exchange offer or (C) the Board shall have failed to publicly reaffirm its recommendation to approve the merger within ten business days after receipt of a written request by Parent to provide such reaffirmation in response to a takeover proposal that has been publicly announced (or if the special meeting is scheduled to be held within ten business days of such request, promptly and in any event prior to the date of the special meeting).

Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions contemplated thereby by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:
•
Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform or comply with any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform or comply (A) would give rise to the failure of the conditions set forth in the first and second bullet points under “Conditions of the Merger” above and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) 30 calendar days following receipt by Parent of written notice from the Company of such breach or failure to perform or comply and (y) the outside date, provided that the Company is then not in material breach of any of its representations, warranties, obligations or agreements under the merger agreement;

•
prior to the receipt of the Company stockholder approval, in order to accept a superior proposal, which did not result, directly or indirectly, from a breach of the terms of the merger agreement with respect to no solicitation and the simultaneous execution of a company acquisition agreement, and the Company pays or causes to be paid the applicable termination fee discussed in the section of this proxy statement entitled “The Merger Agreement — Termination Fees” beginning on page 89; or

•
(A) all of the closing conditions of Parent and Merger Sub have been satisfied or waived and the marketing period has ended, (B) the Company has confirmed by written notice that (1) all of the closing conditions of the Company have been satisfied or waived, (2) the merger is required to be consummated and (3) that the Company is ready, willing and able to consummate the merger and (C) Parent and Merger Sub fail to consummate the merger within three business days after the later of (x) receipt by Parent of the notice referred to in clause (B) and (y) the date the merger was required to be consummated.

Termination Fees
Termination Fee Payable by the Company
The Company has agreed to pay Parent a termination fee of $319.5 million, which we refer to as the “company termination fee”, if:
•
Parent terminates the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”;

•
the Company terminates the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company”; or

•
all of the following requirements are satisfied:

•
the Company or Parent terminates the merger agreement pursuant to the provisions described in the first or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either the Company or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”; and

•
(1) at the time of termination the Company shall not have been entitled to terminate the merger agreement pursuant to the provision described in the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company”, (2) a bona fide takeover proposal (whether or not conditional) shall have been received by the Company or any person shall have publicly announced, publicly disclosed or otherwise publicly communicated an intention to make a takeover proposal (and, in the case of a termination pursuant to the provision described in the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either the Company or Parent” such takeover proposal intention shall have been made prior to the special meeting and not publicly withdrawn at least three business days prior to the special meeting) and (3) within 12 months after a termination referred to in the immediately preceding sub-bullet point the Company enters into a definitive agreement providing for the consummation of any takeover proposal or consummates any takeover proposal (with, for purposes of this clause (3), the references to “20%” in the definition of “takeover proposal” being deemed to be references to “50%”).

Termination Fee Payable by Parent
Parent has agreed to pay the Company a termination fee of $813.5 million, which we refer to as the “parent termination fee”, if the Company terminates the merger agreement pursuant to the provisions described in the first or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company” or in the event that Parent terminates the merger agreement pursuant to the provision described in the first bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either the Company or Parent” and the Company was then entitled to terminate the merger agreement pursuant to the provisions described in the first or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company”.
In the event the merger agreement is validly terminated and a termination fee is paid under the circumstances for which such fee is payable pursuant to the merger agreement, payment of the applicable termination fee will be the sole and exclusive monetary damages remedy available to the payee in respect of any and all losses incurred as a result of the failure of the transactions contemplated by the merger agreement to be consummated and, upon payment of such applicable termination fee in such circumstances, none of the payor and its related parties will have any further liability or obligation relating to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement.
Fees and Expenses
Whether or not the transactions contemplated by the merger agreement are consummated, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such fees or expenses. For a description of certain fees and expenses incurred by the parties in connection with this proxy statement, see the section titled “The Special Meeting — Solicitation of Proxies” beginning on page 27.
Withholding Taxes
Parent, the surviving corporation or any of its affiliates, Merger Sub and the paying agent will be entitled to deduct and withhold from the merger consideration payable to any holder of common stock and any other amounts payable pursuant to the merger agreement the amounts that may be required to be withheld under any applicable tax law. Amounts withheld and paid over to the applicable governmental entity will be treated for all purposes of the merger as having been paid to the persons from whom such amounts were withheld.
Amendment
The merger agreement may be amended, modified or supplemented by the parties at any time before or after the receipt of the Company stockholder approval, provided that (i) after the receipt of the Company stockholder approval there may not be any amendment of the merger agreement for which applicable law requires further approval by the Company stockholders without such approval having first been obtained; and (ii) that certain provisions of the merger agreement may not be amended in a manner materially adverse to any debt financing source without the prior written consent of such debt financing source.
Extension; Waiver
At any time prior to the effective time, the parties may: (i) waive any inaccuracies in the representations and warranties of the other party, (ii) extend the time for the performance of any of the obligations or acts of the other party or (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided therein, waive any of such party’s conditions; provided, however, that after the receipt of the Company stockholder approval there may not be any extension or waiver of the merger agreement for which applicable law requires further approval by the Company stockholders without such approval having first been obtained.
Governing Law
The merger agreement will be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Each party has agreed that any interpretation of the commitment letters (other than certain exceptions set forth in the merger agreement) will be governed by, and construed in accordance with, the laws of the State of New York.
Specific Enforcement
The parties agreed that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement was not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and that the right of specific enforcement is an integral part of the merger and the other transactions contemplated by the merger agreement and without that right neither the Company nor Parent would have entered into the merger agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of common stock as of December 23, 2021 by (i) each person or group who is known by the Company to be a beneficial owner of 5% or more of common stock, (ii) each director of the Company, (iii) each of the Company’s executive officers and (iv) all directors and executive officers of the Company as a group.
Beneficial ownership of common stock is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, the Company believes based on the information provided to the Company that each person and entity named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person or entity. Applicable percentage of beneficial ownership is based on 129,555,316 shares of common stock outstanding on December 23, 2021. Shares of common stock subject to company equity awards currently exercisable or that will be settled or exercisable within 60 days after December 23, 2021 are deemed to be outstanding and beneficially owned by the person holding the company equity awards for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Unless otherwise indicated, the address of each named person is c/o CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201.
Beneficial Ownership of Holders of 5% or More of Common Stock, Directors and Executive Officers:
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock
Holders of 5% or more of Common Stock:
The Vanguard Group(1)	16,775,985	13.0%
BlackRock, Inc.(2)	14,064,008	10.9%
Cohen & Steers, Inc. and affiliates(3)	12,169,565	9.4%
Directors and Executive Officers:
David Ferdman	98,137	*
Katherine Motlagh(4)	13,110	*
John Hatem(5)	1,582	*
Robert Jackson(6)	48,638	*
Bruce W. Duncan(7)	10,116	*
Gary J. Wojtaszek(8)	—	*
Venkatesh S. Durvasula(9)	110,000	*
Diane M. Morefield(10)	35,421	*
Kevin L. Timmons(11)	—	*
John W. Gamble, Jr.(12)	26,211	*
T. Tod Nielsen(13)	23,981	*
Denise Olsen(14)	—	*
Alex Shumate(15)	34,475	*
William E. Sullivan(16)	35,475	*
Lynn A. Wentworth(17)	24,827	*
All directors and executive officers as a group (10 persons, but not including any former executive officer)	461,973	0.4%

* indicates ownership of less than 1% of issued and outstanding shares.
(1)
As disclosed on Schedule 13G/A filed on February 10, 2021, the holdings of The Vanguard Group (“Vanguard”) consist of an aggregate of 16,775,985 shares, of which Vanguard has: (i) sole dispositive power over 16,337,285 shares, (ii) sole voting power over 0 shares, (iii) shared voting power over

343,028 shares and (iv) shared dispositive power over 438,700 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(2)
As disclosed on Schedule 13G/A filed on January 26, 2021, the holdings of BlackRock, Inc. (“BlackRock”) consist of an aggregate of 14,064,008 shares, of which BlackRock has sole dispositive power over 14,064,008 shares and sole voting power over 13,553,756 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(3)
As disclosed on Schedule 13G/A filed on December 10, 2021, the holdings of Cohen & Steers, Inc. consist of an aggregate of 12,169,565 shares of which Cohen & Steers Inc. has sole dispositive power over 12,169,565 shares and sole voting power over 9,491,378 shares; the holdings of Cohen & Steers Capital Management, Inc. consist of an aggregate of 11,955,309 shares of which Cohen & Steers Capital Management, Inc. has sole dispositive power over 11,955,309 shares and sole voting power over 9,449,859 shares; the holdings of Cohen & Steers UK Limited consist of an aggregate of 198,528 shares of which Cohen & Steers UK Limited has sole dispositive power over 198,528 shares and sole voting power over 25,791 shares; the holdings of Cohen & Steers Asia Limited consist of an aggregate of 11,368 shares of which Cohen & Steers Asia Limited has sole dispositive power over 11,368 shares and sole voting power over 11,368 shares; and the holdings of Cohen & Steers Ireland Limited consist of an aggregate of 4,360 shares of which Cohen & Steers Ireland Limited has sole dispositive power over 4,360 shares and sole voting power over 4,360 shares. The address of Cohen & Steers Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The address of Cohen & Steers UK Limited is 50 Pall Mall 7th Floor, London, United Kingdom SW1Y 5JH. The address of Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The address of Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.

(4)
Includes 1,439 shares of common stock underlying vested LTIP units. Ms. Motlagh also holds 2,877 shares of common stock underlying LTIP units not shown in the table above, all of which remains subject to vesting.

(5)
Represents shares of common stock underlying vested LTIP units. Mr. Hatem also holds 3,165 shares of common stock underlying LTIP units not shown in the table above, all of which remains subject to vesting.

(6)
Includes 1,295 shares of common stock underlying vested LTIP units. Mr. Jackson also holds 2,589 shares of common stock underlying LTIP units not shown in the table above, all of which remains subject to vesting.

(7)
Effective July 28, 2021, Mr. Duncan stepped down as President and Chief Executive Officer. Represents shares of common stock underlying vested LTIP units.

(8)
Effective February 20, 2020, Mr. Wojtaszek stepped down as a Director and as President & Chief Executive Officer.

(9)
From February 20, 2020 to July 6, 2020, Mr. Durvasula served as Interim President & Chief Executive Officer.

(10)
Effective October 30, 2020, Ms. Morefield stepped down as Executive Vice President and Chief Financial Officer in connection with her previously announced retirement.

(11)
Effective September 1, 2020, Mr. Timmons departed from the Company.

(12)
Includes 2,037 shares of time-based restricted common stock, all of which remains subject to vesting.

(13)
Mr. Nielsen also holds 3,667 shares of common stock underlying LTIP units not shown in the table above, all of which remains subject to vesting.

(14)
Ms. Olsen holds 2,037 shares of common stock underlying LTIP units not shown in the table above, all of which remains subject to vesting.

(15)
Includes 2,037 shares of time-based restricted common stock, all of which remains subject to vesting.

(16)
Includes 2,037 shares of time-based restricted common stock, all of which remains subject to vesting.

(17)
Includes 2,037 shares of time-based restricted common stock, all of which remains subject to vesting.

MARKET PRICE AND DIVIDEND INFORMATION
Shares of common stock are listed on the NASDAQ Global Select Market under the trading symbol “CONE”. The table below provides the high and low intra-day trading prices for shares of common stock, as reported by the NASDAQ Global Select Market, and the quarterly cash dividends declared per share, for the periods indicated.
	High	Low	Quarterly Dividend
2021
October 1, 2021 through December 27, 2021	$90.00	$74.35	—
Third quarter	$80.82	$69.32	$0.52
Second quarter	$82.69	$66.90	$0.51
First quarter	$76.86	$61.64	$0.51
2020
Fourth quarter	$81.53	$64.01	$0.51
Third quarter	$86.77	$68.81	$0.51
Second quarter	$78.08	$57.58	$0.50
First quarter	$70.00	$43.72	$0.50
2019
Fourth quarter	$79.65	$60.19	$0.50
Third quarter	$79.73	$55.21	$0.50
Second quarter	$64.00	$51.90	$0.46
First quarter	$58.04	$48.94	$0.46
2018
Fourth quarter	$64.11	$50.26	$0.46
Third quarter	$69.01	$57.86	$0.46
Second quarter	$59.46	$48.61	$0.46
First quarter	$59.65	$43.49	$0.46
On September 27, 2021, the last full trading day prior to published market speculation regarding a potential sale of the Company, the closing price for shares of common stock was $72.57 per share. The $90.50 per share to be paid for each share of common stock pursuant to the merger agreement represents a premium of approximately 25% over the closing price on September 27, 2019. On December 27, 2021, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of common stock on the NASDAQ Global Select Market was $89.99. You are encouraged to obtain current market quotations for shares of common stock in connection with voting your common stock.
As of the close of business on the record date, there were 129,555,316 shares of common stock outstanding and entitled to vote, held by 105 CyrusOne stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.
Pursuant to the terms of the merger agreement during the pendency of the merger, the Company is permitted to pay regular quarterly dividends, at a quarterly rate not to exceed $0.52 per share of common stock, to CyrusOne stockholders, provided that the record date with respect to any such quarterly dividends shall be consistent with historical record dates from fiscal year 2021 (or the next business day if such record date is not a business day). Dividends are declared and paid at the discretion of the Board. The Board may change the Company’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future. For more information, please see the section of this proxy statement entitled “The Merger — Dividends” beginning on page 67.

HOUSEHOLDING
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more CyrusOne stockholders sharing the same address by delivering a single proxy statement addressed to those CyrusOne stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for CyrusOne stockholders and cost savings for companies.
Brokers with account holders who are CyrusOne stockholders of the Company may be “householding” proxy materials. A single proxy statement will be delivered to multiple CyrusOne stockholders sharing an address unless contrary instructions have been received from the affected CyrusOne stockholders. If you have received notice from your broker that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to CyrusOne Inc., Attention: Investor Relations Department, 2850 N. Harwood St., Suite 2200, Dallas, TX 75201 or call 972-350-0060. CyrusOne stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS
Until the merger is completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and we will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held.
SEC rules permit stockholders of the Company to submit proposals to be included in the Company’s proxy materials and form of proxy if such stockholder proposals satisfy the requirements specified in Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2022 annual meeting, stockholder proposals must satisfy all applicable requirements of Rule 14a-8 and must have been received no later than December 9, 2021.
Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders of the Company (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of our current bylaws. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the stockholders for the 2022 annual meeting must have been received between November 9, 2021 and 5:00 p.m., Eastern Time, on December 9, 2021.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available through the “Investors — SEC Filings” tab of our website at www.cyrusone.com. The information contained in or linked to or from our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement. Copies of any of these documents may be obtained free of charge either on our website, or by directing a request to the Company’s Investor Relations Department at 972-350-0060 or investorrelations@cyrusone.com. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•
the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2021 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021; and

•
our Current Reports on Form 8-K filed on May 4, 2021, May 12, 2021, May 24, 2021, May 26, 2021, July 28, 2021, August 18, 2021 and November 15, 2021.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
By and Among
CAVALRY PARENT L.P.,
CAVALRY MERGER SUB LLC
and
CYRUSONE INC.
Dated as of November 14, 2021

a-i

a-ii

a-iii

This AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2021 (this “Agreement”), is by and among CAVALRY PARENT L.P., a Delaware limited partnership (“Parent”), CAVALRY MERGER SUB LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and CyrusOne Inc., a Maryland corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”);
WHEREAS, the Board of Directors of the Company has (i) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger Transactions, (ii) declared that the Merger is advisable on substantially the terms and conditions set forth in this Agreement, (iii) directed that the Merger be submitted for consideration at a special meeting of the Company’s stockholders and (iv) recommended that the Company’s stockholders approve the Merger;
WHEREAS, the general partner of Parent has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions;
WHEREAS, the Board of Managers of Merger Sub has (i) declared that the Merger is advisable on substantially the terms and conditions set forth in this Agreement and (ii) recommended that Parent, in its capacity as sole member of Merger Sub, approve the Merger;
WHEREAS, Parent, in its capacity as sole member of Merger Sub, will approve the Merger by written consent simultaneously with the execution of this Agreement;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Global Infrastructure Partners IV-A/B, L.P, Global Infrastructure Partners IV-C Intermediate, L.P., Global Infrastructure Partners IV-C2 Intermediate, L.P., GIP IV Friends & Family Fund, L.P., KKR Global Infrastructure Investors IV (USD) SCSp, KKR Real Estate Partners Americas III AIV I L.P., KKR Core Holding Company LLC, and KKR Core Investments Partnership SCSp (each, a “Guarantor”) is entering into a Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
The Merger
SECTION 1.01.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the MGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.
SECTION 1.02.   Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company; provided that, if the

Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VI at such time, the Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company, (b) the third Business Day after the final day of the Marketing Period or (c) such other date, time or place as agreed to in writing by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date”.
SECTION 1.03.   Effective Time.   Subject to the provisions of this Agreement, concurrently with, or as soon as practicable following, the Closing the parties hereto shall cause the Merger to be consummated by (i) filing articles of merger executed in accordance with, and in such form as is required by, the relevant provisions of the MGCL (the “Articles of Merger”), (ii) duly executing and filing a certificate of merger (“Merger Certificate”) with the Secretary of State of the State of Delaware (“DSOS”) in accordance with the relevant provisions of the DLLCA, and (iii) shall make all other filings, recordings or publications required under the MGCL and the DLLCA in connection with the Merger. The Merger shall become effective upon the later of the time that the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland (the “Department”), the Merger Certificate is filed with and accepted for record by the DSOS or, to the extent permitted by applicable Law, at such other time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the Department) as is agreed to in writing by the parties hereto prior to the filing of such Articles of Merger and the Merger Certificate and as specified in the Articles of Merger and Merger Certificate in accordance with the MGCL and the DLLCA, as applicable (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
SECTION 1.04.   Effects of the Merger.   The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the MGCL (including Section 3-114 thereof) and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall transfer to, vest in and devolve on the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
SECTION 1.05.   Charter and Bylaws of the Surviving Corporation.   At the Effective Time, the charter and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the charter attached as Exhibit A and the bylaws attached as Exhibit B, respectively, and as so amended and restated shall be the charter and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.07 hereof).
SECTION 1.06.   Directors and Officers of the Surviving Corporation.
(a) The managers of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.
(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.
ARTICLE II
Effect of the Merger on Capital Stock; Exchange of Certificates;
Equity-Based Awards
SECTION 2.01.   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of the common stock, $0.01 par value per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:
(a) Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
(b) Cancelation of Certain Shares.   All shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub) immediately prior to the Effective Time shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled.
(c) Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $90.50 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or of non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b).
SECTION 2.02.   Exchange of Certificates and Book-Entry Shares.
(a) Paying Agent.   Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, on or prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (other than any payments contemplated by Section 2.03, which shall be subject to Section 2.04) (the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the right of any holder of Company Common Stock to receive the Merger Consideration as provided herein. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation.
(b) Payment Procedures.   Promptly after the Effective Time (but in no event more than five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, at the Effective Time, a holder of record of Company Common Stock (other than the Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the

Merger Consideration as provided in Section 2.01(c). Upon surrender of a Certificate or a Book-Entry Share that formerly represented the Company Common Stock held by any record holder immediately prior to the Effective Time for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue for the benefit of the holders of the Certificates or Book-Entry Shares on any cash payable hereunder.
(c) Transfer Books; No Further Ownership Rights in Company Stock.   The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that represented ownership of shares of Company Common Stock and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to be stockholders of the Company, and shall have no rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.
(e) Termination of Exchange Fund.   At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.   Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent, nor any employee, officer, partner, director, agent or Affiliate of the foregoing, shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.
(g) Withholding.   Parent, the Surviving Corporation, Merger Sub, any Affiliates of the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
SECTION 2.03.   Equity-Based Awards.   Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that:
(a) each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock for which such Company Stock Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option; provided that any such Company Stock Option with an exercise price per share that is equal to or greater than the Merger Consideration shall be canceled for no consideration;
(b) each share of Company Common Stock subject to forfeiture conditions (each, a “Company Restricted Share”) outstanding immediately prior to the Effective Time shall vest in full as of immediately prior to the Effective Time and shall be treated the same as all other shares of Company Common Stock in accordance with Section 2.01(c), subject to Section 2.04; provided that any Company Restricted Shares that were granted subject to performance-based vesting conditions shall be treated accordingly assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable);
(c) each restricted stock unit with respect to Company Common Stock that is not a Company PSU (each, a “Company RSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the product, rounded to the nearest cent, of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Merger Consideration plus (ii) the amount of any accrued dividend equivalents with respect to such Company RSU that remain unpaid as of the Effective Time;
(d) each restricted stock unit with respect to Company Common Stock that was granted subject to performance-based vesting conditions (each, a “Company PSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the product, rounded to the nearest cent, of (A) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable)) less any shares of Company Common Stock subject to such Company PSU that have been previously earned and settled in accordance with the terms of the applicable award agreement and (B) the Merger Consideration plus (ii) the amount of any accrued dividend equivalents with respect to such Company PSU that remain unpaid as of the Effective Time (assuming attainment of the maximum level of performance); and
(e) each LTIP Unit outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum, rounded to the nearest cent, of (i) the product of (A) the number of shares of Company Common Stock into which such LTIP Unit is convertible immediately prior to the Effective Time (assuming, if applicable, attainment of the maximum level of performance (i.e., 200% or 300%, as applicable) and an intervening conversion into Partnership Units and the Company’s election to redeem such Partnership Units in exchange for shares of Company Common Stock) and (B) the Merger Consideration and (ii) the amount of any declared distributions with respect to such LTIP Units that remain unpaid as of the Effective Time.
SECTION 2.04.   Payments with Respect to Equity-Based Awards.   Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer) the amounts due pursuant to Section 2.03; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation or its applicable Affiliate shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a Tax or penalty under Section 409A of the Code.
SECTION 2.05.   Company Actions.   If requested in writing by Parent at least 30 days prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to cause the Company Stock Plan to terminate at the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Company Securities or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, Company Restricted Shares, Company RSUs, Company PSUs or LTIP Units (collectively, the “Company Equity Awards”).
SECTION 2.06.   Company ESPP.   Promptly following the date hereof (or prior to the date hereof, as applicable), the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company’s 2014 Employee Stock Purchase Plan (the “Company ESPP”)) shall adopt such resolutions or take such other necessary actions to provide that, (a) with respect to any outstanding Purchase Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the date of this Agreement, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the date of this Agreement for such Purchase Period and no new participants may participate in such Purchase Period; (b) no new Purchase Period shall be commenced under the Company ESPP on or after date of this Agreement; (c) any Purchase Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP immediately prior to the Effective Time with respect to such Purchase Period, in which case any shares of Company Common Stock purchased pursuant to such Purchase Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 2.01(c); and (d) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.
SECTION 2.07.   Adjustments.   If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that nothing set forth in this Section 2.07 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.01(b) hereof.
SECTION 2.08.   Dissenters’ Rights.   No dissenters’ or appraisal rights or similar rights of an objecting stockholder to demand and receive fair value (under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or the other Merger Transactions.
ARTICLE III
Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company, from and after January 1, 2019 and prior to the date hereof, and publicly available prior to the execution of this Agreement (the “Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward looking or predictive statements in such Filed SEC Documents:
SECTION 3.01.   Organization; Standing.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the Company’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The Company is not in violation of the Company Charter Documents.
(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and to own, lease and operate its assets and properties, and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing and in good standing, have such power or authority or be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the organizational documents of each of the Company’s Subsidiaries (other than the Company Operating Partnership) have been made available to Parent prior to the date hereof and true and complete copies of the Company Operating Partnership Documents are included in the Filed SEC Documents. No Subsidiary of the Company is in violation of its organizational documents.

SECTION 3.02.   Capitalization.
(a) The authorized stock of the Company consists of 500,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”). At the close of business on November 12, 2021 (the “Capitalization Date”), (i) 127,785,633 shares of Company Common Stock were issued and outstanding (including 149,677 Company Restricted Shares (assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable) for performance-based Company Restricted Shares and including, to the extent applicable, any accrued but unpaid dividend equivalents reinvested as additional Company Restricted Shares)), (ii) 4,162,757 shares of Company Common Stock were reserved and available for issuance under the Company Stock Plan, of which amount (A) 2,605 shares of Company Common Stock were underlying Company Stock Options, (B) 110,857 shares of Company Common Stock were underlying Company RSUs (including, to the extent applicable, any accrued but unpaid dividend equivalents reinvested as additional Company RSUs), (C) 247,899 shares of Company Common Stock were underlying Company PSUs (assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable), less any shares that have previously been earned and settled, and including, to the extent applicable, any accrued but unpaid dividend equivalents reinvested as additional Company PSUs) and (D) 195,608 shares of Company Common Stock were issuable in respect of underlying LTIP Units (assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable) and an intervening conversion into Partnership Units and the Company’s election to redeem such Partnership Units in exchange for shares of Company Common Stock), (iii) no more than 74,834 shares of Company Common Stock were reserved and available for purchase under the Company ESPP, (iv) 3,024,017 shares of Company Common Stock have been sold on a forward basis with net proceeds of approximately $230 million (after giving effect to selling commissions and further adjustments pursuant to the terms of the relevant forward confirmations) and are expected to be settled by physical settlement prior to Closing pursuant to the agreements set forth in Section 3.02(a)(iv) of the Company Disclosure Letter and (v) no shares of Company Preferred Stock were issued or outstanding. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued, granted or repurchased any Company Securities (including any Partnership Units or LTIP Units), or incurred any obligation to make any payments based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of stock of the Company or equity interests of its Subsidiaries, other than, in each case, pursuant to the lapsing of forfeiture conditions with respect to Company Restricted Shares, the settlement of Company RSUs or Company PSUs or the conversion of Partnership Units, the accrual or payment of dividend equivalents with respect thereto, the operation of the Company ESPP, the exercise of Company Stock Options or the forfeiture of, or withholding of taxes with respect to, Company Stock Options, Company Restricted Shares, Company RSUs, Company PSUs or LTIP Units. As of the Capitalization Date, there were approximately $1,084,057 of accrued and unpaid cash dividends corresponding to shares of Company Common Stock issued or issuable under the Company Equity Awards (assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable), and excluding LTIP Units, which are addressed below).
(b) As of the Capitalization Date, the Company held, directly or indirectly, 127,785,633 Partnership Units. In addition to the Partnership Units held, directly or indirectly, by the Company, as of the Capitalization Date, (i) there were no issued and outstanding Partnership Units held by Persons other than the Company, the Company General Partner or Company Holdings LLC, and (ii) 195,608 issued and outstanding LTIP Units were outstanding (assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable)) and, other than the foregoing specified numbers of units, no other units or equity interests in the Company Operating Partnership were issued and outstanding. Each Partnership Unit not held by the Company, the Company General Partner or Company Holdings LLC is redeemable by the Company Operating Partnership in exchange for one share of Company Common Stock or cash, at the Company’s election. As of immediately prior to the Effective Time, all Partnership Units shall be owned by the Company, the Company General Partner or Company Holdings LLC. As of the Capitalization Date, there were approximately $123,465 of accrued and unpaid cash distributions corresponding to outstanding LTIP Units (assuming attainment of the maximum level of performance (i.e., 200% or 300%, as applicable)). The Company General Partner is the sole general partner of the Company Operating Partnership.

(c) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company or the Company Operating Partnership, (ii) no outstanding securities of the Company or the Company Operating Partnership convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company or the Company Operating Partnership, (iii) no outstanding options, warrants, conversion rights, phantom stock rights, stock appreciation rights, restricted stock units, restricted stock, stock-based performance units, forward equity sales, rights or other commitments or agreements to acquire from the Company or the Company Operating Partnership, or that obligate the Company or the Company Operating Partnership to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company or the Company Operating Partnership, (iv) no obligations of the Company or the Company Operating Partnership to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company or the Company Operating Partnership (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements or instruments of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to (w) the cashless exercise of Company Stock Options, (x) the forfeiture of, or withholding of taxes with respect to, the Company Equity Awards, (y) the conversion of LTIP Units to Partnership Units or the redemption of Partnership Units or (z) this Agreement), or obligate the Company or the Company Operating Partnership to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, purchase option, call option, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any shares of Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. No holder of Company Securities has any right to have such Company Securities registered under the Exchange Act by the Company. The Company Common Stock is the only class of Company Securities registered under the Exchange Act. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(d) Section 3.02(d) of the Company Disclosure Letter sets forth, as of the Capitalization Date, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like and Partnership Units and LTIP Units held by Persons other than the Company or its Subsidiaries, which are the subject of Section 3.02(b)) are owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Liens and transfer restrictions, except for Liens to be released in connection with the Closing and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments or obligations, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any equity or voting interests of any Subsidiary of the Company (other than pursuant to this Agreement and other than the redemption of Partnership Units for cash, or, at the election of the Company, in exchange for Company Common Stock pursuant to the Company Operating Partnership Documents), including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company.

(e) Section 3.02(e) of the Company Disclosure Letter sets forth, as of the Capitalization Date, any joint venture, partnership or other similar arrangement or other entity in which the Company (directly or indirectly) has an equity interest (other than a Subsidiary of the Company) (collectively, the “Joint Venture Entities”), including for each Joint Venture Entity, (i) the name and jurisdiction of formation of such Joint Venture Entity and (ii) the approximate percentage ownership interests of such Joint Venture Entity held directly or indirectly by the Company. All of the equity or voting interests in a Joint Venture Entity that are owned, directly or indirectly, beneficially and of record, by the Company or its Subsidiaries, are owned by the Company or its Subsidiaries, as applicable, free and clear of all Liens, other than Liens to be released in connection with the Closing, and transfer restrictions other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Other than set forth on Section 3.02(e) of the Company Disclosure Letter, none of the Company or its Subsidiaries are required to make any capital contribution to any Joint Venture Entity.
(f) All grants of Company Equity Awards were validly issued and properly approved by the Board of Directors of the Company (or a committee thereof) in accordance with the Company Stock Plan (as applicable) and applicable Law, including the applicable exchange rules and regulations.
(g) Section 3.02(g) of the Company Disclosure Letter contains a true and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries in excess of $10,000,000 in principal amount and identifies for each item of indebtedness, the outstanding principal and the accrued but unpaid interest thereunder as of the date of this Agreement. No bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries entitling the holder thereof to the right to vote (or which are convertible into or exercisable for any securities having the right to vote) on any matter on which stockholders of the Company or any of its Subsidiaries may vote are outstanding.
SECTION 3.03.   Authority; Noncontravention.
(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the accuracy of the representations and warranties set forth in Section 4.14, subject to the receipt of the Company Stockholder Approval, to consummate the Merger Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the accuracy of the representations and warranties set forth in Section 4.14, the consummation by it of the Merger Transactions, have been unanimously authorized and approved by its Board of Directors and, except for obtaining the Company Stockholder Approval, the filing and acceptance for record of the Articles of Merger with the Department pursuant to the MGCL and the filing and acceptance for record of the Merger Certificate with the DSOS, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the foregoing clauses (i) and (ii), the “Bankruptcy and Equity Exception”).
(b) The Board of Directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance by the Company of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby, including the Merger Transactions, (ii) declaring that this Agreement and the Merger Transactions, on substantially the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company, (iii) directing that the Merger be submitted for consideration at a meeting of the holders of shares of Company Common Stock and (iv) recommending that the holders of shares of Company Common Stock approve the Merger (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.
(c) Assuming the accuracy of the representations and warranties set forth in Section 4.14, the affirmative vote (in person or by proxy) of the holders of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on such matter (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, in favor of this Agreement and the Merger Transactions, is the only vote of the holders of any class or series of shares of the stock of the Company necessary to approve this Agreement and the Merger Transactions.
(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of the (A) Company Charter Documents or the Company Operating Partnership Documents or (B) similar organizational documents of any of the Company’s Subsidiaries (other than the Company Operating Partnership) or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (w) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (x) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sale-leaseback, sublease, license, contract or other agreement, instrument, obligation or arrangement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or bound or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’ rights or obligations under any such Contract, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or similar right of any other party to a Contract to which the Company or any of its Subsidiaries is bound or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.04.   Governmental Approvals.   Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (c) the filing and acceptance for record of the Articles of Merger with the Department pursuant to the MGCL, the filing of the Merger Certificate with the DSOS pursuant to the DLLCA and filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of, (i) the HSR Act and (ii) the Foreign Investment Law of any Applicable Jurisdiction and the other applicable Laws set forth in Section 3.04(d) of the Company Disclosure Letter (collectively, the “Other Regulatory Approvals”), and (e) compliance with any applicable state securities or blue sky laws no consent, waiver, clearance, order, non-action or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, waivers, clearances, orders, non-actions, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.05.   Company SEC Documents; Undisclosed Liabilities.
(a) The Company has timely filed or furnished, as applicable, with the SEC all material reports, schedules, forms, certifications, statements, prospectuses, amendments and other documents required to be filed by the Company with, or furnished by the Company to, the SEC pursuant to the Securities Act or the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act of

2002 (the “Sarbanes-Oxley Act”), since January 1, 2019 (collectively, and including those filed or furnished subsequent to the date hereof, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnishing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, from January 1, 2019 to the date of this Agreement, in each case to the extent not publicly available on the SEC’s website. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company with the SEC and, as of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ.
(b) The consolidated financial statements of the Company and its consolidated Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if any such Company SEC Documents were amended or supplemented prior to the date hereof, the respective dates of the filing of such amendment or supplement, with respect to the consolidated financial statements that are amended or restated therein) (the “Company Financial Statements”), (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) have been prepared from the books and records of the Company and its consolidated Subsidiaries and in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and (z) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments permitted by GAAP, none of which has been or would be, individually or in the aggregate, reasonably expected to be material to the Company and its consolidated Subsidiaries, taken as a whole). Since the Balance Sheet Date, there have been no material changes in the accounting policies of the Company or its consolidated Subsidiaries.
(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of September 30, 2021 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) The Company has established and maintains a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and its consolidated Subsidiaries for external purposes in accordance with GAAP. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to provide reasonable assurance that material information required to be disclosed by the Company is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. As of the date hereof, and since January 1, 2019, neither the Company nor, to the Knowledge of the Company, the Company’s directors, officers or the Company’s independent registered public accounting firm, has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.
(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the time of any amendment or supplement thereof, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
(f) Neither the Company nor any of its Subsidiaries is party to any off-balance sheet arrangement of the type required to be disclosed pursuant to Item 303(a) of Regulation S-K where the purpose is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements.
SECTION 3.06.   Absence of Certain Changes.
(a) Since the Balance Sheet Date through the date of this Agreement, (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) except for regular quarterly cash dividends on the Company Common Stock and declared distributions with respect to LTIP Units, the Company and its Subsidiaries have not authorized, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective stock, partnership interests or other equity interests or otherwise made any payments to equityholders in their capacity as such (other than any such dividend or distributions to the Company or any of its wholly owned Subsidiaries (it being understood, for purposes of this Section 3.06(a), the Company Operating Partnership and its wholly owned Subsidiaries shall be deemed to be wholly owned Subsidiaries of the Company)) or pursuant to any internal restructuring of the Company or any of its wholly owned Subsidiaries.
(b) Since the Balance Sheet Date, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.07.   Legal Proceedings.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, claim, charge, complaint, audit, inquiry, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, award, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries or any of their respective directors or officers (in their capacity as such), in each case, by or before any Governmental Authority. As of immediately prior to the date hereof, there is no Action to which the Company or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger Transactions.

SECTION 3.08.   Compliance with Laws; Permits; Certain Practices.
(a) The Company and each of its Subsidiaries are, and have been since January 1, 2019, (i) in compliance with all state, federal, national, local or municipal laws, statutes, common laws, acts, ordinances, codes, rules and regulations (“Laws”) and Judgments applicable to the Company, any of its Subsidiaries or their respective business and properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) have not received from any Governmental Authority any written or, to the Knowledge of the Company, oral, notice or communication of any non-compliance with any such Laws or Judgments, and to the Knowledge of the Company, no investigation or review with respect to such by any Governmental Authority is ongoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, registrations and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted on the date hereof, and all such Permits are in full force and effect, except where the failure to hold the same or be in force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, and no such suspension or cancellation will result from the Merger Transactions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have for the past three years conducted their operations in compliance with all applicable Anti-Corruption Laws. Without limiting the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, nor any their respective directors or officers (in their capacity as such) or, to the Knowledge of the Company, any of their respective other employees, agents or Representatives (acting for or on behalf of the Company or any of its Subsidiaries), has in the past three years offered, paid, promised to pay, or authorized the payment of, or solicited, requested, or received, any money or any other thing of value to or from any Person, the intention of which was (i) to induce improper conduct on the part of the recipient, or the acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer or (ii) to otherwise secure an undue or improper advantage for the Company or any of its Subsidiaries, in each case in violation of any applicable Anti-Corruption Laws.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, nor any of their respective directors or officers or, to the Knowledge of the Company, any of their respective other employees, agents or representatives in the past three years (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or any of its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person in violation of Sanctions or otherwise violated applicable Sanctions, (iii) has transacted business with or in any Sanctioned Territory or (iv) committed a violation of any applicable Ex-Im Law.
(d) To the Knowledge of the Company, none of the Company nor any of its Subsidiaries has been, in the last three years, the subject of any material allegation, voluntary disclosure, investigation, prosecution or enforcement action by any Governmental Authority related to any Anti-Corruption Laws, Sanctions or Ex-Im Laws.
SECTION 3.09.   Tax Matters.
(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true and complete in all material respects.
(b) The Company and each of its Subsidiaries have duly and timely paid all material Taxes required to have been paid (whether or not shown on any Tax Return), other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes. The Company and each of its Subsidiaries have collected and remitted to the appropriate Governmental Authority all material sales and use Taxes and have maintained all records in accordance with all applicable sales and use Tax Laws in all material respects.
(c) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2013 and through the Company’s taxable year ended December 31, 2020 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since January 1, 2021 in a manner that will permit the Company to satisfy the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2021 and will continue to operate in such a manner until the Effective Time and (iii) has not taken or omitted to take any action that could reasonably be expected to result in the failure of the Company to qualify as a REIT or a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened in writing.
(d) Section 3.09(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company and each other entity in which the Company directly or indirectly holds an ownership interest and such Subsidiary’s or other entity’s classification for U.S. Federal income Tax purposes. Each such Subsidiary or other entity is, and has been since the later of the date of its formation and the date on which the Company acquired, directly or indirectly, an interest in such entity, treated for U.S. Federal income Tax purposes as a (i) partnership or disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) Qualified REIT Subsidiary with respect to the Company, (iii) Taxable REIT Subsidiary with respect to the Company that has properly made a joint election on IRS Form 8875 with the Company or (iv) REIT.
(e) As of the date of this Agreement, the Company has not received written notice of any deficiencies, pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries that have not been resolved, and, to the Knowledge of the Company, no such proceedings are pending or ongoing.
(f) There are no Liens for Taxes on any of the material assets of the Company or any of its Subsidiaries other than Permitted Liens.
(g) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (as such terms are defined in Section 355 of the Code) with respect to any distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code at any time in the two years prior to the date of this Agreement.
(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group the common parent of which is the Company or one of its Subsidiaries) or has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local or non-U.S. law), as a transferee or successor, by Contract (excluding customary Tax indemnification provisions in ordinary course Contracts the primary purpose of which does not relate to Taxes) or otherwise.
(i) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has any obligation under, any Tax indemnity, allocation or sharing Contract or arrangement other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in ordinary course Contracts the primary purpose of which does not relate to Taxes.
(j) Neither the Company nor any of its Subsidiaries has waived, or received a request in writing to waive, any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(k) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4.
(l) Neither the Company nor any of its Subsidiaries holds any property subject to rules similar to Section 1374 of the Code or that would otherwise be subject to the Tax on built-in gain under IRS Notice 88-19, Section 337(d) of the Code or any U.S. Treasury Regulations promulgated under Section 337(d) of the Code.
(m) Neither the Company nor any of its Subsidiaries will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of (i) any intercompany transaction or excess loss account arising or occurring on or prior to the Closing under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or the U.S. Treasury Regulations promulgated thereunder, (ii) the application of the long-term contract method of accounting on or prior to the Closing or (iii) any agreement with a Governmental Authority entered into on or prior to the Closing.
(n) No power of attorney with respect to any Tax matter of the Company or any of its Subsidiaries is currently in force.
(o) Neither the Company nor any of its Subsidiaries has received written notice that it is subject to a claim that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns.
(p) Neither the Company nor any of its Subsidiaries has any outstanding requests for any Tax ruling from any Governmental Authority or has received a Tax ruling from any Governmental Authority, which Tax ruling is currently in effect.
(q) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under Section 7121 of the Code (or any comparable agreement under any corresponding or similar provision of state, local or non-U.S. law).
(r) Neither the Company nor any of its Subsidiaries is party to, bound by or has any obligation with respect to any Tax Protection Agreement, and no Person has raised a claim in writing against the Company or any of its Subsidiaries for any breach of any Tax Protection Agreement.
(s) Neither the Company nor any of its Subsidiaries (i) has agreed to make any material adjustment under Section 481(a) of the Code, (ii) has any knowledge that the IRS has proposed such adjustment or a change in accounting method with respect to the Company or any of its Subsidiaries or (iii) has any application pending with the IRS or any other Governmental Authority requesting permission for any change in accounting method.
(t) Neither the Company nor any of its Subsidiaries has (i) made any election to defer payment of (A) any “applicable employment taxes” under Section 2302 of the CARES Act or (B) any employment or payroll Taxes under the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or otherwise, (ii) claimed any “employee retention credit” under Section 2301 of the CARES Act, (iii) claimed any Tax credit under Sections 7001 or 7003 of the Families First Coronavirus First Response Act of 2020, Pub. L. 116-127, or (iv) has any outstanding obligation under the Paycheck Protection Program or the Economic Injury Disaster Loan Program under the CARES Act.
(u) The Company does not have any “earnings and profits accumulated in any non-REIT year” under Section 857(a)(2)(B) of the Code.
(v) Neither the Company nor any of its Subsidiaries have incurred any liability, or have taken any action that would cause the Company or any of its Subsidiaries to incur any liability, for material Taxes under Section 337(d) of the Code (and the applicable U.S. Treasury Regulations thereunder) or Sections 857(b), 857(f), 860(c) or 4981 of the Code.

SECTION 3.10.   Employee Benefits.
(a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report (iii) each insurance or group annuity contract or other funding vehicle, (iv) the most recent IRS determination or opinion letter, and (v) any material non-routine correspondence with any Governmental Authority in the past three years.
(b) Each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to cause the loss of such qualification status or otherwise adversely affect such Company Benefit Plan’s qualified status. There are no pending or, to the Knowledge of the Company, threatened audits, investigations, litigation, claims (other than routine claims for benefits) by, on behalf of or against or otherwise with respect any Company Benefit Plan or any trust related thereto and no audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. With respect to each Company Benefit Plan, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all contributions, premiums, and other payments that are due have been timely paid, and any such amounts not yet due have been paid or properly accrued; and (ii) there has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan.
(c) Neither the Company nor any Commonly Controlled Entity has maintained, sponsored or contributed to any, or otherwise has any current or contingent liability or obligation with respect to any, (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code or (ii) “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), in each case, at any time within the last six years. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or its Subsidiaries.
(d) No Company Benefit Plan provides benefits or coverage in the nature of health, life or disability or welfare insurance following retirement or termination, other than benefits or coverage required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other similar Law, for which the covered person pays the full premium cost of coverage.
(e) Except as set forth in this Agreement, neither the execution of this Agreement nor the consummation of the Merger Transactions could, either alone or in combination with another event, (i) accelerate the time of payment or vesting, increase the amount of compensation or benefits due to any director, officer or employee of the Company or any of its Subsidiaries or entitle any such individuals to any payment of compensation or benefits, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any material Company Benefit Plan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any material Company Benefit Plan on or following the Effective Time or (iv) result in any payment that could be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(f) There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary of the Company is bound to provide a gross-up or otherwise reimburse any current or former employee, director, service provider or other person for excise taxes paid pursuant to Sections 409A or 4999 of the Code.
(g) All Company Benefit Plans that are maintained outside of the United States that provide benefits in respect of any employee of the Company or its Subsidiaries who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment or be registered, meet all the requirements for such special tax treatment, are registered, and have been maintained in good standing with applicable regulatory authorities, and (iii) if they are intended to be funded or book-reserved, are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h) Each Company Equity Award may, by its terms, be treated in accordance with Section 2.03. Section 3.10(h) of the Company Disclosure Letter provides a true and complete list, as of the date of this Agreement, of each outstanding Company Equity Award by holder, including the date of grant, exercise price, vesting schedule, number of shares of Company Common Stock with respect thereto, as applicable (assuming attainment of the target and maximum levels of performance (and indicating what percentage is maximum performance), as applicable, with respect to performance-based Company Equity Awards and, with respect to LTIP Units, an intervening conversion into Partnership Units and the Company’s election to redeem such Partnership Units in exchange for shares of Company Common Stock) and the country of tax residency of the applicable holder under the Company’s payroll records.
SECTION 3.11.   Labor Matters.
(a) No employees are represented by any union, works council or other labor organization with respect to their employment with the Company or its Subsidiaries. There are no collective bargaining agreements or other Contracts with any union, works council or labor organization which the Company or its Subsidiaries are party to or bound by or applicable to any employees of the Company or any of its Subsidiaries (each, a “CBA”), excluding any national, industry or similar generally applicable Contract or arrangement, nor is there currently any demand for recognition as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries by or on behalf of any labor union or similar organization. There are no ongoing, nor, to the Knowledge of the Company, threatened strikes, unfair labor practice charges, labor arbitrations, material labor grievances, lockouts, slowdowns, work stoppages or other labor dispute by or with respect to the employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries owe no material consent, bargaining or consultation obligations to any union, labor organization or works council in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.
(b) The Company and its Subsidiaries are and since January 1, 2019 have been in compliance with all applicable Laws relating to labor, employment and employment practices, including all Laws relating to terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), COVID-19, workers’ compensation, labor relations, employee leave issues, affirmative action, employee training and notices and unemployment insurance, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c) Neither the Company nor any of its Affiliates has, since January 1, 2019, entered into a settlement Contract with any employee of the Company that involves material allegations of sexual harassment by any current or former employee of the Company or any of its Subsidiaries at the level of Senior Vice President or above. Since January 1, 2019, the Company and its Affiliates have appropriately investigated all material allegations of sexual harassment against any current or former employee of the Company or any of its Subsidiaries at the level of Senior Vice President or above.
SECTION 3.12.   Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2019, in compliance with all applicable Laws relating to pollution or the protection of the environment, natural resources or, to the extent regarding management of or exposure to hazardous or toxic materials or wastes, public or workplace health or safety (“Environmental Laws”), and the Company has not received any written notice since January 1, 2019, or earlier if unresolved, alleging that the Company is in violation of any Environmental Law that has not been resolved prior to the date of this Agreement, (b) the Company and its Subsidiaries possess and are, and have been since January 1, 2019, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law, or Permit related thereto, that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is a party to, or is legally bound by, any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries has released, disposed or arranged for disposal of, exposed any Person to or owns or operates any real property or facility contaminated by, any hazardous or toxic materials or wastes, in each case that would reasonably be expected to result in an obligation to conduct remedial or responsive action on the part of, or an Action against, the Company or any of its Subsidiaries under Environmental Laws and (f) the Company has delivered or made available to Parent all Phase I and Phase II environmental site assessments and, to the extent completed since January 1, 2019, all other written reports of material environmental audits and assessments, in each case in its possession relating to the Company’s or its Subsidiaries’ facilities or operations.
SECTION 3.13.   Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries own all of the Registered Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) all of the Registered Company Intellectual Property is subsisting, valid and enforceable.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(d).
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened, and since January 1, 2019, the Company has not received any written notice or claim, (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned or used by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted is not violating, misappropriating or infringing the Intellectual Property of any other Person.
(e) The information technology systems (including any hardware, software, systems, networks, websites, and other electronic and information technology assets and equipment) used by the Company or any Subsidiary of the Company (the “IT Systems”) are designed to provide a commercially reasonable degree of integrity, redundancy, reliability, scalability and security with respect to the businesses of the Company and its Subsidiaries, and since January 1, 2019, the Company and each of its Subsidiaries have taken commercially reasonable actions to maintain and protect the integrity of the IT Systems.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are free of viruses, malware and other code corruptants and (ii) since January 1, 2019, the IT Systems have not been subject to any breach or unauthorized access by any third Person and there has not been any unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Business Data.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are, and have been since January 1, 2019, in compliance with (i) all applicable Laws and Contracts relating to privacy, data security and data protection and (ii) any applicable privacy, IT Systems, or Business Data policies adopted by the Company and its Subsidiaries. Since January 1, 2019, neither the Company nor any of its Subsidiaries has been required to give notice to any customer, supplier, payment card issuer, Governmental Authority, data subject, or other Person of any actual or alleged data security breaches, incidents, or failures or any material noncompliance pursuant to any applicable Laws or provisions of any Contract to which the Company or any of its Subsidiaries is bound with respect to data privacy, data security, or consumer protection (including with respect to emails, text messages, telephone communications, or other contacts).
SECTION 3.14.   No Rights Agreement; Anti-Takeover Provisions.
(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover Contract or plan.
(b) Assuming the accuracy of the representations and warranties set forth in Section 4.14, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to (i) the Company as a result of this Agreement or (ii) the Transactions.
SECTION 3.15.   Property.
(a) Owned Real Property.
(i) Section 3.15(a)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, by common street address or parcel number, if such street addresses and parcel numbers are available, of all real property owned by the Company or any of its Subsidiaries (all such real property, together with all right, title and interest of the Company or any such Subsidiary in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, are referred to herein individually and collectively as the “Owned Real Property”).
(ii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (A) the Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property, free and clear of all Liens (other than Permitted Liens), (B) other than this Agreement, neither the Company nor any of its Subsidiaries has transferred or entered into any Contract (other than a Contract, including an option to purchase, for which the underlying purchase has closed or which Contract has terminated, in each case prior to the date of this Agreement) granting any Person (other than the Company or any of its Subsidiaries) any right of first offer, right of first refusal, ground lease, purchase option or other right to acquire any Owned Real Property or any portion thereof and (C) except for the Company Space Leases, neither the Company nor any of its Subsidiaries has leased or licensed any Owned Real Property or any portion thereof. Except as noted on Section 3.15(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Property.
(i) Section 3.15(b)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all Material Real Property Leases by common street address or parcel number, if such street addresses and parcel numbers are available. The Company has made available to Parent true and complete copies of all Material Real Property Leases, as in effect as of the date of this Agreement.
(ii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has a good and valid leasehold interest in all Leased Real Property subject to a Material Real Property Lease, free and clear of all Liens (other than Permitted Liens).
(iii) Each Material Real Property Lease is valid and binding on the Company or its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Real Property Lease, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Real Property Lease, except where such default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any counterparty under any Material Real Property Lease, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for the Company Space Leases, neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy any portion of the Leased Real Property subject to any Material Real Property Lease. Neither the Company nor any Subsidiary of the Company has collaterally assigned or granted any other security interest in any such Material Real Property Lease, except for any such interest that will be released at Closing.
(iv) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Data Center Property (A) has an appropriate, fully-functioning fire suppression system which has been properly installed, maintained and tested to the extent required by applicable Law and standard industry practice, (B) has appropriate sources of emergency power which has been properly installed, maintained and regularly tested and is sufficient to permit each Data Center Property to maintain substantially normal operations (including all necessary cooling) in the event of a utility power interruption and (C) has adequate and appropriate cooling facilities and equipment which have been properly installed, maintained and tested to the extent required by applicable Law and standard industry practice.
(c) Pre-Stabilized Properties.   Section 3.15(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Company Real Property that is the site of a data hall that (i) has been in service for less than 24 months and (ii) is less than 85% occupied (each, a “Pre-Stabilized Property”).
(d) Development Properties.   Section 3.15(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Company Real Property that is, or is expected to be, the site of a facility for which activities have commenced or are expected to commence within the next 12 months to prepare the space for its intended use (each, a “Development Property”), including the amount recorded in the Company’s accounting records as of the most recent calendar month end prior to the date of this Agreement and the projected total cost to complete each such Development Property as of the date hereof. With respect to each Development Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company has obtained all Permits which are necessary to permit the construction and development thereof in accordance with the Company’s plan as of the date of this Agreement.
(e) Condemnation; Eminent Domain Proceedings.   To the Knowledge of the Company, as of the date hereof, there are no pending or threatened condemnation, eminent domain or rezoning proceedings relating to any material portion of any of the Company Real Properties.
(f) Outstanding Claims or Violations.   Section 3.15(f) of the Company Disclosure Letter lists, as of the date hereof each fee interest in real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by the Company or any Subsidiary of the Company (if a Subsidiary at the time of such conveyance, transfer, assignment or disposition) since January 1, 2019. Other than as set forth in Section 3.15(f) of the Company Disclosure Letter, to the Knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in liability to the Company or any Subsidiary of the Company, in an amount, in the aggregate, in excess of $5,000,000.
(g) Rent Rolls.   The rent rolls for the Company Real Properties as of September 30, 2021 (the “Rent Rolls”), which have been made available to Parent, fairly present or identify, in all material respects as of such date, the leases, subleases, licenses, master space agreements, co-location agreements and similar agreements to which the Company or its Subsidiaries are party as landlord, sublandlord, licensor or similar role with respect to each of the applicable Company Real Properties (such leases, subleases, licenses, master space agreements, co-location agreements and similar agreements, together with all amendments, modifications, addenda, renewals, extensions and guarantees related thereto, collectively, the “Company Space Leases”). To the Knowledge of the Company, the Company has made available to Parent true and complete copies of all Material Company Space Leases as of the date hereof. Except as set forth in Section 3.15(g) of the Company Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in material default under any Material Company Space Lease, except for defaults that are disclosed in the Rent Rolls.
(h) The operating budget set forth in Section 3.15(h)(i) of the Company Disclosure Letter (the “Operating Budget”) discloses, as of the date hereof, the budgeted operating expenses of the Company and its Subsidiaries for data center and office portfolios through December 31, 2022. The capital expenditure budget in Section 3.15(h)(ii) of the Company Disclosure Letter (the “Capital Expenditure Budget”) discloses, as of the date hereof, the budgeted amount of (i) U.S. and international construction expenditures, (ii) land purchase and related expenditures and (iii) non-construction expenditures (other than as contemplated by clause (ii)), by or on behalf of the Company or any of its Subsidiaries, covering the period beginning on October 1, 2021 and ending on December 31, 2022.
SECTION 3.16.   Contracts.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete list of all Material Contracts as of the date of this Agreement (or the accurate description of its principal terms in the case of oral Material Contracts). For purposes of this Agreement, “Material Contract” means any Contract (but excluding this Agreement, any Company Benefit Plan and any Real Property Lease), including any amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, whether or not scheduled and including any such Contract entered into after the date hereof, that:
(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) governs the formation, creation, governance, economics or control of any joint venture, partnership, strategic alliance or other similar arrangement (or sets forth the materials terms thereof) that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries;
(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10 million, whether secured or unsecured, other than (A) indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries (it being understood, for purposes of this Section 3.16(a)(iii), the Company Operating Partnership and its wholly owned Subsidiaries shall be deemed to be wholly owned Subsidiaries of the Company) or (B) letters of credit;
(iv) relates to the acquisition or disposition of any business, equity interests, assets, rights or properties (whether by merger, sale of stock, sale of assets or otherwise, including any option to acquire) (A) for aggregate consideration under such Contract in excess of $10 million that was entered into after January 1, 2019 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $10 million after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);
(v) is a Customer Contract with any of the 20 largest customers (based on a consolidation of each customer with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate monthly contractual rent (defined as cash rent including customer reimbursements for metered power) as of June 30, 2021;
(vi) is a Contract with any of the 20 largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate amount of expenditures made by the Company and its Subsidiaries to such vendor, supplier or service provider for the 12 months ended June 30, 2021;
(vii) is material to the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit the Company or any of its Affiliates from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Affiliates from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 60 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;
(viii) except for any capital contribution requirements as set forth in the organizational documents of any Joint Venture Entity made available to Parent, (A) requires the Company or any of its Subsidiaries to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in any non-wholly owned Subsidiary of the Company or other Person in excess of $10,000,000 or (B) evidences a loan (whether secured or unsecured) made to any other Person (other than a wholly owned Subsidiary of the Company) in excess of $10,000,000 (excluding ordinary course extensions of trade credit (such as funding of customer non-recurring charges)) (it being understood, for purposes of this Section 3.16(a)(viii), the Company Operating Partnership and its wholly owned Subsidiaries shall be deemed to be wholly owned Subsidiaries of the Company);
(ix) relates to the settlement (or proposed settlement) of any pending or threatened Action, other than any settlement that provides solely for the payment of less than $10,000,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any of its Subsidiaries);

(x) is with any current executive officer or director of the Company or any of its Subsidiaries (other than any Company Benefit Plan), any stockholder of the Company beneficially owning 5% or more of the outstanding shares of Company Common Stock or, to the Knowledge of the Company, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) or any Affiliate of any of the foregoing;
(xi) is a material Contract that relates to material IT Systems or Intellectual Property (other than (A) generally commercially available, off-the-shelf licenses or services agreements, with annual aggregate payments in an amount of $10,000,000 or less in fiscal year 2020 or expected in fiscal year 2021 or (B) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business);
(xii) constitutes an interest rate, currency or commodity derivative or other Contract relating to hedging other than power purchases in the ordinary course of business;
(xiii) relates to a forward equity sale or similar transaction;
(xiv) is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or has been entered into by the Company of any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority; or
(xv) is a Contract for power supply at the Material Real Property Lease or Owned Real Property.
(b) True and complete copies of each Material Contract entered into prior to the date hereof have been made available to Parent or are included in the Filed SEC Documents. Each Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c) The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) Neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e) There are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f) From January 1, 2019 to the date hereof, neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, other communication from any other party to any Material Contract that it intends to (i) terminate such Material Contract or (ii) seek to materially amend the terms and conditions of such Material Contract in a manner adverse to the Company.
SECTION 3.17.   Insurance.   Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of the material insurance policies held by, or for the benefit of the Company or any of its Subsidiaries as of the date hereof (“Company Insurance Policies”), including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold the Company Insurance Policies, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all Company Insurance Policies are in full force and effect as of the date hereof in accordance with their respective terms and such Company Insurance Policies (or extension, renewal, replacement thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date, (c) all premiums due and payable thereon have been paid in full, (d) no written notice of cancelation, termination, dispute or denial of coverage or modification has been received other than in connection with ordinary renewals, (e) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, (f) all claims, occurrences, litigation and circumstances that could lead to a claim that could be covered by the Company Insurance Policies have been properly and timely reported to the applicable insurers and (g) there are no pending claims under which an insurer has made any reservation of rights or rejected to cover all or any portion of such claims.
SECTION 3.18.   Opinion of Financial Advisor.   The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub. The Company has been authorized by Morgan Stanley & Co. LLC to permit, subject to prior review and consent by Morgan Stanley & Co. LLC, the inclusion of such opinion in its entirety, and references thereto, in the Proxy Statement.
SECTION 3.19.   Brokers and Other Advisors.   Except for Morgan Stanley & Co. LLC and DH Capital, LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
SECTION 3.20.   Investment Company Act.   Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.
SECTION 3.21.   No Other Representations or Warranties.
(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.
(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, (i) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to Parent, Merger Sub or their business or otherwise in connection with the Merger and the other Transactions and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV, (ii) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent, Merger Sub or their business or otherwise in connection with the Merger and the other Transactions, and if made, any such representation or warranty will not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection):
SECTION 4.01.   Organization; Standing.   Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite limited partnership or limited liability power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of Parent’s and Merger Sub’s organizational documents, each as in effect on the date hereof.
SECTION 4.02.   Authority; Noncontravention.
(a) Each of Parent and Merger Sub has all necessary limited partnership or limited liability power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The general partner of Parent has unanimously adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Managers of Merger Sub has unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, (ii) declaring that this Agreement and the Merger Transactions, on substantially the terms and conditions set forth in this Agreement, are advisable and in the best interests of Merger Sub and its sole member, (iii) directing that the Merger be submitted for consideration at a meeting or by written consent of Merger Sub’s sole member and (iv) recommending that Merger Sub’s sole member approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of limited partnership interests of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole member of Merger Sub, is approving this Agreement and the Transactions (which approval shall be provided for by the written consent of Parent) simultaneously with the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), the execution, filing and acceptance for record of the Articles of Merger with the Department pursuant to the MGCL and the filing and acceptance for record of the Merger Certificate with the DSOS, no other limited partnership or limited liability action (including any member or partner vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub as a result of this Agreement or the Transactions.
(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (y) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (z) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or bound, or give rise to any right to terminate, cancel, amend, modify or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, rights or obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.03.   Governmental Approvals.   Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of NASDAQ, (c) the filing and acceptance for record of the Articles of Merger with the Department pursuant to the MGCL, the filing of the Merger Certificate of the DSOS pursuant to the DLLCA and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and applicable Law with respect to the Other Regulatory Approvals, (e) compliance with any applicable state securities or blue sky laws and (f) set forth on Section 4.03 of the Parent Disclosure Letter, no consent, waiver, clearance, order, non-action or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, waivers, clearances, orders, non-actions, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.04.   Ownership and Operations of Merger Sub.   Parent owns beneficially and of record all of the outstanding shares of Merger Sub, free and clear of all Liens other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.
SECTION 4.05.   Financing.   Parent has delivered to the Company true and complete copies of (a) fully executed equity commitment letters, each dated on or about the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.04, collectively, the “Equity Funding Letters”) from each of the Guarantors providing for an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (collectively, the “Equity Financing”) and (b) a fully executed commitment letter and Redacted Fee Letter dated on or about the date hereof from the financial institutions identified therein (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.04, collectively, the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”), providing, subject to the terms and conditions therein, for debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”). As of the date of this Agreement, neither of the Financing Letters (x) has been amended or modified, no such amendment or modification is contemplated, and (y) none of the respective obligations and commitments contained in such letters has been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date of this Agreement. Assuming (i) the Financing is funded in accordance with the Financing Letters and (ii) the accuracy of the representations and warranties set forth in Section 3.02 and the Company’s compliance in all material respects with Section 5.01(b)(i), the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter) will in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement, the Equity Funding Letters or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company Restricted Shares, Company RSUs, Company PSUs and LTIP Units under this Agreement) and to pay all related fees and expenses, in each case, that are payable by Parent or Merger Sub. As of the date hereof, the Financing Letters are (x) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception and (z) in full force and effect. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein, the performance in all material respects by the Company of its obligations hereunder and the satisfaction or waiver of the conditions to Closing set forth in Article VI, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto under the Equity Funding Letters or the Debt Commitment Letter or otherwise result in any portion of the Financing contemplated hereby to be unavailable or delayed. In each case as of the date hereof, assuming the accuracy of the representations and warranties of the Company herein, the performance in all material respects by the Company of its obligations hereunder and the satisfaction or waiver of the conditions to Closing set forth in Article VI, Parent does not have any reason to believe that it or any of the other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied at or prior to the Closing Date or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies (including the market flex provisions) related to the obligations of the Guarantors to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letters and the Debt Commitment Letter, respectively. As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings to which Parent or any of its Affiliates is a party that could affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing other than as expressly contained in the Financing Letters and delivered to the Company prior to the execution of this Agreement.
SECTION 4.06.   Guarantee.   Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantee of each Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee and any amounts payable by Parent pursuant to Section 7.03(c) on the terms specified therein (each, a “Guarantee”). Each Guarantee is (a) assuming due execution and delivery of this Agreement by the parties hereto, a legal, valid and binding obligation of the applicable Guarantor, (b) enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception and (c) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the applicable Guarantor under each Guarantee.
SECTION 4.07.   Solvency.   Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, the accuracy of the representations and warranties of the Company set forth in Article III hereof in all material respects (without giving effect to any “knowledge”, “materiality”, “Material Adverse Effect” or similar qualifications or exceptions), and the performance in all material respects by the Company of its obligations hereunder, the most recent financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were reasonable at such time, the consummation of the financing transactions contemplated by the Debt Commitment Letter and the Equity Funding Letters on the terms thereof as in effect on the date hereof, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company Restricted Shares, Company RSUs, Company PSUs and LTIP Units under this Agreement), and payment of all related fees and expenses, Parent and the Surviving Corporation, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or intend to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to be engaged” and “able to pay its liabilities as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing or other financing sources, or a combination thereof, to meet its obligations as they become due.
SECTION 4.08.   Certain Arrangements.   Other than this Agreement, the Equity Funding Letters, the Guarantees and the Confidentiality Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) (a) between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve the Merger or agrees to vote against or otherwise oppose any Superior Proposal.
SECTION 4.09.   Brokers and Other Advisors.   No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
SECTION 4.10.   No Other Company Representations or Warranties.   Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives or (b) other than expressly contemplated herein or in the event of fraud, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives has relied on the results of its own independent investigation.
SECTION 4.11.   Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.   In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Without limiting any representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, and Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and except in each case (x) for the representations and warranties expressly set forth in Article III, (y) expressly contemplated herein or (z) in the event of fraud, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or hereunder.
SECTION 4.12.   Information Supplied.   None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
SECTION 4.13.   Legal Proceedings.   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Affiliates or (b) Judgment imposed upon or affecting Parent or Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority.
SECTION 4.14.   Ownership of Company Common Stock.   Neither Parent nor Merger Sub nor any Affiliate of either of them owns any shares of Company Common Stock, and at any time within the two-year period immediately prior to the date of this Agreement, none of Parent, Merger Sub or their Affiliates has been an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.
SECTION 4.15.   CFIUS Foreign Person Status.   Neither Parent nor Merger Sub is a “foreign person”, as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Neither Parent nor Merger Sub is an entity over which “control” is exercised or exercisable by a “foreign person”, as such terms are defined in the DPA. Neither Parent nor Merger Sub is permitting any “foreign person” (as defined in the DPA) affiliated with Parent or Merger Sub to obtain through Parent or Merger Sub any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) except as set forth on Section 4.15 of the Parent Disclosure Letter, membership or observer rights on, or the right to nominate an individual to a position on, the Board of Directors of the Company; (c) any involvement, other than through voting of shares, in substantive decision-making of the Company regarding (i) the use, development, acquisition or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” (as defined in the DPA) of the Company.
ARTICLE V
Additional Covenants and Agreements
SECTION 5.01.   Conduct of Business.
(a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated or permitted in this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on their respective businesses in all material respects in the ordinary course, (ii) preserve its and their business organizations substantially intact, (iii) preserve their goodwill and relationships with existing significant customers, suppliers, landlords, power providers and other Persons with whom the Company or its Subsidiaries have significant business relationships substantially intact, in each case, consistent with past practice, (iv) retain the services of their respective current officers and key employees and (v) preserve its and their assets and properties in good repair and condition (ordinary wear and tear excepted); provided that (x) no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b) and (y) this Section 5.01 shall not prohibit the Company or its Subsidiaries from taking (or not taking) actions to comply with COVID-19 Measures or otherwise take commercially reasonable actions the Company in good faith deems necessary or advisable in response to COVID-19 Measures, subject in each case, to consultation with Parent in advance of taking such action (if reasonably practicable).
(b) Without limiting the generality of Section 5.01(a), except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:
(i) (A) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries (it being understood, for purposes of this Section 5.01(a)(i), the Company Operating Partnership and its wholly owned Subsidiaries shall be deemed to be wholly owned Subsidiaries of the Company), authorize for issuance, issue, sell or grant any shares of its capital stock, partnership interests or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, partnership interests or other equity or voting interests, or any equity equivalents, including subscriptions, rights to purchase, forward equity sales, share appreciation rights, warrants or options to purchase or otherwise acquire any shares of its capital stock or other equity or voting interests; provided that the Company may issue or grant shares of

Company Common Stock in respect of the exercise, conversion, vesting and settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement, in accordance with their terms and, as applicable, the terms of the Company Stock Plan in effect on the date of this Agreement or other equity incentive plan entered into after the date of this Agreement not in violation of this Agreement; provided, further, that the Company may issue shares of Company Common Stock pursuant to the settlement of forward equity sale contracts outstanding on the date hereof that are set forth on Section 3.02(a)(iv) of the Company Disclosure Letter, (B) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, redeem, purchase or otherwise acquire, directly or indirectly, any of its or any of its respective Subsidiaries’ outstanding shares of capital stock, partnership interests or other equity or voting interests, or any equity equivalents, including share appreciation rights, warrants, subscriptions, rights to purchase, forward equity sales or options to acquire any shares of its capital stock, partnership interests or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options, the conversion of LTIP Units or the forfeiture of, or withholding of taxes with respect to, Company Equity Awards in accordance with their terms and, as applicable, the terms of the Company Stock Plan in effect on the date of this Agreement or other equity compensation plan entered into after the date of this Agreement not in violation of this Agreement), (C) in the case of the Company or the Company Operating Partnership, authorize, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of (in each case, whether in cash, shares or property or any combination thereof), any shares of its capital stock, partnership interests or other equity or voting interests; provided that the Company may (1) only declare and pay dividends at a quarterly rate not to exceed the amount set forth in Section 5.01(b)(i)(C) of the Company Disclosure Letter, (2) with respect to any Subsidiary of the Company which is not wholly owned, declare and pay dividends or distributions in accordance with the requirements of the organizational documents of such Subsidiary and (3) continue to accrue and pay dividend equivalents with respect to awards under the Company Stock Plan in accordance with the terms of such Company Stock Plan in effect on the date of this Agreement or other equity compensation plan entered into after the date of this Agreement not in violation of this Agreement, (D) split, combine, subdivide or reclassify any shares of its capital stock, partnership interests or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, (E) allow for the commencement of any new Purchase Periods under the Company ESPP (or extension of the current Purchase Period) or (F) enter into any Contract with respect to the voting or registration of any capital stock, partnership interests or equity or voting interest of the Company or any of its Subsidiaries;
(ii) (A) incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such aforementioned indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (1) intercompany Indebtedness among the Company and its wholly owned Subsidiaries (it being understood, for purposes of this Section 5.01(a)(ii), the Company Operating Partnership and its wholly owned Subsidiaries shall be deemed to be wholly owned Subsidiaries of the Company), (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) Indebtedness incurred under the Credit Facility (including any increase of commitments under the Credit Facility pursuant to the accordion feature and any borrowings thereunder) or other existing arrangements (including in respect of letters of credit) in the ordinary course of business, (4) Indebtedness incurred in connection with the development or construction of any Development Property or the lease-up of any Pre-Stabilized Property, (5) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and (6) other Indebtedness in an aggregate principal amount not to exceed the aggregate amount necessary to fund the Capital Expenditure Budget (taking into account the Company’s cash on hand and Indebtedness incurred pursuant to clauses (1) through (5)) and that is not secured by Owned Real Property or any Real Property Lease, in each case, subject to and in accordance with the Capital Expenditure Funding Framework set forth on Section 5.01(b)(iv) of the Company Disclosure Letter, as applicable; provided that the aggregate amount of Indebtedness incurred pursuant to clauses (1) through (6) shall not exceed the amount necessary to fund the Capital Expenditure Budget, (B) enter into any swap or hedging transaction or other derivative agreements, other than interest rate swaps in the ordinary course of business, (C) make any loans, capital contributions or advances to any Person other than (x) to the Company or any wholly owned Subsidiary of the Company, (y) pursuant to Section 5.01(b)(iv) or (z) as set forth on Section 5.01(b)(ii)(C) of the Company Disclosure Letter or (D) take any action that would cause the Company or any Subsidiary to amend, waive, consent to or modify any provision under the Credit Facility or other existing arrangements for indebtedness for borrowed money to which it is a party or other documentation entered into thereunder in a way that would make such provision more restrictive on such Company or Subsidiary party thereto under any of the foregoing prior to giving effect to such amendment, waiver, consent or modification;
(iii) sell, transfer, assign, dispose of or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets, except (A) dispositions of inventory, sales or leases of equipment and dispositions of obsolete, surplus or worn out assets in the ordinary course or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its wholly owned Subsidiaries (it being understood, for purposes of this Section 5.01(a)(iii), the Company Operating Partnership and its wholly owned Subsidiaries shall be deemed to be wholly owned Subsidiaries of the Company), (C) sales, dispositions, leases and subleases of Company Real Property in the ordinary course of business, including expirations or surrenders of any Real Property Leases at the end of their stated term, or (D) entry into, and performance of obligations under, Customer Contracts and related purchase or service orders thereunder in the ordinary course of business on terms that are consistent with past practice;
(iv) make or authorize capital expenditures for property, plant and equipment, except, subject to any applicable limitations set forth on Section 5.01(b)(iv) of the Company Disclosure Letter, for those (A) that are consistent with the Capital Expenditure Budget, (B) reasonably required in the event of an emergency, disaster, catastrophe or other similar emergency condition to protect life, employee safety, property or the environment or comply with public health requirements applicable thereto, (C) required by, or needed to satisfy obligations pursuant to, the express terms of any Real Property Lease or Company Space Lease or (D) set forth on Section 5.01(b)(iv) of the Company Disclosure Letter;
(v) make any acquisition (including by merger, consolidation or acquisition of stock or asset or otherwise) of the capital stock or other interests in any other Person or, except in the ordinary course of business (which without limitation of the foregoing shall be deemed to include any acquisition of inventory or equipment in the ordinary course of business), a material portion of the assets of any other Person, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed individually or in the aggregate $10 million;
(vi) except as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (A) except in the ordinary course of business for employees who are not executive officers, grant to any director, officer or employee of the Company or any of its Subsidiaries any increase in compensation or fringe benefits; (B) grant to any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries any Company Equity Awards or any increase in severance, incentive (other than any increase that results from a permitted increase under clause (A)), change in control, retention or termination pay, (C) establish, adopt, enter into, terminate or materially modify or amend any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), or (D) take any action to accelerate any rights, payments or benefits, or the funding of any payment or benefit, payable or to become payable to any director, officer or employee of the Company or any of its Subsidiaries;
(vii) hire or engage, other than to replace a departed employee, or terminate (other than for cause (as determined by the Company and its Subsidiaries) or due to death or disability) the employment of any employee at the level of Senior Vice President or above;
(viii) (A) modify, extend, terminate or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of the Company or its Subsidiaries;
(ix) make any material changes in financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
(x) amend the Company Charter Documents or amend the comparable organizational documents of the Company Operating Partnership or any other Subsidiary of the Company;
(xi) (A) take any action with respect to any recapitalization, reorganization, merger, consolidation, liquidation, dissolution or winding up of the Company or any of its Subsidiaries or (B) alter, through merger, liquidation, dissolution, reorganization, restructuring or otherwise, their respective corporate structures or ownership of any Joint Venture Entities;
(xii) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company (it being understood, for purposes of this Section 5.01(b)(xii), the Company Operating Partnership and its wholly owned Subsidiaries shall be deemed to be wholly owned Subsidiaries of the Company);
(xiii) settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries would be financially responsible), whether or not commenced prior to the date of this Agreement, other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is named as a nominal defendant, (B) in the ordinary course of business, (C) providing solely for payment of amounts less than $5,000,000 in cash individually, or $10,000,000 in cash in the aggregate (net of any amount covered by insurance) or (D) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements); provided that no settlement of any pending or threatened Action may involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, without the consent of Parent (not to be unreasonably withheld, conditioned or delayed);
(xiv) (A) except in the ordinary course of business, make any material change (or file a request to make any such change) in any method of Tax accounting, any annual Tax accounting period or any material Tax election, (B) file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period, taking into account any amendments, (C) settle, compromise or surrender any material Tax claim or assessment by any Governmental Authority or enter into any closing agreement with a Governmental Authority, (D) enter into any Tax Protection Agreement or (E) request any extension or waiver of the limitation period applicable to any material Tax claim or assessment;
(xv) take any action that would reasonably be likely to cause the Company, for any taxable period or portion thereof ending immediately prior to the Effective Time or for the taxable year that includes the Effective Time, to (A) fail to comply with the requirements for qualification and taxation as a REIT or (B) become liable for material U.S. Federal income Taxes under Section 857(b) or 4981 of the Code;
(xvi) (A) modify, amend, renew, extend or waive or grant any release of any rights under any Material Contract, other than in the ordinary course of business on terms that are not adverse in any material respect to the Company and its subsidiaries, taken as a whole, or cancel or terminate, in whole or in part, any Material Contract or (B) modify, amend, renew, extend or waive or grant any release of any rights under any Real Property Lease, other than in the ordinary course of business on terms that are not adverse in any material respect to the Company and its subsidiaries, taken as a whole;
(xvii) (A) fail to maintain insurance coverage in full force and effect in all material respects substantially comparable to the insurance coverage maintained with respect to the Company, the Subsidiaries of the Company, and their respective assets and properties, or (B) fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market;
(xviii) (A) change any posted privacy policy in any manner that is materially adverse to the rights or obligations of the Company or its Subsidiaries under such policy, or (B) materially diminish the standards of data and system security used for any material IT Systems;
(xix) except as set forth in Section 5.01(b)(xix) of the Company Disclosure Letter, (A) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Properties, in each case, in a manner that would materially inhibit the Company’s ability to develop or use the Company Real Property for data center operations or (B) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Permit necessary for the lawful conduct of business of the Company and its Subsidiaries as currently conducted on the date hereof;
(xx) (A) enter into any Customer Contract associated with more than one Owned Real Property or Leased Real Property, (B) renew or extend any Customer Contract associated with more than one Owned Real Property or Leased Real Property, or (C) amend any Customer Contract to cause such Customer Contract to be associated with more than one Owned Real Property or Leased Real Property; or
(xxi) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit or restrict the Company or any of its Subsidiaries from taking any action (including the authorization, declaration and payment of dividends or other distributions), at any time or from time to time, that in the reasonable discretion of the Board of Directors of the Company, on advice of counsel to the Company, is necessary or advisable for the Company to maintain its qualification as a REIT, to avoid incurring entity level income or excise Taxes or to preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. Federal income Tax purposes or as a REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary for the current taxable year and any other taxable year that includes the Closing Date. If the Company declares a distribution to the stockholders of the Company pursuant to the immediately preceding sentence, the Merger Consideration shall be decreased by an amount equal to the amount per share of Company Common Stock of such distribution.
(e) The Company agrees to use its reasonable best efforts to cause the full physical settlement of each of the forward equity sale contracts of the Company and the Subsidiaries of the Company outstanding on the date hereof no later than one Business Day prior to the Closing Date.
SECTION 5.02.   Solicitation; Change in Recommendation.
(a) Except as permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their respective officers and directors to, and shall instruct and use its reasonable best efforts to cause its and each of its Subsidiaries’ other Representatives to, (i) (x) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (or their Representatives) that existed on or prior to the date hereof and (y) immediately terminate all physical and electronic data room access previously granted to any Persons and (ii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) the submission of a Takeover Proposal or any inquiries or discussion regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, in each case, by any Person (other than Parent or Merger Sub), (B) engage in, continue or otherwise participate in any discussions or negotiations with respect to, relating to or in furtherance of a Takeover Proposal or any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal (except to notify any Person of the provisions of this Section 5.02), (C) furnish to any other Person (or any of their Representatives) any non-public information regarding, or afford any Person access to, the business, operations, assets, books, records or personnel of the Company or its Subsidiaries in connection with, or for the purpose of, facilitating or encouraging the making of a Takeover Proposal or in response to any Takeover Proposal or any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (D) approve, endorse or recommend any Takeover Proposal or submit a Takeover Proposal for the approval of the stockholders of the Company, (E) enter into any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (1) providing for or relating to a Takeover Proposal or (2) requiring the Company to abandon, terminate or fail to consummate the Transactions or (F) propose, resolve, authorize or commit to do any of the foregoing.
(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date hereof and prior to obtaining, but not after receipt of, the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal did not result, directly or indirectly, from any breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making such Takeover Proposal or its or their Representatives and financing sources solely to (A) clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing so as to determine whether such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, or (B) notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly provide to Parent any non-public information or data concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, prior to or substantially concurrently with the time it is provided to such Person (and in any event within 48 hours thereof) and (y) subject to compliance with this Section 5.02, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such bona fide Takeover Proposal and its or their Representatives and financing sources and otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.
(c) The Company shall promptly (and in any event within 48 hours) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives (i) any Takeover Proposal or inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal or inquiry, proposal or offer, as applicable, and the identity of the Person or group of Persons making such Takeover Proposal or inquiry, proposal or offer, as applicable, and provide a copy of any such written Takeover Proposal or inquiry, proposal or offer, as applicable, made in writing or (ii) a request to furnish non-public information regarding the Company or any of its Subsidiaries by any third party that informs the Company that it is considering making, or has made, a Takeover Proposal or any inquiry, proposal or offer from a Person seeking to have discussions or negotiations with the Company regarding a Takeover Proposal. With respect to any Takeover Proposal, or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal described in the immediately preceding sentence, the Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto) or inquiry, proposal or offer, as applicable, on a reasonably current basis (and in any event within 48 hours), including by providing a copy of all written proposals or offers thereto. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.
(d) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw, withhold (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw, withhold (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) publicly declare advisable or publicly propose to enter into a Takeover Proposal or (E) agree or resolve to take any actions set forth in the foregoing clauses (A) through (D) (any action described in this clause (i), being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may in accordance with this Section 5.02(d) (I) make an Adverse Recommendation Change if an Intervening Event has occurred, and the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.02(d) or (II) in response to a bona fide Takeover Proposal after the date hereof, which did not result, directly or indirectly, from a breach of this Section 5.02, that the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.02(d), effect an Adverse Recommendation Change or, subject to compliance with the terms hereof, terminate this Agreement and take action pursuant to Section 7.01(d)(ii) if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel that the failure to do so would be inconsistent with the directors’ duties under applicable Law; provided, however, that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any action set forth in the preceding clause (I) or clause (II) unless (1) the Company has given Parent at least three Business Days’ prior written notice of its intention to make an Adverse Recommendation

Change or take action pursuant to Section 7.01(d)(ii), as applicable (which notice shall, if applicable, (x) specify the basis for such Adverse Recommendation Change, (y) specify the Intervening Event or the identity of the party making such Superior Proposal and the material terms and conditions thereof and (z) a copy of the most current version of the proposed agreement under which such Superior Proposal is to be consummated and any other material documents and material correspondence in respect of such Superior Proposal), (2) after providing such notice and prior to effecting such Adverse Recommendation Change or taking such action pursuant to Section 7.01(d)(ii), the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement, the Financing Letters and the Guarantees in response to such Intervening Event or Superior Proposal, as applicable, (3) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith any changes to this Agreement, the Financing Letters and the Guarantees in a manner that would form the basis for such binding offer if accepted by the Company, and shall have determined, after consultation with outside legal counsel and financial advisors, that the failure to make an Adverse Recommendation Change or to take action pursuant to Section 7.01(d)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ duties under applicable Law even if such changes were to be given effect and, in the case of a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; provided, further, with respect to clause (I), in the event of any material modifications to such Intervening Event, and with respect to clause (II), in the event of any change in price or material revision or material amendment to the terms of any such Superior Proposal, the Company shall be required to deliver a new written notice to Parent, and the notice period contemplated by this Section 5.02(d) will recommence for two Business Days from the date of delivery of such new written notice.
(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would reasonably be expected to be inconsistent with the directors’ exercise of their duties to the Company under applicable Law (it being agreed that the issuance of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, pending disclosure of its position, shall not constitute an Adverse Recommendation Change); provided, however, that neither the Company, the Board of Directors of the Company nor any duly authorized committee thereof shall, except as expressly permitted by Section 5.02(d), effect an Adverse Recommendation Change, including in any disclosure document or communication filed or publicly issued or made in conjunction with compliance with such requirements.
(f) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the more restrictive of the Confidentiality Agreements, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals; provided, further, that such confidentiality agreement shall not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s expenses and does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required by this Section 5.02, or (y) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent necessary to allow for a confidential Takeover Proposal to be made to the Board of Directors of the Company so long as the Company promptly (and in any event within one Business Day thereafter) notifies Parent thereof (including the identity of such counterparty) after granting any such waiver or release and the Board of Directors of the Company determines prior to the grant of such waiver or release in good faith, after consultation with outside legal counsel to the Company, that the failure of the Board of Directors of the Company to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.
(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the book-value basis (including Indebtedness secured solely by such assets)), including through the acquisition of one or more Subsidiaries of the Company owning such assets, or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the voting power of the Company or 20% or more of the equity interests or general partner interests in the Company Operating Partnership (or options, rights or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of any class of equity security of the Company or the Company Operating Partnership, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving the Company or the Company Operating Partnership pursuant to which any Person or group (or the equityholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or to which 20% or more of the Company’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the Company or the Company Operating Partnership or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the Company Operating Partnership or the resulting direct or indirect parent of the Company or the Company Operating Partnership or such surviving entity or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.
(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made by a third party on terms that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment and after consultation with the Company’s outside legal counsel and financial advisors (i) would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the Merger Transactions (including after giving effect to any adjustment to the terms thereof proposed in writing by Parent) and (ii) is reasonably capable of being completed in accordance with its terms, taking into account (A) all legal, regulatory, financial, financing, and other aspects of such Takeover Proposal (including, the sources of and terms of financing, market conditions, the form of consideration, and the timing of and conditions to closing) and (B) the likelihood and timing of consummation; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.
(i) As used in this Agreement, “Intervening Event” means any material event, change, effect, condition, development, fact or circumstance with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (i) was neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences) by the Board of Directors of the Company as of the date of this Agreement and (ii) first becomes known to or by the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval; provided that none of the foregoing shall constitute an Intervening Event: (A) the Company or any of its Subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences may be considered an Intervening Event to the extent otherwise satisfying the terms of this definition), (B) any change in and of itself in the market price, credit rating or trading volume of shares of Company Common Stock on the NASDAQ or any change affecting the ratings or the ratings outlook for the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such change may be considered an

Intervening Event to the extent otherwise satisfying the terms of this definition) or (C) the receipt, existence of or terms of a Takeover Proposal or any inquiry, proposal or offer that constitutes, or could reasonably be excepted to lead to, a Takeover Proposal, or any matter relating thereto or consequence thereof.
SECTION 5.03.   Efforts.
(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as practicable (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing set forth in Article VI applicable to such party to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any required to be obtained under applicable Law, Permit or Contract to which the Company or any of its Subsidiaries is a party or by which their property or assets are bound, (iii) execute and deliver any additional instruments any party hereto reasonably determines is necessary or proper to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party (excluding any Governmental Authority, which shall be governed by Section 5.03(c)) challenging this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws and the Other Regulatory Approvals, which are dealt with in Sections 5.03(c) and (d) below and are subject to Section 5.03(c) of the Company Disclosure Letter. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or elsewhere in this Agreement shall require Parent or Merger Sub to take or agree to take any action with respect to any of its Affiliates (including any Person in which any of its Affiliates has any debt or equity investment and any affiliated or commonly advised investment fund) or any direct or indirect portfolio company (as such term is understood in the private equity industry) thereof, other than the Company, the Surviving Corporation or any of their respective Subsidiaries.
(b) Subject to the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.
(c) Each of the parties hereto shall (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and in any event within 10 Business Days following the date hereof and (y) make, or cause to be made, all appropriate filings required with respect to the Other Regulatory Approvals as promptly as reasonably practicable following the date of this Agreement. Each of the parties hereto further shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Federal Trade

Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority pursuant to Antitrust Laws or in connection with the Other Regulatory Approvals and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and secure expiration or termination of all applicable waiting periods and obtain all approvals under any Antitrust Laws and obtain all Other Regulatory Approvals that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as reasonably practicable. Without limiting the foregoing, Parent shall promptly take all actions necessary and advisable to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law, obtain the Other Regulatory Approvals and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, including (i) (A) executing settlements, undertakings, consent decrees, stipulations, public law contracts or other agreements with any Governmental Authority or with any other Person, (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent and its Subsidiaries, (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (D) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, (E) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, (F) terminating any joint venture or other arrangement, (G) creating any relationship, contractual right or obligation of the Company or Parent or their respective Subsidiaries or (H) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the FTC, the DOJ or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action); provided that any such action shall be conditioned upon the Closing); and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Restraint that would prevent the Closing prior to the Outside Date. Parent shall respond to and seek to resolve as promptly as reasonably practicable any objection asserted by any Governmental Authority with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, no party hereto shall be required to take or commit to take any of the actions listed in clause (i) of this Section 5.03(c) with respect to the Company, Parent or any of their respective Subsidiaries to the extent that such actions would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Parent shall (x) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions and (y) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; provided that Parent shall consider the Company’s views in good faith.
(d) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.01 hereof, Parent and Merger Sub shall not, and Parent shall not permit any of their Restricted Affiliates to, take or agree to take any action, including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to any commercial or strategic relationship with any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approval, consent, registration, waiver, permit, authorization, order or confirmation of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering a Judgment prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.
(e) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Authority, except the parties’ HSR filings, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in substantive meetings, conferences, discussions, telephone conversations, or video conferences; provided that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”.
SECTION 5.04.   Financing.
(a) Each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter (or on terms not materially less favorable to Parent or Merger Sub than the terms and conditions (including market flex provisions) set forth in the Debt Commitment Letter), (iii) satisfy or obtain a waiver of (and cause its Affiliates to satisfy or obtain a waiver of) on a timely basis all conditions applicable to Parent and its Affiliates in the Financing Letters and the definitive agreements related thereto, (iv) consummate the Financing at or prior to the Closing Date, including using its (and causing its Affiliates to use) reasonable best efforts to cause the lenders and the other Persons committing to fund the Financing to fund the Financing at the Closing, (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Letters and the definitive agreements relating to the Financing. Parent and Merger Sub shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, modification or waiver would (A) (1) reduce (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) or (2) reduce the amount of Debt Financing unless, in each case, (I) the Equity Financing is increased by a corresponding amount no later than the date of such termination, amendment, modification or waiver and, after giving effect thereto, the representations and warranties set forth in Section 4.05 shall be true and correct, or (II) such reduction is undertaken in connection with a purchase price reduction under this Agreement in accordance with the Debt Commitment Letter and the remaining commitments under the Debt Commitment Letter (when combined with the Equity Financing) are sufficient to satisfy Parent’s obligations contemplated by this Agreement, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Letters in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing. Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to or under any Financing Letter or the definitive agreements relating to the Financing. Parent and Merger Sub will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Commitment Letter as and when they become due.
(b) Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies (including drafts) of the material definitive documents for the Debt Financing. Parent and Merger Sub shall give the Company prompt notice (i) of any actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive document related to the Financing and (iii) of the occurrence of an event or development that could reasonably be expected to adversely affect the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing (or if at any time for any other reason Parent or Merger Sub reasonably believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing). As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter or Parent becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Debt Financing unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions (including market flex provisions) not materially less favorable to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.04, (y) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.04 and (z) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 5.04.

(c) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing (or any permitted replacement, amended, modified or alternative financing) with respect to the Company, its Subsidiaries and their respective real properties, including using its reasonable best efforts to (i) furnish Parent and Merger Sub and the Debt Financing Sources (x) within 40 days after the end of any fiscal quarter ending after the date of this Agreement that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in Statement on Auditing Standards No. 100, (y) within 60 days after the end of any fiscal year ending after the date of this Agreement, with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows and (z) all Company information, financial statements and financial data that is required in registration statements with respect to non-convertible debt securities on Form S-1 pursuant to Regulation S-X and Regulation S-K under the Securities Act (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) and that is also of a type and form customarily included in an offering memorandum with respect to a private placement pursuant to Rule 144A under the Securities Act for financings similar to the Debt Financing and subject to exceptions customary for such financings (provided that in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide (A) pro forma financial statements, pro forma adjustments (including regarding the Financing, any synergies or cost savings), projections or an as-adjusted capitalization table, (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the Financing, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) any information required by Regulation S-K Item 402, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A) (information required to be delivered pursuant to this clause (i) being referred to as the “Required Financial Information”), (ii) furnish Parent and Merger Sub and the Debt Financing Sources with such other pertinent financial and other information as Parent shall reasonably request in writing and that is reasonably available to the Company in order to consummate the Debt Financing, including all information relating to the Company and its Subsidiaries customary for use in information documents with respect to the placement, arrangement or syndication of loans of the type contemplated by the Debt Commitment Letter, and assist Parent in identifying that portion of any such information that contains material non-public information, (iii) participate in a reasonable and limited number of requested meetings (including customary one-on-one meetings that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Company’s senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iv) assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Debt Financing, (v) request its independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including any necessary “comfort letters”, on customary terms and consistent with their customary practice in connection with the Debt Financing), (vi) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, (vii) provide reasonably requested cooperation in connection with the repayment or defeasance of any existing indebtedness of the Company or any of its Subsidiaries as of the Effective Time and the release of related Liens, including cooperating in connection with and arranging customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date, (viii) provide reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing), including with respect to the review and delivery of guarantees and granting of mortgages, pledges and security interests, and use reasonable best efforts to obtain any consents associated therewith, (ix) take all corporate or other organizational actions, subject to the occurrence of the Closing, reasonably requested by Parent to authorize and permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Company or the Company’s subsidiaries immediately following the Closing, and to permit the proceeds thereof to be made available on the Closing Date, including obtaining such consents, approvals, authorizations and instruments which may be reasonably requested by Parent to permit the consummation of the Debt Financing, (x) execute customary authorization and management representation letters and customary representation letters with respect to bank information memoranda, (xi) as may be reasonably requested by Parent, following the obtainment of the Company Stockholder Approval, form new direct or indirect Subsidiaries pursuant to documentation reasonably satisfactory to Parent and the Company, (xii) to the extent reasonably requested by a Debt Financing Source, using commercially reasonable efforts to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to applicable real property agreements in form and substance reasonably satisfactory to such Debt Financing Source, (xiii) as may be reasonably requested by Parent, following the obtainment of the Company Stockholder Approval and provided such actions would not adversely affect the Tax status or attribute of the Company or its Subsidiaries or cause the Company to be subject to additional Taxes that are not indemnified by Parent under the last sentence of this Section 5.04(c), transfer or otherwise restructure its ownership of existing Subsidiaries, properties or other assets, and execute amended and restated limited liability company agreements, partnership agreements and other constituent documents for such Subsidiaries, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company (provided however, that any such transfers or restructuring of ownership shall only be required to be effective at Closing), (xiv) to the extent reasonably requested by a Debt Financing Source or by an insurance carrier in connection with procuring insurance, permit Parent and its Representatives to conduct appraisal and non-invasive environmental and engineering inspections and surveys of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of its Subsidiaries (provided, however, that (A) neither Parent nor its Representatives shall have the right to take or analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 5.06, and (C) the Company shall have a reasonable opportunity to have Representatives present at all times during any such inspection), (xv) assist with Parent’s preparation and provision of such property appraisal or valuation reports as Parent may reasonably request, (xvi) provide any customary title affidavits, (xvii) provide reasonably requested cooperation in connection with preparing amendments to any agreements relating to existing interest rate or currency hedges and (xviii) take any other reasonable actions that are necessary or advisable to permit the consummation of the Debt Financing; provided that nothing herein shall require such cooperation to the extent it would (1) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries or require the Company to pay or agree to any commitment or other similar fee or incur any other liability or make any other payment in connection with the Debt Financing (including with respect to the obtaining of consents or estoppels, grants of security interests or pledging of collateral) prior to the Closing, (2) cause the Company or any of its Subsidiaries to be an issuer or other obligor under the Financing prior to the Effective Time, (3) (x) contravene any applicable Law or conflict with or violate the Company Charter Documents or the organizational documents of any of the Company’s Subsidiaries, (y) result in a breach or violation of or constitute a default by the Company or any of its Subsidiaries thereof under, or give to others any right of termination, amendment, acceleration or cancellation of any Contract to which the Company or any of its Subsidiaries is bound or (z) require the Company or any of its Subsidiaries to disclose information subject to attorney-client, attorney work product or other legal privilege; provided, further, that the effectiveness of any documentation executed by the Company or its subsidiaries in connection with such Debt Financing (other than authorization letters) shall be subject to the consummation of the Closing. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company at the request set forth in this Section 5.04. During the period from the date of this Agreement until the Closing, the Company hereby consents to the use of its and its subsidiaries’ logos solely to the extent necessary or advisable in connection with the Debt Financing;

provided that Parent and Merger Sub shall ensure that such logos are used solely (I) in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and (II) in connection with a description of the Company or its business or the Transactions. Such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with the Financing prior to the Effective Time, in each case that is not reimbursed or indemnified by Parent. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.04, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.
(d) All nonpublic or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 5.04 shall be kept confidential in accordance with the Confidentiality Agreements. Notwithstanding anything to the contrary in the Confidentiality Agreements, the Company agrees that Parent and its Representatives may initiate contact with and pursue potential Debt Financing Sources in connection with the Transactions, in each case subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreements) set forth in the Confidentiality Agreements. For the avoidance of doubt, without the prior written consent of the Company, Parent and its Affiliates and its and their Representatives to the extent acting on behalf of Parent will not enter into with any such potential lenders, or any agent, broker, investment banker, financial advisor or other firm or Person, any exclusivity, lock-up or other agreement, arrangement or understanding, whether written or oral, that may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such potential lender or such Person to provide financing, financial advisory or other assistance to any other Person in respect of a Takeover Proposal (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).
(e) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.
SECTION 5.05.   Public Announcements.   Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement without the prior consent of the other party, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.05 shall not apply to (a) any press release or other public statement made by the Company or Parent which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company that has not been previously announced or made public in accordance with the terms of this Agreement, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions, or (c) with respect to Parent, any communications that are disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of Parent or any Affiliates of Parent, in each case who are subject to customary confidentiality restrictions, that are made in the ordinary course of business and do not specifically relate to the signing of this Agreement or the Transactions.
SECTION 5.06.   Access to Information; Confidentiality.   Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice and solely for the purpose of facilitating the consummation of the Transactions, the Company shall afford to Parent and Representatives of Parent and sources of Debt Financing reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, facilities, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any committee thereof regarding an Adverse Recommendation Change) and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent and Representatives of Parent such information concerning its respective business, personnel, assets, liabilities, facilities and properties as Parent may reasonably request; provided that Parent and its Representatives and Debt Financing Sources shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and shall in no case include any invasive testing or sampling activities without the Company’s prior written consent; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could (i) violate or prejudice the rights of its or any of its Subsidiaries’ customers, (ii) result in the disclosure of trade secrets or competitively sensitive information to third parties, (iii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iv) risk the loss of or waive the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action or (vi) expose the Company to risk of liability for disclosure of sensitive or personal information; provided that in each such case, the Company shall inform Parent as to the general nature of what is being withheld as a result thereof and use its reasonable best efforts to provide such information in a manner that does not result in any such issue described in clauses (i) through (vi). All requests for information made pursuant to this Section 5.06 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided (including information provided by the Company, its Subsidiaries or its or their respective Representatives pursuant to Section 5.04(c)) will be subject to the terms of (x) the letter agreement dated as of September 20, 2021, by and between the Company and Kohlberg Kravis Roberts & Co. L.P. and (y) the letter agreement dated as of October 26, 2021, by and between the Company and Global Infrastructure Management, LLC (collectively, the “Confidentiality Agreements”).
SECTION 5.07.   Indemnification and Insurance.
(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time, was a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer or representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee), provided that (1) none of Parent or the Surviving Corporation shall be liable for any settlement effected without their prior written consent (which may not be unreasonably withheld, delayed or conditioned), (2) except for counsel engaged for one or more Indemnitees on the date hereof, none of the Parent or the Surviving Corporation shall be obligated under this Section 5.07 to pay the fees and expenses of more than one legal counsel (selected by the plurality of the Indemnitees) for all Indemnitees in any jurisdiction with respect to any single Action (unless an Indemnitee reasonably concludes, based upon an opinion of counsel approved by Parent or the Surviving Corporation, which approval shall not be unreasonably withheld, delayed or conditioned, that such indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with defenses or counterclaims of one more other Indemnitees in such Action) and (3) the Surviving Corporation shall have no obligation hereunder to any Indemnitee unless the Surviving Corporation receives an undertaking by or on behalf of such Indemnitee to repay such legal or other expenses if it is ultimately determined under applicable Law that such Indemnitee is not entitled to be indemnified, and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise expressly required by Law, the charter and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers, whether by indemnification, advancement of expenses or exculpation, than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.07 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.07) as incurred to the fullest extent permitted under applicable Law.
(b) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise expressly consents in writing to such settlement, compromise or consent. Each of Parent and the Surviving Corporation shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for, and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to perform all of its obligations thereunder, during the six-year period commencing immediately after the Effective Time, a “tail” prepaid insurance policy or policies with respect to acts or omissions occurring at or prior to the Effective Time for the benefit of those individuals who were or are currently (and any additional individuals who prior to the Effective Time become) directors or officers of the Company covered by any of the Company’s directors’ and officers’ liability insurance policies on terms and conditions reasonably acceptable to Parent and providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries; provided that in no event shall the aggregate premiums payable for such “tail” policy or policies for its or their entire period exceed an amount equal to 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”); provided, further, if the amount of the aggregate premiums necessary to procure such insurance coverage exceeds the Maximum Amount, the Company shall be entitled to procure for such six-year period the most advantageous policies as can be reasonably obtained for the Maximum Amount.
(d) The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under applicable Law, the Company Charter Documents, by contract or otherwise. From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies and each Indemnitee’s heirs and representatives shall be third-party beneficiaries of this Section 5.07).
(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.07.
(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.
(g) Parent’s and the Surviving Corporation’s obligations under this Section 5.07 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the full and final resolution of such Claim.
SECTION 5.08.   Rule 16b-3.   Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 5.09.   Employee Matters.
(a) For a period of not less than one year following the Effective Time (or, if earlier, the termination date of the applicable Continuing Employee), Parent shall, and shall cause the Surviving Corporation to, provide (i) a base salary or wage rate, as applicable, and target short- and long-term incentive opportunities to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time (after giving effect to any provisions relating to a “change in control” or “change of control” (or a term of similar import)) and (iii) employee benefit plans and arrangements (other than base salary, wage rate, short- and long-term incentive opportunities, severance benefits, defined benefit pension, or post-termination or retiree health or welfare benefits) to each Continuing Employee that are substantially comparable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time; provided that, in lieu of providing equity or equity-related incentives, Parent may satisfy its obligations by providing the cash equivalent thereof. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employee covered by a CBA shall continue to be governed by the applicable CBA in accordance with its terms.
(b) Without limiting the generality of Section 5.09(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms all the Company Benefit Plans as in effect as of immediately prior to the Effective Time (subject to any rights to terminate, amend or modify such Company Benefit Plans and compensation arrangements and agreements in accordance with their terms, but after giving effect to any provision related to a “change in control” or “change of control” (or term of similar import)). Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control” or “change of control” (or a term of similar import) for purposes of the Company Benefit Plans.

(c) With respect to all employee benefit plans of Parent and its Subsidiaries, including the Surviving Corporation, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans, but excluding any plans providing for defined benefit pension or post-termination or retiree health or welfare benefits), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent or any of its Subsidiaries to the same extent and for the same purpose as such service was credited under the analogous Company Benefit Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(d) Without limiting the generality of Section 5.09(a), Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the plan year in which the Effective Time occurs.
(e) Subject to Section 5.09(e) of the Company Disclosure Letter, if the Effective Time occurs prior to the date on which the Company pays annual bonuses for the performance year in which the Closing occurs, then Parent or the Surviving Corporation shall pay a bonus to each Continuing Employee who is otherwise eligible to receive an annual bonus for the performance year in which the Closing occurs (the “Closing Year Bonus”); provided that the Closing Year Bonus payments shall be (i) based on the bonus plan and targets in effect as of immediately prior to the Effective Time, (ii) determined reasonably and in good faith by Parent or the Surviving Corporation in the ordinary course of business; and (iii) paid by Parent or the Surviving Corporation at the same time that such annual bonuses are typically paid in the ordinary course of business.
(f) Prior to making any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, which comments the Company shall consider in good faith.
(g) The provisions of this Section 5.09 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.09 is intended to, or shall, constitute the establishment or adoption of, or an amendment to, any employee benefit plan, program, agreement or arrangement, and, except as otherwise explicitly provided for in this Agreement, no current or former employee, director, natural person service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, have the right to enforce the provisions hereof or have any other rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever, under this Agreement or any rights or remedies under any Company Benefit Plan that such Person would not otherwise have under the terms of that Company Benefit Plan. Nothing in this Section 5.09 shall be construed to: (i) limit or prohibit the ability of Parent or its Affiliates (including, following the Effective Time, the Company and its Subsidiaries) from modifying, amending or terminating any benefit or compensation plan, program, policy, agreement or arrangement, (ii) require Parent or any of its Affiliates (including following the Effective Time, the Company and its Subsidiaries) to establish, modify, or amend any benefit or compensation plan, program, policy, agreement or arrangement, or (iii) limit or prohibit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Company and its Subsidiaries) from modifying or terminating the employment or engagement of any Person at any time for any reason or no reason at all.
SECTION 5.10.   Notification of Certain Matters; Stockholder Litigation.   Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions. Prior to the Effective Time, (i) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (x) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that any relevant conditions to Closing set forth in Article VI hereof would reasonably be expected to be incapable of being satisfied by the Outside Date or (y) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (ii) the Company shall give prompt notice to Parent if the Company becomes aware that any material IT System has suffered a material security breach that results in unauthorized access or restriction imposed by a third party to customer or Company data; provided, however, with respect to clauses (i) and (ii), no such notification (nor any good faith failure to provide such notification) will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and will not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The Company shall give Parent prompt notice of, and the opportunity to participate in, the defense and settlement of any stockholder litigation brought or, to the Knowledge of the Company, threatened in writing, against the Company or its directors relating to this Agreement or the Transactions, and shall keep Parent reasonably informed with respect to the status thereof and shall give consideration to Parent’s advice with respect to such litigation. The Company shall not settle any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that such consent shall not be required for settlements solely for money damages and the payment of attorneys’ fees in an aggregate amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries.
SECTION 5.11.   Parent and Merger Sub Expenditure; Parent Distributions.   From the date of this Agreement until the Effective Time, (a) Parent and Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses and (b) Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.
SECTION 5.12.   Parent Vote.
(a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of the Merger at any meeting of stockholders of the Company at which the Merger shall be submitted for approval and at all postponements or adjournments thereof.
(b) Simultaneously with the execution and delivery of this Agreement, Parent, in its capacity as the sole member of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DLLCA.
SECTION 5.13.   Reserved.
SECTION 5.14.   Stock Exchange De-listing.   Parent shall use its reasonable best efforts to cause the shares of Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time, and the Company will prior to the Effective Time reasonably cooperate with Parent with respect thereto.

SECTION 5.15.   Preparation of the Proxy Statement; Stockholders’ Meeting.
(a) As promptly as reasonably practicable after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form, after consultation with, and approval by, Parent (which shall not be unreasonably withheld, conditioned or delayed), and file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the earlier of (i) the resolution of any such comments or (ii) receiving notification that the SEC is not reviewing the preliminary Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.
(b) If at any time prior to the Company Stockholders’ Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers and directors, is discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, is necessary to be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder; provided that no such covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.
(c) Notwithstanding any Adverse Recommendation Change but subject to this Section 5.15 and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (including any postponement, adjournment or recess thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval (which shall include hiring a proxy solicitor). The Company shall keep Parent reasonably informed with respect to proxy soliciation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided that, in the case of clauses (i), (iii) or (iv), without the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholders’ Meeting (as so postponed or adjourned) be held on a date that is more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by applicable Law.
(d) Nothing in this Section 5.15 shall be deemed to prevent the Company or the Board of Directors of the Company or any committee thereof from taking any action they are permitted or required to take under applicable Law, subject to compliance with Section 5.02.
SECTION 5.16.   Pre-Closing Partnership Unit Redemption.   Prior to the Closing, the Company shall cause the Company Operating Partnership to redeem any and all outstanding Partnership Units (other than Partnership Units held by the Company, the Company General Partner or Company Holdings LLC) in accordance with the Company Operating Partnership Documents such that immediately prior to the Effective Time (but for any LTIP Units outstanding), the Company Operating Partnership is a direct or indirect wholly owned Subsidiary of the Company.
ARTICLE VI
Conditions to the Merger
SECTION 6.01.   Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) No Restraints.   No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) in the United States or any jurisdiction set forth in Section 6.01(a) of the Company Disclosure Letter (the “Applicable Jurisdictions”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;
(b) Governmental Consents.   The waiting period applicable to the consummation of the Merger under the HSR Act as well as any timing agreement entered into with the relevant Antitrust Authority in accordance with Section 5.03(c) shall have expired or otherwise terminated and the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained; and
(c) Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
SECTION 6.02.   Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties.   The representations and warranties of the Company (i) set forth in Section 3.06(b) shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date, (ii) set forth in Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.14, Section 3.19 and Section 3.20 shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) and clause (ii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by an executive officer of the Company to such effect;
(b) Compliance with Covenants.   The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by an executive officer of the Company to such effect; and
(c) REIT Opinion.   The Company shall have received an opinion from Cravath, Swaine & Moore LLP or other nationally recognized REIT counsel to the Company, dated as of the Closing Date in the form of Exhibit C, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries in a tax representation letter provided by the Company in connection with the issuance of such opinion in the form of Exhibit D, with such changes as are reasonably necessary in order to address any change in Law or change in circumstance, or any inaccuracy) that, commencing with the Company’s taxable year ended December 31, 2013 and until the Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT. Notwithstanding the foregoing, any material deviations from the forms in Exhibit C or Exhibit D must be approved by the Parent (not to be unreasonably withheld, conditioned or delayed).
SECTION 6.03.   Conditions to the Obligations of the Company.   The obligations of the Company to effect the Merger are further subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect; and
(b) Compliance with Covenants.   Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.
ARTICLE VII
Termination
SECTION 7.01.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):
(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:
(i) if the Effective Time and consummation of the Merger shall not have occurred on or prior to May 14, 2022 (as such date may be extended pursuant to the two immediately succeeding provisos or pursuant to Section 8.08, the “Outside Date”); provided that in the event that the Marketing Period has commenced, but the Effective Time has not yet occurred, then the Outside Date shall automatically be extended to the date that is five Business Days following the then-scheduled end date of the Marketing Period; provided, further, that if on the Outside Date any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to a Restraint in respect of any Antitrust Law or Foreign Investment Law of the United States or any Applicable Jurisdiction or any consent, approval or other clearance set forth in Section 6.01(b) of the Company Disclosure Letter) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to November 14, 2022 and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform or comply in any material respects with any of its obligations under this Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(ii) if any Restraint in the United States or any Applicable Jurisdiction having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement to prevent the entry of and to remove such Restraint; or
(iii) if the Company Stockholders’ Meeting (including adjournments or postponements thereof) at which the vote was taken on the approval of the Merger shall have concluded and the Company Stockholder Approval shall not have been obtained;
(c) by Parent:
(i) if the Company shall have breached any of its representations or warranties or failed to perform or comply with any of its obligations or agreements set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) 30 calendar days following receipt by the Company of written notice from Parent of such breach or failure to perform or comply and (y) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or
(ii) if (A) the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change, (B) the Board of Directors of the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten Business Days after the commencement of such tender offer or exchange offer, or (C) the Board of Directors of the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten Business Days after receipt of a written request by Parent to provide such reaffirmation in response to a Takeover Proposal that has been publicly announced (or if the Company Stockholders’ Meeting is scheduled to be held within ten Business Days of such request, promptly and in any event prior to the date on which the Company Stockholders’ Meeting is scheduled to be held).

(d) by the Company:
(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform or comply with any of its obligations or agreements set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) 30 calendar days following receipt by Parent of written notice from the Company of such breach or failure to perform or comply and (y) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, obligations or agreements hereunder;
(ii) prior to receipt of the Company Stockholder Approval, after complying with the procedures set forth in Section 5.02(d), in order to accept a Superior Proposal, which did not result, directly or indirectly, from a breach of Section 5.02, and enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal; provided that (A) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee in accordance with Section 7.03(a) and (B) the Company, substantially concurrently with such termination, enters into such Company Acquisition Agreement; or
(iii) if (A) all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 7.01(d)(iii) is received by Parent) and the Marketing Period has ended, (B) the Company has confirmed by written notice to Parent that (1) all conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date such notice is received by Parent or that it is willing to waive any unsatisfied conditions in Section 6.03), (2) the Merger is required to be consummated pursuant to Section 1.02, and (3) that the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three Business Days, and (C) Parent and Merger Sub fail to consummate the Merger within three Business Days after the later of (x) receipt by Parent of the notice referred to in clause (B) and (y) the date the Merger was required to be consummated pursuant to Section 1.02; provided that, notwithstanding anything in Section 7.01(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during such three Business Day period.
SECTION 7.02.   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than (x) Sections 7.02 and 7.03, Article VIII, the expense reimbursement and indemnification pursuant to the last sentence of Section 5.04(c) and (y) the Confidentiality Agreement and the Guarantees, each which shall survive termination of this Agreement and continue in full force and effect in accordance with their respective terms), and there shall be no liability on the part of the Debt Financing Sources, Parent, Merger Sub or the Company or any Company Related Party or Parent Related Party, except, subject to Sections 7.03(d), (e) and (f) (including the limitations on liability set forth therein), no such termination shall relieve any party to this Agreement (which, for the avoidance of doubt, shall not include Debt Financing Sources) from liability for damages to another party that occur prior to such termination for fraud or resulting from a knowing and intentional breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement, in which case the breaching party shall be liable to the other party for damages.
SECTION 7.03.    Termination Fee.
(a) In the event that:
(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i); provided that (A) at the time of termination the Company shall not have been entitled to terminate this Agreement pursuant to Section 7.01(d)(iii), (B) a bona fide Takeover Proposal (whether or not conditional) shall have been received by the Company or any Person shall have publicly announced, publicly disclosed or otherwise publicly communicated an intention to make a Takeover Proposal (and, in the case of a termination pursuant to Section 7.01(b)(iii), such Takeover Proposal intention shall have been made prior to the Company Stockholders’ Meeting and not publicly withdrawn at least three Business Days prior to the Company Stockholders’ Meeting) and (C) within 12 months after the date this Agreement is terminated, the Company enters into a definitive agreement providing for the consummation of any Takeover Proposal or consummates any Takeover Proposal, which in either case, need not be the same Takeover Proposal that was publicly announced, disclosed or communicated prior to termination hereof; provided that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or
(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii);
then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), concurrently with such termination, or (z) in the case of Section 7.03(a)(i), within two Business Days of the earlier of (1) the entry into a definitive agreement providing for the consummation of such Takeover Proposal referred to therein and (2) the consummation of such Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.
As used herein, “Company Termination Fee” shall mean a cash amount equal to $319,500,000.
(b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii) or (ii) by Parent pursuant to Section 7.01(b)(i) and, at the time of such termination under Section 7.01(b)(i), the Company could have terminated this Agreement pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii), then, Parent shall pay or cause to be paid to the Company a termination fee of $813,500,000 in cash (the “Parent Termination Fee”) by wire transfer of same-day funds simultaneously with such termination so long as the Company has provided Parent with wire instructions for such payment, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion or in addition to any other remedy or damage.
(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Each of the parties further acknowledge and agree that the payment of the Parent Termination Fee or the Company Termination Fee by the Parent or the Company, as applicable, pursuant to this Section 7.03 shall not constitute a penalty, but will be liquidated damages in a reasonable amount that will compensate the Company and Parent and Merger Sub, as applicable, in the circumstances in which such fee is payable, for any losses, liabilities, damages, costs, expenses or obligations, including the efforts and resources expended and opportunities foregone while negotiating this Agreement in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculation with precision. If the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a final and nonappealable judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d) Subject in all respects to the Company’s right prior to the valid termination of this Agreement to obtain specific performance and equitable relief rights in accordance with Section 8.08, and the reimbursement and indemnification obligations of Parent under Section 5.04(c) and Section 7.03(c), in the event this Agreement is validly terminated and the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.03(b), (i) payment of the Parent Termination Fee shall be the sole and exclusive monetary damages remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of the Company Related Parties against Parent, Merger Sub, the Guarantors or any of their respective Affiliates or any of its or their respective former, current or future general or limited partners, equityholders, the Debt Financing Sources, managers, members, directors, officers or representatives (collectively, the “Parent Related Parties”) for any and all losses, liabilities, damages, costs, expenses and obligations suffered or incurred as a result of the failure of the Transactions to be consummated or for any breach or failure to perform or comply with (in any case, whether willfully, intentionally, knowingly or otherwise) this Agreement, the Equity Funding Letters, the Guarantees, or the Debt Commitment Letter, the failure of the Transactions to be consummated or otherwise relating to or arising out of this Agreement, the Equity Funding Letters, the Guarantees, or the Debt Commitment Letter or the Transactions, (ii) upon payment of the Parent Termination Fee, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (or abandonment or termination thereof) or in respect of any theory of law or equity or in respect of any oral or other representation, warranty or promise alleged to have been made in connection herewith or therewith made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and (iii) upon payment of the Parent Termination Fee, no Company Related Party shall be entitled to bring or maintain any Action against any Parent Related Party for any and all losses, liabilities, damages, costs, expenses or obligations of any kind suffered as a result of the failure of the Transactions to be consummated or for any breach or failure to perform or comply with (in any case, whether willfully, intentionally, knowingly or otherwise) this Agreement, the Equity Funding Letters, the Guarantees, or the Debt Commitment Letter or otherwise relating to or arising out of this Agreement, the Equity Funding Letters, the Guarantees, or the Debt Commitment Letter or the Transactions.
(e) Subject in all respects to Parent’s right prior to the valid termination of this Agreement to obtain specific performance and equitable relief rights in accordance with Section 8.08, and the reimbursement obligations of the Company under Section 7.03(c), in the event this Agreement is validly terminated and the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), (i) payment of the Company Termination Fee shall be the sole and exclusive monetary damages remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any and all losses, liabilities, damages, costs, expenses and obligations suffered or incurred as a result of the failure of the Transactions to be consummated or for any breach or failure to perform or comply with (in any case, whether willfully, intentionally, knowingly or otherwise) this Agreement, the failure of the Transactions to be consummated or otherwise relating to or arising out of this Agreement or the Transactions, (ii) upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (or abandonment or termination thereof) or in respect of any theory of law or equity or in respect of any oral or other representation, warranty or promise alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and (iii) upon payment of the Company Termination Fee, no Parent Related Party shall be entitled to bring or maintain any Action against any Company Related Party for any and all losses, liabilities, damages, costs, expenses or obligations of any kind suffered as a result of the failure of the Transactions to be consummated or for any breach or failure to performance or copy with (in any case, whether willfully, intentionally, knowingly or otherwise) this Agreement or otherwise relating to or arising out of this Agreement or the Transactions; provided, and notwithstanding anything to the contrary, the foregoing shall not limit Parent’s rights with respect to any provision of this Agreement that expressly survives termination of this Agreement or in the case of fraud. While each of the Company and Parent may, prior to the valid termination of this Agreement, pursue both a grant of specific performance to the extent permitted under Section 8.08 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, if, as and when required under Section 7.03, under no circumstances shall the Company or Parent, directly or indirectly, be permitted or entitled to receive both (A) a grant of specific performance that results in a Closing (including, with respect to the Company, to cause the Equity Financing to be funded to fund the Merger (whether under this Agreement or the Equity Funding Letters) or other equitable relief to cause the Merger Consideration to be paid and the Closing to occur), on the one hand, and (B) any monetary damages whatsoever, including payment of the Parent Termination Fee or the Company Termination Fee, as applicable, on the other hand.
(f) Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees:
(i) that in connection with any loss suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform or comply (in any case, whether willfully, intentionally, knowingly or otherwise) hereunder or under any other document executed by any Parent Related Party, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with Section 7.03(b) (which Parent Termination Fee, in furtherance of Section 7.03(c), shall be liquidated damages for any and all losses, liabilities, damages, costs, expenses or obligations suffered or incurred by the Company or any Company Related Party in connection with this Agreement and the transactions contemplated hereby (and the abandonment or termination thereof), any other matter forming the basis for such termination or any breach (whether willful, intentional, knowingly or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any written or oral representations or warranty made or alleged to be made in connection herewith), the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of the Parent Related Parties, if any, shall be limited to an amount equal to (i) the Parent Termination Fee, plus (ii) any expenses payable by Parent under the last sentence of Section 7.03(c), plus (iii) Parent’s indemnification, payment and reimbursement obligations pursuant to last sentence of Section 5.04(c) (collectively, the “Liability Limitation”), and in no event shall Company or any Company Related Party seek or be entitled to recover from the Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes, any right to seek or recover, any damages in excess of the Liability Limitation (including consequential, indirect or punitive damages). In furtherance of the foregoing, in no event shall any Parent Related Party be required to pay any amount of monetary losses under this Agreement if the Company is entitled to or has received the Parent Termination Fee; and
(ii) the Company acknowledges and agrees, on behalf of itself and the Company Related Parties, that this Agreement may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by the Company against, Parent and Merger Sub, and no Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub or against the Guarantors under the Guarantees (in each case, upon and subject to the terms and conditions hereof and thereof), in no event shall the Company or any of the Company Related Parties, and the Company agrees not to and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages or the Parent Termination Fee from, any other Parent Related Party. None of the Parent Related Parties will have any liability to the Company, its Subsidiaries or any of the Company Related Parties relating to or arising out of the Merger or any of the other transactions contemplated by this Agreement; provided that nothing in this Section 7.03(f) shall limit Parent’s or Merger Sub’s respective express obligations under this Agreement and the Guarantors’ respective express obligations under the Guarantees (in each case, upon and subject to the terms and conditions hereof and thereof).

(g) Payment of Parent Termination Fee.
(i) In the event that Parent is obligated to pay the Parent Termination Fee pursuant to Section 7.03(b) (the “Parent Termination Fee Amount”), Parent shall pay to the Company from the applicable Parent Termination Fee Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Parent Termination Fee Amount and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Section 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (X) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.03(g)(ii)(B) or (Y) an opinion from the Company’s outside counsel as described in Section 7.03(g)(ii)(B), an amount equal to the Parent Termination Fee Amount less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee Amount with an escrow agent selected by the Company and on such terms (subject to Section 7.03(g)(ii)) as shall be mutually agreed upon by the Company, Parent and the escrow agent as reflected in an escrow agreement among such parties; provided that the payment or deposit into escrow shall be at the Company’s option. The payment or deposit into escrow of the Parent Termination Fee Amount pursuant to this Section 7.03(g)(i) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 7.03(d) by wire transfer of same-day funds.
(ii) The escrow agreement shall provide that the Parent Termination Fee Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (A) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (B) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee Amount to the Company. Parent agrees to amend this Section 7.03(g) at the reasonable request of the Company in order to (x) maximize the portion of the Parent Termination Fee Amount that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.03(g)(ii) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.03(g)(ii). Parent shall be deemed to have satisfied its obligations pursuant to this Section 7.03(g) so long as it deposits into escrow the Parent Termination Fee, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Parent Termination Fee. The portion of Parent Termination Fee Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during subsequent taxable years, subject to the foregoing limitations of this Section 7.03(g); provided, however, that any amount that has not been released from the escrow to the Company pursuant to the provisions of this Section 7.03(g) as of the fifth anniversary of the deposit into such escrow shall at that time be released to Parent, and Parent shall have no further obligations to the Company with respect thereto.

ARTICLE VIII
Miscellaneous
SECTION 8.01.   No Survival of Representations, Warranties and Covenants.   None of the representations, warranties, obligations and agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive beyond the Effective Time; provided, this Section 8.01 shall not limit any obligation or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
SECTION 8.02.   Amendment or Supplement.   Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after the Company Stockholder Approval, only by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the stockholders of the Company without such approval having first been obtained. Notwithstanding anything herein to the contrary, any amendment or modification to Section 7.02, Section 7.03(d), Section 7.03(e), Section 7.03(f), this Section 8.02, Section 8.06, Section 8.07(a), Section 8.07(c), Section 8.08, Section 8.09 and Section 8.16 (and the defined terms used in any of the foregoing provisions, to the extent that an amendment of such defined terms would modify the substance of the foregoing provisions) that is materially adverse to any Debt Financing Source shall not be made without the prior written consent of such Debt Financing Source.
SECTION 8.03.   Extension of Time, Waiver, Etc.   At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement which by applicable Law would require the further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
SECTION 8.04.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.
SECTION 8.05.   Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile, electronic mail, electronic signature or PDF), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
SECTION 8.06.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, together with the Exhibits attached hereto, the Company Disclosure Letter, together with the Financing Letters, the Confidentiality Agreement and the Guarantees, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Equity Awards and participants in the Company ESPP to receive such amounts to the extent provided for in Section 2.03 or Section 2.06, respectively; (iii) if the Effective Time occurs, the rights of the Indemnitees (and each Indemnitee’s heirs and representatives) set forth in Section 5.07 of this Agreement; (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d), Section 7.03(e), and Section 7.03(f) (v) the rights of the Debt Financing Sources set forth in Section 7.02, Section 7.03(d), Section 7.03(e), Section 7.03(f), Section 8.02, this Section 8.06, Section 8.07(a), Section 8.07(c), Section 8.08, Section 8.09 and Section 8.16; and (vi) the rights of the Company’s Subsidiaries and the respective Representatives of the Company and its Subsidiaries set forth in Section 5.04(c), which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to in clauses (i) through (vi) above.
SECTION 8.07.   Governing Law; Jurisdiction.
(a) This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the transactions contemplated hereby, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles. Notwithstanding the foregoing, each of the parties agrees that any interpretation of any commitment letters, including the Debt Commitment Letter, or fee letters related to any Debt Financing and all matters relating thereto (other than (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any “Company Representation” (as such term or equivalent term is defined in the Debt Commitment Letter) and whether as a result of any breach thereof Parent (or one of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under this Agreement pursuant to Section 7.01(c)(i) (or otherwise decline to consummate the Closing pursuant to Section 6.02(a) without any liability) and (C) the determination of whether the Closing has been consummated in accordance with the terms of this Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, which it is agreed shall be governed by, and construed in accordance with, the laws of the state of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof) shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City, Maryland declines to accept jurisdiction over any Action, any state court within the State of Maryland or the United States District Court for the District of Maryland, Northern Division). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City, Maryland declines to accept jurisdiction over any Action, any state court within the State of Maryland or the United States District Court for the District of Maryland, Northern Division), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(c) Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any Actions against the Debt Financing Sources arising out of or relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to any such Action.
SECTION 8.08.   Specific Enforcement.   The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement. Subject to the express terms of this Agreement, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall only be available in the event each of the following conditions has been satisfied: (A) the Marketing Period has ended, (B) all conditions in Sections 6.01 and 6.02 were satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) at the time when the Closing would have been required to occur pursuant to Section 1.02, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 5.04, such alternative financing) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (D) the Company has irrevocably confirmed in a written notice delivered to Parent that if specific performance is granted and the Equity Financing and Debt Financing (or, if alternative financing is being used in accordance with Section 5.04, such alternative financing) are funded, then the Company stands ready, willing and able to then consummate the transaction contemplated by this Agreement on such date and (E) for the avoidance of doubt, this Agreement has not been terminated. The parties hereto agree not to assert that a remedy of specific enforcement that is available pursuant to the terms of this Section 8.08 is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party hereto brings any Action, in each case, in accordance with this Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party or the Company brings any action seeking an injunction, specific performance or other equitable relief in connection with the Equity Funding Letters, the Outside Date shall automatically be extended by (x) for the period during which such Action is pending, plus twenty Business Days or (y) by such other time period established by the court presiding over such Action, as the case may be.
SECTION 8.09.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE DEBT COMMITMENT LETTER OR THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
SECTION 8.10.   Notices.   All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Parent or Merger Sub, to it at:
c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, NY 10001
Attention:
Waldemar Szlezak
Andrew Peisch

Email:
waldemar.szlezak@kkr.com
andrew.peisch@kkr.com

c/o Global Infrastructure Management, LLC
1345 Avenue of the Americas, 30th Floor
New York, NY 10105
Attention:
Legal Department
William Brilliant
Julie Ashworth

Email:
GIPLegal@global-infra.com
will.brilliant@global-infra.com
julie.ashworth@global-infra.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:
Andrew T. Calder, P.C.
John D. Pitts, P.C.

E-mail:
andrew.calder@kirkland.com
john.pitts@kirkland.com

1601 Elm Street
Dallas, Texas 75201
Attention: Melissa D. Kalka
E-mail: melissa.kalka@kirkland.com
and
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:
Matthew W. Abbott
Scott A. Barshay
Cullen L. Sinclair

E-mail:
mabbott@paulweiss.com
sbarshay@paulweiss.com
csinclair@paulweiss.com

If to the Company, to it at:
CyrusOne Inc.
2850 N. Harwood Street, Suite 2200
Dallas, TX 75201
Attention:
Robert M. Jackson
Luke J. Frutkin

Email:
rjackson@cyrusone.com
lfrutkin@cyrusone.com
generalcounsel@cyrusone.com

with copies (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:
William V. Fogg, Esq.
Erik R. Tavzel, Esq.
Andrew C. Elken, Esq.

Email:
wfogg@cravath.com
etavzel@cravath.com
aelken@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
SECTION 8.11.   Severability.   If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.11 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
SECTION 8.12.   Definitions.   (a)As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, and any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company or its Subsidiaries.
“Antitrust Authority” means any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems.
“Business Day” means a day except a Saturday, Sunday or other day on which the SEC, banks in the City of New York or the Department are authorized or required by Law to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, any administrative or other guidance published with respect thereto by any Governmental Authority or any other Law, executive order or executive memorandum intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health Economic Assistance, Liability and Schools Act and any other state, local or non-U.S. stimulus fund, relief program or Law enacted by a Governmental Authority in connection with or in response to COVID-19.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.
“Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is, or at any relevant time was, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Company Benefit Plan” means each plan, program, policy, agreement or other arrangement that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), other than any plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right, restricted stock unit, phantom equity or other equity or equity-based agreement, program, plan or arrangement, (iv) an individual employment, consulting, severance, retention, transaction, change in control, stay bonus or other similar agreement or (v) any other bonus, commission, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, or other compensation or benefit or fringe benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, other than any plan, program, policy, agreement or arrangement sponsored by a Governmental Authority.
“Company Charter Documents” means the Company’s charter and bylaws, each as amended to the date of this Agreement.
“Company General Partner” means CyrusOne GP, a Maryland statutory trust.
“Company Holdings LLC” means CyrusOne Holdings LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company.
“Company Operating Partnership” means CyrusOne LP, a Maryland limited partnership.
“Company Operating Partnership Documents” means the Company Operating Partnership’s limited partnership agreement and certificate of limited partnership, each as amended or amended and restated to the date of this Agreement.
“Company Real Property” means the Leased Real Property and Owned Real Property.
“Company Stock Plan” means the CyrusOne Restated 2012 Long Term Incentive Plan, as amended and restated on February 18, 2019.
“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company necessary in order to make the statements contained in such Required Financial Information, in light of the circumstances in which they were made, not misleading,

(ii) the Company’s independent auditors have not withdrawn any audit opinion on any of the audited financial statements contained in the Required Financial Information, (iii) the Company has not determined to undertake a restatement of any historical financial statements or other information contained in the Required Financial Information (it being understood the Required Financial Information shall be Compliant if such restatement is completed (at the time completed) or the Company has determined no such restatement shall be required) and (iv) the financial statements included in the Required Financial Information that is available to the Parent on the first day of the Marketing Period with respect to the Closing are, during each day of such period, the most recent consolidated financial statements of the Company on which the Company’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester, safety or similar Law, guideline or recommendation by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Credit Facility” means the Credit Agreement dated as of March 29, 2018, as amended, supplemented or otherwise modified from time to time prior to the date hereof (including the certain Amendment, dated as of March 31, 2020), among the Company Operating Partnership and the other borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Customer Contract” means the primary or base (i) license, lease, sublease or other Contract with any Person pursuant to which the Company or any of its Subsidiaries gives such Person a right to use or occupy space at any Company Real Property or (ii) master service agreement pursuant to which the Company or any of its Subsidiaries provides services to a Person related to such Person’s use or occupancy of space at any Company Real Property, in each case excluding purchase or service orders or other similar ancillary documents relating thereto.
“Data Center Property” means each Company Real Property at which a data center is operated.
“Debt Financing Sources” means the Persons who have committed to provide or arrange or otherwise entered into contracts with respect to the Debt Financing, including the parties to the Debt Commitment Letter, any joinder agreements, indentures, note purchase agreements, credit agreements or other definitive agreements entered pursuant thereto or relating thereto, and any arrangers, administrative agents or trustees part of the Debt Financing, together with their respective former, current and future Affiliates and Representatives involved in the Debt Financing and the respective successors and permitted assigns of any of the foregoing.
“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Ex-Im Laws” means all applicable Laws governing export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).
“Foreign Investment Law” means the Laws set forth in Section 8.12A of the Company Disclosure Letter.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, board, bureau, commission or authority or other legislative, policy, regulatory, executive, taxing or judicial governmental entity (in each case including any self-regulatory organization) or arbitral body (public or private), whether federal, state, local or municipal, domestic, foreign or multinational.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; any trademark, trademark registration, trademark application, service mark, trade name, business name or brand name; any copyright, copyright registration, design, design registration or database rights; any internet domain name; any trade secret, confidential know-how, or other confidential and proprietary information.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 8.12B of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Section 8.12B of the confidential disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.
“Leased Real Property” means any real property leased (including ground leased), subleased, licensed or occupied by the Company or its Subsidiaries as a lessee, sublessee or licensee.
“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature. A non-exclusive license of Intellectual Property shall not be deemed to be a Lien.
“LTIP Units” means the class of partnership units of the Company Operating Partnership designated as “LTIP Units” pursuant to the Company Operating Partnership Documents.
“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement throughout which and at the end of which (a) the Company shall have delivered the Required Financial Information to Parent in accordance with Section 5.04(c)(i) (it being understood that the Required Financial Information may be updated during such 15 consecutive Business Day period as a result of the delivery of the financial statements required by clauses (x) and (y) in Section 5.04(c)(i) and the delivery of any such updated financial statements shall not be deemed to result in the interruption of such 15 consecutive Business Day period or require the re-commencement of the Marketing Period), (b) such Required Financial Information is Compliant (it being understood and agreed that if the Required Financial Information is not Compliant at any time during the Marketing Period, the Marketing Period shall not be deemed to have commenced unless and until such Required Financial Information is Compliant) and (c) (i) the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI as applicable, to fail to be satisfied assuming the Closing were to be scheduled for any time during such Marketing Period and (ii) nothing has occurred and no condition exists that entitles Parent to terminate this Agreement pursuant to Section 7.01(c); provided that the Marketing Period shall end on any earlier date on which the Debt Financing is funded. If the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent reasonably believes the Company has not delivered).
“Material Adverse Effect” means any effect, change, circumstance, development, event or occurrence that, individually or in the aggregate has had or would be reasonably expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided that, no effect, change, circumstance, development, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a

Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit, financial, capital or commodity markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04 and condition to Closing as it relates to such representation or warranty), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, distributors, partners, employees or regulators, or any shareholder litigation arising from this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks, cyber-intrusions or other cybersecurity breaches, provided that the Company is not in breach of any representation or warranty contained in Section 3.13(e)), or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks, cyber-intrusions or other cybersecurity breaches, provided that the Company is not in breach of any representation or warranty contained in Section 3.13(e)), (4) public health conditions (including any illness, epidemic, pandemic or disease outbreak, including COVID-19), or any COVID-19 Measures or other restrictions to the extent relating to, or arising out of, any illness, epidemic, pandemic or disease outbreak or other public health condition or any worsening thereof, earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, or other force majeure events, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement (other than Section 5.01(a)) or with Parent’s prior written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is expressly prohibited by this Agreement; provided that the Company shall have made a written request to Parent to take such action and Parent shall have denied such request, (6) any change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of any securities of the Company or (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, circumstance, development, event or occurrence referred to in clause (A) or clause (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, circumstance, development, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably expected to be, a Material Adverse Effect).
“Material Company Space Leases” means the 20 largest Company Space Leases, based on the aggregate monthly contractual rent (defined as cash rent including customer reimbursements for metered power) as of June 30, 2021.
“Material Real Property Lease” means (i) each Real Property Lease to use or occupy any real property at which the Company or a Subsidiary of the Company operates a data center and (ii) each Real Property Lease set forth in Section 8.12C of the Company Disclosure Letter.
“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Financing.
“Parent Material Adverse Effect” means any effect, change, circumstance, development, event or occurrence that would prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms hereof.
“Partnership Units” means the common units of the Company Operating Partnership.

“Permitted Liens” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company and its Subsidiaries thereon, (iii) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not yet due and payable, (v) pledges or deposits by the Company or its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for Taxes the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, in each case incurred or made in the ordinary course of business, (vi) Liens discharged at or prior to the Effective Time, (vii) Liens arising under original purchase price conditional sales Contracts with respect to personal property and equipment leases with third parties entered into in the ordinary course of business, (viii) non-monetary Liens set forth in any title insurance policy issued to the Company or any of its Subsidiaries and provided to Parent prior to the date hereof, (ix) rights of tenants under Company Space Leases, as tenants only, (x) Liens, rights or obligations created by or resulting from the acts or omission of Parent or Merger Sub or any of their Affiliates and their respective Representatives and (xi) such other Liens or imperfections that do not materially detract from the value of or materially impair the existing use or operation or intended use of the asset or property affected by such Lien or imperfection.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority, or any group comprised of two or more of the foregoing.
“Prior Sale Agreement” means any purchase or sale Contract relating to any fee interest real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or any of its Subsidiaries since January 1, 2019.
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“Real Property Lease” means each lease (including ground leases), sublease, license, occupancy agreement or other similar agreement (whether written or oral) to use or occupy space in, at or about any real property, pursuant to which any of the Company or its Subsidiaries is a lessee, sublessee, licensee, authorized user or entity to which space or services are provided, and all amendments, modifications, extensions or supplements thereto or guaranties thereof.
“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions are fee amounts, pricing caps, “market flex” and other economic provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source.
“Registered Company Intellectual Property” means all patents, patent applications, registered copyrights, applications to register copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks and registered domain names that are owned by the Company or any of its Subsidiaries.
“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, its officers, directors, employees, equityholders, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Restricted Affiliate” means Global Infrastructure Partners IV-A/B, L.P, Global Infrastructure Partners IV-C Intermediate, L.P., Global Infrastructure Partners IV-C2 Intermediate, L.P., GIP IV Friends & Family Fund, L.P., KKR Global Infrastructure Investors IV (USD) SCSp, KKR Real Estate Partners Americas III AIV I L.P., KKR Core Holding Company LLC, KKR Core Investments Partnership SCSp and each of their respective controlled Affiliates (but not including, for the avoidance of doubt, any other Affiliate of such entities).
“Sanctioned Person” means (i) any Person listed on any Sanctions-related list of designated or blocked persons (including, but not limited to, the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control), (ii) a Governmental Authority of, or a Person resident in or organized under the laws of a Sanctioned Territory, or (iii) 50% or more owned, in the aggregate, or controlled by any of the foregoing.
“Sanctioned Territory” means any country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctions” means trade, economic and financial sanctions laws, regulations, embargoes and restrictive measures, in each case administered, enacted or enforced by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of Commerce’s Bureau of Industry and Security), (ii) the European Union and enforced by its member states, (iii) the United Nations or (iv) Her Majesty’s Treasury.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. For the avoidance of doubt, Company Operating Partnership, Company General Partner and Company Holdings LLC and each of their respective Subsidiaries constitute Subsidiaries of the Company and its Subsidiaries, as applicable.
“Tax” means any and all federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts and other similar charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority.
“Tax Protection Agreement” means any Contract to which the Company or any of its Subsidiaries is a party pursuant to which (i) any liability relating to Taxes to any holder of equity of a Subsidiary of the Company (including any holder of Partnership Units) may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement, (ii) in connection with the deferral of income Taxes of a holder of equity of a Subsidiary of the Company (including any holder of Partnership Units), the Company or any of its Subsidiaries have agreed to (A) maintain a minimum level of debt or continue a particular debt or allow such holder to guarantee any debt, (B) retain or not dispose of assets (I) for a period of time that has not since expired or (II) in some other manner, (C) make or refrain from making Tax elections, (D) use or refrain from using a specified method of taking into account book — tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (E) use or refrain from using a particular method of allocating one or more liabilities under Section 752 of the Code, (iii) limited partners of the Company Operating Partnership have guaranteed, indemnified or assumed debt of the Company Operating Partnership and/or (iv) any other Contract that would require the general partner of the Company Operating Partnership to consider separately the interests of any limited partners of the Company Operating Partnership.
“Tax Return” means any return, report, claim for refund, declaration of estimated Taxes or information statement, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority.

“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.
“U.S. Treasury Regulations” means the final, temporary and proposed U.S. Department of the Treasury regulations promulgated under the Code.
The following terms are defined on the page of this Agreement set forth after such term below:
Term	Section
Acceptable Confidentiality Agreement	Section 5.02(f)
Action	Section 3.07
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Announcement	Section 5.05
Antitrust Laws	Section 5.03(a)
Applicable Jurisdictions	Section 6.01(a)
Articles of Merger	Section 1.03
Balance Sheet Date	Section 3.05(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Share	Section 2.01(c)
Capital Expenditure Budget	Section 3.15(h)
Capitalization Date	Section 3.02(a)
CBA	Section 3.11(a)
Certificate	Section 2.01(c)
Claim	Section 5.07(b)
Closing	Section 1.02
Closing Date	Section 1.02
Closing Year Bonus	Section 5.09(e)
Code	Section 2.02(g)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Section 2.01
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.05
Company ESPP	Section 2.06
Company Financial Statements	Section 3.05(b)
Company Insurance Policies	Section 3.17
Company Preferred Stock	Section 3.02(a)
Company PSU	Section 2.03(d)
Company Related Parties	Section 7.03(e)
Company Restricted Share	Section 2.03(b)
Company RSU	Section 2.03(c)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(c)

Term	Section
Company Space Leases	Section 3.15(g)
Company Stock Option	Section 2.03(a)
Company Stockholder Approval	Section 3.03(c)
Company Stockholders’ Meeting	Section 5.15(c)
Company Termination Fee	Section 7.03(a)
Confidentiality Agreements	Section 5.06
Continuing Employee	Section 5.09(a)
Contract	Section 3.03(d)
Debt Commitment Letter	Section 4.05
Debt Financing	Section 4.05
Department	Section 1.03
Development Property	Section 3.15(d)
DLLCA	Recitals
DOJ	Section 5.03(c)
DPA	Section 4.15
DSOS	Section 1.03
Effective Time	Section 1.03
Environmental Laws	Section 3.12
Equity Financing	Section 4.05
Equity Funding Letters	Section 4.05
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Article III
Financing	Section 4.05
Financing Letters	Section 4.05
FTC	Section 5.03(c)
Guarantee	Section 4.06
Guarantor	Recitals
Indebtedness	Section 5.01(b)(ii)
Indemnitee	Section 5.07(a)
Indemnitees	Section 5.07(a)
Intervening Event	Section 5.02(i)
IT Systems	Section 3.13(e)
Joint Venture Entities	Section 3.02(e)
Judgment	Section 3.07
Laws	Section 3.08(a)
Liability Limitation	Section 7.03(f)(i)
Material Contract	Section 3.16(a)
Maximum Amount	Section 5.07(c)
Merger	Recitals
Merger Certificate	Section 1.03
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble

Term	Section
MGCL	Recitals
NASDAQ	Section 3.04
Operating Budget	Section 3.15(h)
Other Regulatory Approvals	Section 3.04
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.15(a)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Related Parties	Section 7.03(d)
Parent Termination Fee	Section 7.03(b)
Parent Termination Fee Amount	Section 7.03(g)(i)
Paying Agent	Section 2.02(a)
Permits	Section 3.08(a)
Pre-Stabilized Property	Section 3.15(c)
Proxy Statement	Section 3.04
Qualifying Income	Section 7.03(g)(i)
Rent Rolls	Section 3.15(g)
Required Financial Information	Section 5.04(c)
Restraints	Section 6.01(a)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.04
Securities Act	Section 3.02(d)
Solvent	Section 4.07
Superior Proposal	Section 5.02(h)
Surviving Corporation	Section 1.01
Takeover Law	Section 3.14(b)
Takeover Proposal	Section 5.02(g)
SECTION 8.13.   Fees and Expenses.   Whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
SECTION 8.14.   Performance Guaranty.   Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
SECTION 8.15.   Interpretation.
(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent”, “delivered to Parent” and words of similar import refer to documents (A) posted to the “Project Cavalry” data room hosted by Datasite by or on behalf of the Company at least 24 hours prior to the execution of this Agreement or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives at least 24 hours prior to the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall include the rules and regulations promulgated thereunder, in each case as amended, modified or supplemented, including by succession of comparable successor statutes and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. Except as otherwise specifically provided herein, all references in this Agreement to any Contract (including this Agreement) mean such Contract as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof as of the date hereof. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
SECTION 8.16.   Non-Recourse; Release.   Notwithstanding anything to the contrary contained herein, each Company Related Party and Parent Related Party (other than Parent, Merger Sub and their respective Affiliates in respect of rights, claims, or causes pursuant to the Debt Commitment Letter) waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter and the Debt Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any Action against any Debt Financing Source in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such Action asserted against a Debt Financing Source to the extent asserted against a Debt Financing Source by the Company Related Parties acting in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have liability for any claims or damages to any Company Related Party or Parent Related Party (other than the Parent, Merger Sub and their respective Affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter) in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
CAVALRY PARENT L.P.,
a Delaware limited partnership
By:   Cavalry Parent GP LLC
Its:   General Partner
by
/s/ Waldemar Szlezak

Name:
Waldemar Szlezak

Title:
President

CAVALRY MERGER SUB LLC,
a Delaware limited liability company
by
/s/ Waldemar Szlezak

Name:
Waldemar Szlezak

Title:
President

CYRUSONE INC.,
by
/s/ David H. Ferdman

Name:
David H. Ferdman

Title:
Interim President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B
November 14, 2021
Board of Directors
CyrusOne Inc.
2850 N. Harwood Street, Suite 2200
Dallas, TX 75201
Members of the Board:
We understand that CyrusOne Inc., a Maryland corporation (the “Company”), Cavalry Parent L.P., a Delaware limited partnership (the “Parent”), and Cavalry Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent (the “Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 14, 2021 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”). Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than shares of the Company Common Stock to be canceled in accordance with Section 2.01(b) of the Merger Agreement) will be converted into the right to receive an amount in cash equal to $90.50 per share (the “Merger Consideration”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Stock.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)
Reviewed certain internal financial statements and other business, financial and operating data concerning the Company prepared by the management of the Company;

3)
Reviewed certain financial projections prepared by the management of the Company;

4)
Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)
Reviewed the reported prices and trading activity for the Company Common Stock;

6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company and their securities;

7)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)
Participated in certain discussions among representatives of the Company and the Parent and certain parties and their financial and legal advisors;

9)
Reviewed (i) the Merger Agreement and (ii) the draft commitment letters from Barclays Bank PLC, Goldman Sachs Bank USA, Wells Fargo Bank, N.A. and Citigroup Global Markets Inc. substantially in the form of the drafts dated November 14, 2021 and the draft commitment letters from funds associated with KKR & Co. Inc. (“KKR”) and Global Infrastructure Management LLC (“GIP”), substantially in the form of the drafts dated November 14, 2021 (collectively, the “Commitment Letters”) and certain related documents; and

10)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Parent will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby (other than the Merger Consideration to the extent expressly specified herein) or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith, including, without limitation, any terms, aspects or implications of any related transactions. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any other alternative business transaction or other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have been advised by the Company that the Company has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed that the Merger will not adversely affect such status or operations of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley will receive a fee upon the rendering of this financial opinion. In the two years prior to the date hereof, we and our affiliates have provided financing services for the Company and financial advisory and financing services for the Parent and its affiliates, including affiliates of KKR and GIP, and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Company, the Parent, and their respective affiliates, including affiliates of KKR and GIP in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, KKR, GIP, any of their respective affiliates or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, Morgan Stanley expresses no opinion or recommendation as to how any stockholder of the Company should vote at the shareholders meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.
Very truly yours,
MORGAN STANLEY & CO. LLC
By:
/s/ James Collins

Name:
James Collins

Title:
Managing Director

000004ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6Your vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card.OnlineGo to www.envisionreports.com/CONE-SM or scan the QR code — login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money!Sign up for electronic delivery at www.envisionreports.com/CONE-SMUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card1234 5678 9012 345q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qProposals — The Board recommends a vote FOR Proposal 1, Proposal 2 and Proposal 3.1.To approve the merger (the “merger”) of Cavalry Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), with and into CyrusOne Inc., a Maryland corporation (the “Company”), with the Company surviving the merger, in accordance with the terms of the Agreement and Plan of Merger, dated as of November 14, 2021 (the “merger agreement”), by and among Cavalry Parent L.P., a Delaware limited partnership (“Parent”), Merger Sub and the Company, the merger agreement and the other transactions contemplated by the merger agreement. ForAgainst Abstain 2.To approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger. ForAgainst Abstain 3.To approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve Proposal 1. ForAgainst Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. C 1234567890J N T1 U P X5 2 2 6 9 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03JTNI

The Special Meeting of Stockholders of CyrusOne Inc. will be held on February 1, 2022 at 9:30 AM Central Time (10:30 AM Eastern Time), virtually via the internet at https://meetnow.global/MTUZUCT.To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.Important notice regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders. The Notice of Special Meeting and Proxy Statement are available at www.envisionreports.com/CONE-SM Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CONE-SM IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy Card — CyrusOne Inc.Notice of Special Meeting of StockholdersProxy Solicited by Board of Directors for Special Meeting – February 1, 2022Katherine Motlagh and Robert M. Jackson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, as proxies with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of CyrusOne Inc. to be held on February 1, 2022 at 9:30 AM Central Time (10:30 AM Eastern Time), or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying proxy statement, the terms of which are incorporated by reference, and revokes any proxy previously given with respect to such meeting.Shares represented by this proxy will be voted as directed by the stockholder. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” Proposals 1, 2, and 3. (Items to be voted appear on reverse side.)